    FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1994

                                                  REGISTRATION NO. 33-52769
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                              UJB FINANCIAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        NEW JERSEY                   6711                    22-1903313
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
       JURISDICTION               INDUSTRIAL            IDENTIFICATION NO.)
   OF INCORPORATION OR       CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                              301 CARNEGIE CENTER
                                 P.O. BOX 2066
                        PRINCETON, NEW JERSEY 08543-2066
                                 (609) 987-3200
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                           RICHARD F. OBER, JR., ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       301 CARNEGIE CENTER, P.O. BOX 2066
                        PRINCETON, NEW JERSEY 08543-2066
                                 (609) 987-3430
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
         RONALD F. DAITZ, ESQ.                    JOHN J. GORMAN, ESQ.
         WEIL, GOTSHAL & MANGES           LUSE LEHMAN GORMAN POMERENK & SCHICK
            767 FIFTH AVENUE             1300 I STREET, N.W. -- SUITE 220 EAST
        NEW YORK, NEW YORK 10153                 WASHINGTON, D.C. 20005

                               ----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and upon consummation of the merger of VSB Bancorp, Inc. with and into the Registrant as described herein.

                               ----------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              UJB FINANCIAL CORP.

                             CROSS-REFERENCE SHEET
                                      FOR
               REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS

 ITEM
NUMBER                     CAPTION                              CAPTION IN PROSPECTUS
- ------                     -------                              ---------------------

                       A. INFORMATION ABOUT THE TRANSACTION

 1.     Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus....  Facing Page of Registration Statement;
                                                     Cross Reference Sheet; Outside Front
                                                     Cover Page of Prospectus

 2.     Inside Front and Outside Back Cover Pages
         of Prospectus.............................  Incorporation of Certain Documents by
                                                     Reference; Available Information; Table
                                                     of Contents

 3.     Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information.............  Summary; Introduction; Selected
                                                     Financial Data; Pro Forma Financial
                                                     Information

 4.     Terms of the Transaction...................  Summary; Introduction; The Merger; The
                                                     Merger Agreement; Description of UJB
                                                     Capital Stock; Description of VSB
                                                     Capital Stock

 5.     Pro Forma Financial Information............  Selected Financial Data; Pro Forma
                                                     Financial Information

 6.     Material Contracts with the Company Being
         Acquired..................................  The Merger; The Merger Agreement

 7.     Additional Information Required for
         Reoffering by Persons and Parties Deemed
         to be Underwriters........................  Not Applicable

 8.     Interests of Named Experts and Counsel.....  Legal Matters

 9.     Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities...............................  Not Applicable

                      B. INFORMATION ABOUT THE REGISTRANT

10.     Information with Respect to S-3              Incorporation of Certain Documents by
         Registrants...............................  Reference; UJB Financial Corp.;
                                                     Description of UJB Capital Stock

11.     Incorporation of Certain Information by
         Reference.................................  Incorporation of Certain Documents by
                                                     Reference

12.     Information with Respect to S-2 or S-3
         Registrants...............................  Not Applicable

13.     Incorporation of Certain Information by
         Reference.................................  Not Applicable

14.     Information with Respect to Registrants
         Other Than S-2 or S-3 Registrants.........  Not Applicable

                C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 ITEM
NUMBER                CAPTION                             CAPTION IN PROSPECTUS
- ------                -------                             ---------------------

15.  Information with Respect to S-3 Companies..  Not Applicable

16.  Information with Respect to S-2 or S-3
      Companies.................................  Incorporation of Certain Documents by
                                                  Reference; VSB Bancorp, Inc.;
                                                  Description of VSB Capital Stock

17.  Information with Respect to Companies Other
      Than S-2 or S-3 Companies.................  Not Applicable

                      D. VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or
      Authorizations are to be Solicited .......  Incorporation of Certain Documents by
                                                  Reference; Summary; Introduction; VSB
                                                  Annual Meeting; The Merger; UJB
                                                  Financial Corp.; VSB Bancorp, Inc.;
                                                  Proposal II--Election of Directors

19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited or
      in an Exchange Offer......................  Not Applicable

                 [LOGO OF VALLEY SAVINGS BANK APPEARS HERE]



                                                                  March   , 1994

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of VSB Bancorp, Inc., the holding company for Valley Savings Bank, to be held at the Ramada Inn, 100 Chestnut Ridge Road, Montvale, New Jersey, on May 12, 1994, at 10:00 a.m., and at any adjournments thereof.

  At the Annual Meeting, stockholders will be asked to elect three directors and to approve the Agreement and Plan of Merger dated December 16, 1993, as amended, between VSB Bancorp and UJB Financial Corp., which provides for the merger of VSB Bancorp with and into UJB Financial and the conversion of each outstanding share of common stock of VSB Bancorp into shares of common stock of UJB Financial, based on an exchange ratio to be determined in accordance with the Agreement and Plan of Merger, all as more fully described in the accompanying Proxy Statement-Prospectus. Consummation of the merger is subject to certain conditions, including the approval of the Agreement and Plan of Merger by shareholders at this Annual Meeting. We urge you to read the Proxy Statement-Prospectus carefully.

  Also enclosed is our 1993 Annual Report to Stockholders and our Quarterly Report on Form 10-Q for the quarter ended December 31, 1993, both of which contain financial statements and other information relating to VSB Bancorp and Valley Savings Bank.

  YOUR VOTE IS IMPORTANT. The Proxy is your opportunity as a stockholder to vote on corporate matters. Please separate the Proxy Card from the other enclosed material and follow the instructions for its completion. You are urged to sign, date and mail the enclosed Proxy Card promptly in the postage-paid envelope provided. If you attend the Annual Meeting, you may vote in person even if you have already mailed in your Proxy Card.

  On behalf of the Board of Directors, officers and employees of VSB Bancorp and Valley Savings Bank, I thank you for your continued support and interest in our Company.

                                       Sincerely yours,

                                       /s/ Allen S. Greene

                                       Allen S. Greene
                                       Chairman of the Board
                                       Chief Executive Officer and President

                               VSB BANCORP, INC.
                              15 VER VALEN STREET
                           CLOSTER, NEW JERSEY 07624
                                 (201) 768-4600

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 1994

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VSB Bancorp, Inc. will be held at the Ramada Inn, 100 Chestnut Ridge Road, Montvale, New Jersey, on Thursday, May 12, 1994, at 10:00 a.m.

  A Proxy Statement and Proxy Card for this Annual Meeting are enclosed herewith. The Annual Meeting is for the purpose of considering and voting upon the following matters:

    1. A proposal to approve the Agreement and Plan of Merger dated December 16, 1993, as amended, between VSB Bancorp, Inc. and UJB Financial Corp., which provides for the merger of VSB Bancorp, Inc. with and into UJB Financial Corp. and for the conversion of outstanding shares of the common stock, par value $.01 per share, of VSB Bancorp, Inc. into shares of the common stock, par value $1.20 per share, of UJB Financial Corp. (subject to certain anti-dilution adjustments) based on an exchange ratio to be determined subsequent to the date of the Annual Meeting, as more fully described in the accompanying Proxy Statement-Prospectus.

    2. The election of three directors to serve for a term of three years or until consummation of the merger provided for in the Agreement and Plan of Merger, as amended, between VSB Bancorp, Inc. and UJB Financial Corp.

    3. Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

  Pursuant to the Bylaws of VSB Bancorp, Inc., the Board of Directors has fixed March 25, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only record holders of the Common Stock of VSB Bancorp, Inc. as of the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at 15 Ver Valen Street, Closter, New Jersey for a period of ten days prior to the Annual Meeting.

  EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ William J. Durkin
                                          -----------------------------------
                                          William J. Durkin
                                          Secretary

Closter, New Jersey March  , 1994

THE BOARD OF DIRECTORS OF VSB BANCORP, INC. RECOMMENDS THAT ITS STOCKHOLDERS VOTE TO APPROVE THE AGREEMENT AND PLAN OF MERGER BETWEEN VSB BANCORP, INC. AND UJB FINANCIAL CORP. AND TO ELECT THE THREE DIRECTOR NOMINEES NAMED HEREIN.

               [LOGO OF                               [LOGO OF
          VSB BANCORP, INC.                     UJB FINANCIAL CORP.
            APPEARS HERE]                          APPEARS HERE]

           PROXY STATEMENT                           PROSPECTUS

          VSB BANCORP, INC.                     UJB FINANCIAL CORP.
         15 VER VALEN STREET                    301 CARNEGIE CENTER
      CLOSTER, NEW JERSEY 07624           PRINCETON, NEW JERSEY 08543-2066
            (201) 768-4600                         (609) 987-3200

                              3,530,041 SHARES OF
                    COMMON STOCK (PAR VALUE $1.20 PER SHARE)

  This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $.01 per share, of VSB Bancorp, Inc., a Delaware corporation and registered bank holding company ("VSB"), in connection with the solicitation of proxies by the Board of Directors of VSB (the "VSB Board") for use at the annual meeting of VSB's stockholders to be held at the Ramada Inn, 100 Chestnut Ridge Road, Montvale, New Jersey, on May 12, 1994, at 10:00 a.m., and at any adjournments or postponements thereof (the "VSB Annual Meeting" or the "Annual Meeting").

  This Proxy Statement-Prospectus relates to up to 3,530,041 shares of common stock, par value $1.20 per share ("UJB Stock"), of UJB Financial Corp., a New Jersey corporation and registered bank holding company ("UJB"), to be issued upon the merger (the "Merger") of VSB with and into UJB, pursuant to an Agreement and Plan of Merger dated December 16, 1993, as amended by an Amendment dated March 17, 1994 (the "Merger Agreement"). In the Merger, each outstanding share of VSB's common stock, par value $.01 per share ("VSB Stock"), will be converted into shares of UJB Stock (subject to certain anti-dilution adjustments) based on an exchange ratio to be determined subsequent to the date of the VSB Annual Meeting (the "Exchange Ratio"). The Exchange Ratio will be fixed based on the "Average Price" of UJB Stock over a period ending on the "Determination Date" (as both terms are defined herein). The Exchange Ratio will not be lower than .7727 and will not be higher than .9444 except in certain circumstances more fully described herein. See "THE MERGER AGREEMENT-- Determination of Exchange Ratio" for further discussion of the Exchange Ratio.

  This Proxy Statement-Prospectus constitutes (1) the Proxy Statement of VSB relating to the solicitation of proxies by the VSB Board for use at the VSB Annual Meeting to be held for the purpose of considering and voting upon (a) a proposal to approve the Merger Agreement and the transactions contemplated thereby and (b) the election of three directors to serve for a term of three years or until the Effective Time (as defined herein) of the Merger, and (2) the Prospectus of UJB with respect to the UJB Stock to be issued in the Merger. Consummation of the Merger is subject to various conditions, including the approvals of the stockholders of VSB, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Commissioner of Banking of the State of New Jersey (the "New Jersey Commissioner of Banking").

  All information contained in this Proxy Statement-Prospectus with respect to UJB has been supplied by UJB, and all information with respect to VSB has been supplied by VSB.

  The Proxy Statement-Prospectus is first being mailed to VSB stockholders on
or about March   , 1994.

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                               ----------------

        The date of this Proxy Statement-Prospectus is March    , 1994.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................
AVAILABLE INFORMATION......................................................
SUMMARY....................................................................
  The Companies............................................................
  VSB Annual Meeting.......................................................
  Federal Income Tax Consequences..........................................
  Regulatory Approvals.....................................................
  Conditions of the Merger.................................................
  Stock Option Agreement...................................................
  Exchange of Certificates.................................................
  The Merger...............................................................
  Market Prices and Dividends..............................................
  Summary of Comparative Financial Information.............................
INTRODUCTION...............................................................
VSB ANNUAL MEETING.........................................................
  Record Date; Vote Required...............................................
  Holders of VSB Voting Securities.........................................
  Proxies; Revocation; Solicitation........................................
SELECTED FINANCIAL DATA....................................................
  Selected Financial Data..................................................
PRO FORMA FINANCIAL INFORMATION............................................
  Pro Forma Combined Condensed Balance Sheet...............................
  Pro Forma Combined Condensed Statements of Income........................
MARKET PRICE AND DIVIDEND MATTERS..........................................
  Market Price and Dividend History........................................
  Coordination of Dividends and Limitations Under Merger Agreement.........
  Dividend Limitations.....................................................
PROPOSAL I--APPROVAL OF THE MERGER AGREEMENT...............................
THE MERGER.................................................................
  Recommendation of VSB Board of Directors and Reasons for the Merger......
  Background...............................................................
  Opinion of VSB's Financial Advisor.......................................
  Charter and By-Laws of Surviving Corporation.............................
  Board of Directors and Officers of Surviving Corporation.................
  No Dissenters' Rights....................................................
  New York Stock Exchange Listing..........................................
  Accounting Treatment.....................................................
  Certain Federal Income Tax Consequences..................................
  Differences in Stockholders' Rights......................................
THE MERGER AGREEMENT.......................................................
  Effective Time...........................................................
  Closing of the Merger....................................................
  Determination of Exchange Ratio..........................................
  Conversion and Exchange of VSB Stock.....................................
  VSB Stock Option Plans...................................................
  Interest of Certain Persons in the Merger................................
  Covenants................................................................
  Regulatory Approvals.....................................................
  Conditions to the Merger; Termination....................................
  Expenses.................................................................
  Issuance of Stock Option.................................................

                                      (i)

                                                                         PAGE
                                                                         ----
UJB FINANCIAL CORP...................................................
  Description of Business............................................
  Recent Developments................................................
DESCRIPTION OF UJB CAPITAL STOCK.....................................
  Common Stock.......................................................
  Series B Preferred Stock...........................................
  Shareholder Rights Plan............................................
VSB BANCORP, INC.....................................................
  Description of Business............................................
DESCRIPTION OF VSB CAPITAL STOCK.....................................
  Common Stock.......................................................
  Preferred Stock....................................................
PROPOSAL II--ELECTION OF DIRECTORS...................................
  Certain Information Regarding the Directors........................
  Board of Directors Meetings and Committees.........................
  Directors Compensation.............................................
  Transactions with Certain Related Persons..........................
  Executive Compensation.............................................
  Compensation Committee Report......................................
  Performance Graph..................................................
INDEPENDENT AUDITORS.................................................
STOCKHOLDER PROPOSALS................................................
ADVANCE NOTICE OF CERTAIN MATTERS TO BE CONDUCTED AT
 AN ANNUAL MEETING...................................................
LEGAL MATTERS........................................................
EXPERTS..............................................................
OTHER MATTERS........................................................
AGREEMENT AND PLAN OF MERGER (without exhibits) and
 AMENDMENT DATED MARCH 17, 1994...................................... Appendix A
OPINION OF RYAN, BECK & CO., INC. ................................... Appendix B

                                      (ii)

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There are hereby incorporated by reference into this Proxy Statement-Prospectus and made a part hereof the following documents filed with the Securities and Exchange Commission (the "Commission"): (1) the Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed by UJB, (2) the Annual Report on Form 10-K for the fiscal year ended September 30, 1993 as amended by Form 10-K/A filed January 31, 1994, the Quarterly Report on Form 10-Q for the quarter ended December 31, 1993 and the Current Report on Form 8-K dated December 16, 1993 filed by VSB and (3) the description of the UJB Stock contained in UJB's Registration Statement on Form 10 filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), dated August 31, 1970, including all amendments thereto and reports filed under the Exchange Act for the purpose of updating such description. All documents filed by UJB and VSB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the date of the VSB Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement-Prospectus and to be a part hereof from the respective dates of filing of such documents.

  This Proxy Statement-Prospectus is accompanied by VSB's 1993 Annual Report to Stockholders and VSB's Quarterly Report on Form 10-Q for the quarter ended December 31, 1993.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated or deemed incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. UJB AND VSB EACH HEREBY UNDERTAKES, WITH RESPECT TO THE DOCUMENTS LISTED ABOVE FILED BY IT WITH THE SEC, TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT-PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS AND DEEMED TO BE PART HEREOF, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS. REQUESTS FOR DOCUMENTS FILED BY UJB SHOULD BE DIRECTED TO RICHARD F. OBER, JR., SECRETARY, UJB FINANCIAL CORP., 301 CARNEGIE CENTER, P.O. BOX 2066, PRINCETON, NEW JERSEY 08543-2066 (TELEPHONE (609) 987-3442). REQUESTS FOR DOCUMENTS FILED BY VSB SHOULD BE DIRECTED TO MARY CONIGLIO, VSB BANCORP, INC., 15 VER VALEN STREET, CLOSTER, NEW JERSEY 07624 (TELEPHONE (201) 768-4600, EXTENSION 256). IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS PRIOR TO THE VSB ANNUAL MEETING,
ANY REQUEST SHOULD BE MADE BY APRIL    , 1994.

                             AVAILABLE INFORMATION

  Each of UJB and VSB is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission relating to its businesses, financial statements and other matters. The Registration Statement discussed below and the exhibits thereto as well as such reports, proxy statements and other information filed by UJB and VSB may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the
Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,

Washington, D.C. 20549, at prescribed rates. UJB Stock is listed on the New York Stock Exchange ("NYSE") and reports, proxy statements and other information concerning UJB are available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. VSB Stock is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and reports, proxy statements and other information concerning VSB are available for inspection at the offices of the National Association of Securities Dealers, Inc. ("NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

  UJB has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), in respect of the UJB Stock to be issued in the Merger (the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits filed as a part thereof or incorporated by reference therein.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT-PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UJB OR VSB OR IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                                    SUMMARY

  The following constitutes a brief summary, for the convenience of the stockholders of VSB, of the information contained in this Proxy Statement-Prospectus, relating principally to the proposal to approve the Merger Agreement, including Appendices A and B hereto. The summary is necessarily selective and is qualified in its entirety by the more extensive discussion contained elsewhere in this Proxy Statement-Prospectus and the documents incorporated by reference herein relating to the proposal to approve the Merger Agreement. VSB stockholders are encouraged to read carefully this Proxy Statement-Prospectus, including Appendices A and B.

THE COMPANIES

 UJB

  UJB Financial Corp., a New Jersey corporation and registered bank holding company with its principal executive offices at 301 Carnegie Center, Princeton, New Jersey, through its wholly-owned subsidiary banks, United Jersey Bank, United Jersey Bank/Central, N.A., United Jersey Bank/South, N.A. and First Valley Bank operated, as of January 31, 1994, 258 banking offices located in New Jersey and eastern Pennsylvania. The subsidiary banks of UJB are engaged in a general banking business. They offer demand and interest bearing deposit accounts, make business, real estate and personal and instalment loans, and provide lease financing and trust and fiduciary services. In addition, UJB owns nine active non-bank subsidiaries which are engaged primarily in discount brokerage, venture capital investment, commercial finance lending, lease financing and reinsuring credit life and disability insurance policies related to consumer loans made by the bank subsidiaries.

 VSB

  VSB Bancorp, Inc., a Delaware corporation and registered bank holding company with its principal executive offices at 15 Ver Valen Street, Closter, New Jersey, through its wholly-owned subsidiary bank, Valley Savings Bank, operated, as of January 31, 1994, six banking offices located in northeast Bergen County, New Jersey. Valley Savings Bank's primary business consists of attracting deposits from the general public and originating permanent loans which are secured by residential properties, as well as originating residential construction, commercial mortgage and consumer loans.

VSB ANNUAL MEETING

 Time, Date, Place and Purpose

  The VSB Annual Meeting will be held on May 12, 1994 at 10:00 a.m., local time, at the Ramada Inn, 100 Chestnut Ridge Road, Montvale, New Jersey, to consider and vote upon (1) a proposal to approve the Merger Agreement and the transactions contemplated thereby and (2) the election of three directors to serve for a term of three years or until the Effective Time of the Merger. A copy of the Merger Agreement is attached hereto as Appendix A.

 Record Date; Vote Required

  The record date for determining the VSB stockholders entitled to notice of and to vote at the VSB Annual Meeting is March 25, 1994. An affirmative vote of a majority of the shares of VSB Stock outstanding and entitled to vote at the VSB Annual Meeting is necessary to approve the Merger Agreement. A plurality of votes cast at the Annual Meeting is necessary to elect director nominees to the VSB Board.

 Stock Held by Affiliates

  The directors and executive officers of VSB and their affiliates beneficially owned an aggregate of 20.37% of the shares of VSB Stock outstanding as of March 25, 1994.

THE MERGER

 Determination of Exchange Ratio

  The Exchange Ratio has not yet been fixed. The Merger Agreement provides for the Exchange Ratio to be set on a date (i.e., the "Determination Date") not more than five business days prior to the Closing Date of the Merger. The Exchange Ratio will be based upon the average price of UJB Stock over a ten trading-day period ending on the Determination Date (i.e., the "Average Price") and will be fixed according to the following criteria:

   "AVERAGE PRICE" OF UJB STOCK
   ON THE "DETERMINATION DATE"            EXCHANGE RATIO
   ----------------------------           --------------
   greater than $27.50................... .7727
   equal to or greater than $22.50 and
    equal to or less than $27.50......... $21.25 / Average Price less than $22.50 and greater than or
    equal to $20.65...................... .9444
   less than $20.65...................... VSB may terminate Merger Agreement unless UJB agrees to an exchange
                                          ratio equal to $19.50 / Average Price

  In the event the Closing of the Merger occurs subsequent to July 20, 1994, the exchange ratios described or set forth above would be increased to those as set forth below:

                                             AVERAGE PRICE (AP) ON DETERMINATION
                                                            DATE
                                             -----------------------------------
                                             Greater                      Less
                                              Than    $27.50-  $22.50-    Than
   DATE OF CLOSING                            $27.50  $22.50   $20.65    $20.65
   ---------------                           ------- --------- ------- ---------
   7/21/94--8/20/94.........................  .7749  $21.31/AP  .9471  $19.56/AP
   8/21/94--9/20/94.........................  .7793  $21.43/AP  .9524  $19.68/AP
   9/21/94--9/30/94.........................  .7858  $21.61/AP  .9604  $19.86/AP

  The Exchange Ratio is also subject to certain anti-dilution adjustments. See "THE MERGER AGREEMENT--Determination of Exchange Ratio."

 Conversion of Outstanding VSB Stock

  Upon the date and time specified in the Certificate of Merger filed with the Office of the Secretary of State of the State of New Jersey, or, if filed later, the date of filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the "Effective Time"), VSB will be merged with and into UJB. It is presently contemplated that the Effective Time will occur late in the second quarter or early in the third quarter of 1994 due to the need to obtain the regulatory approvals described herein. At the Effective Time, each outstanding share of VSB Stock, other than shares of VSB Stock beneficially owned by UJB, if any, and shares of VSB Stock held in the treasury of VSB, if any, will be converted into and represent a number of shares of UJB Stock (subject to certain anti-dilution adjustments) equal to the Exchange Ratio. The Exchange Ratio has not yet been fixed and will not be fixed until a date subsequent to the scheduled date of the Annual Meeting. See "THE MERGER AGREEMENT--Determination of Exchange Ratio." As soon as practicable after the Effective Time, VSB stockholders will be notified and requested to exchange certificates representing VSB Stock for certificates representing whole shares of UJB Stock and cash in lieu of fractional shares of UJB Stock. See "THE MERGER AGREEMENT--Conversion and Exchange of VSB Stock."

 Conversion of Outstanding VSB Stock Options

  Rights to purchase VSB Stock under outstanding VSB stock options (the "Director Options") granted in accordance with the VSB Stock Option Plan for Outside Directors (the "Director Option Plan") will, at the Effective Time, be converted into rights to purchase UJB Stock. Such converted options will be subject to the same terms and conditions provided for in the Director Options and Director Option Plan other than number of shares and exercise price which will be set based on the Exchange Ratio.

  Also currently outstanding are stock options (the "Incentive Plan Options") granted under the VSB 1988 Incentive Stock Option Plan (the "Incentive Plan") and limited rights granted in tandem with the Incentive Plan Options (the "Limited Rights"). The Limited Rights become exercisable upon a "Change in Control" of VSB (as defined in the Incentive Plan) and give the holder thereof the right upon exercise to receive cash equal to the difference between the exercise price of the related Incentive Plan Option and the fair market value of VSB Stock on the date of exercise. The Merger will constitute a "Change in Control" under the Incentive Plan rendering the Limited Rights exercisable. VSB has agreed to use its best efforts to enter into agreements with holders of Incentive Plan Options and Limited Rights ("Amending Agreements") providing for the conversion of Incentive Plan Options and related Limited Rights (the "Tandem Options") into stock options and limited rights relating to UJB Stock, identical in terms and conditions to the Tandem Options, except that holders would be entitled to receive UJB Stock rather than cash upon exercise of the converted limited right. UJB's obligation to consummate the Merger is conditioned upon VSB's obtaining Amending Agreements in sufficient number to permit the Merger to be accounted for as a pooling-of-interests. Tandem Options will, at the Effective Time, be converted into stock options and limited rights with respect to UJB Stock and be subject to the same terms and conditions provided for in the Tandem Options and Incentive Plan, other than with respect to number of shares and exercise price which will be based on the Exchange Ratio and other than as may be provided in an Amending Agreement. See "THE MERGER AGREEMENT--VSB Stock Option Plans."

 Recommendation of VSB Board

  THE VSB BOARD UNANIMOUSLY RECOMMENDS THAT VSB STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

 Opinion of VSB's Financial Advisor

  VSB engaged Ryan, Beck & Co., Inc. ("Ryan, Beck") to render financial advisory and investment banking services in connection with VSB management's decision to explore various methods to enhance VSB stockholder value. Pursuant to such engagement Ryan, Beck has evaluated the financial terms of the Merger.
Ryan, Beck has delivered to VSB an opinion dated April   , 1994 stating that,
based on the review and assumptions and subject to the limitations described therein, the terms of the Merger are fair, from a financial point of view, to VSB stockholders. A copy of Ryan, Beck's opinion is attached as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety. See "THE MERGER--Opinion of Financial Advisor."

 No Dissenters' Rights

  Under Delaware law, there are no dissenters' rights of appraisal available to holders of VSB Stock in connection with the Merger.

FEDERAL INCOME TAX CONSEQUENCES

  The Merger is expected to qualify as a "tax-free" reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). VSB's counsel has advised VSB that, among other things, no gain or loss will be recognized for federal income tax purposes to VSB stockholders upon the conversion of their VSB Stock into UJB Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares. See "THE MERGER-- Certain Federal Income Tax Consequences."

REGULATORY APPROVALS

  Consummation of the Merger requires, and is conditioned upon receipt of, the approval of the Merger by the Federal Reserve Board and the New Jersey Commissioner of Banking. The Merger may not be consummated until after the expiration of a 30-day statutory waiting period following receipt of Federal Reserve Board approval without objection to the Merger by the United States Department of Justice (the "Justice Department"). See "THE MERGER AGREEMENT-- Regulatory Approvals." Applications to the Federal Reserve Board and the New Jersey Commissioner of Banking have been filed but have not yet been approved.

CONDITIONS OF THE MERGER

  Consummation of the Merger is subject, among other things, to the approval of the Merger Agreement by the requisite vote of VSB stockholders and the receipt of all requisite regulatory approvals. See "THE MERGER AGREEMENT--Conditions to the Merger; Termination."

STOCK OPTION AGREEMENT

  Concurrently with the execution of the Merger Agreement, UJB and VSB entered into a Stock Option Agreement (the "Stock Option Agreement"), and pursuant thereto, VSB granted to UJB the option to purchase up to an aggregate of 841,704 shares of VSB Stock for a purchase price of $18.125 per share (the "Stock Option").

  The Stock Option is exercisable only after the occurrence of a Purchase Event (as defined in the Stock Option Agreement). A Purchase Event generally involves the acquisition or proposed acquisition by a third party of a 25% or greater interest in VSB. Under certain circumstances UJB has the right to require VSB to repurchase the Stock Option or the shares of VSB Stock acquired by UJB upon exercise of the Stock Option. See "THE MERGER AGREEMENT--Issuance of Stock Option."

EXCHANGE OF CERTIFICATES

  After the Effective Time of the Merger, VSB stockholders will receive in the mail instructions for exchanging certificates representing shares of VSB Stock for certificates representing the shares of UJB Stock to be issued therefor as a result of the Merger. VSB STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY RECEIVE THESE INSTRUCTIONS.

  In order to avoid delays and additional expense, holders of shares of VSB Stock are urged to notify VSB now at (201) 768-4600, extension 256, if their certificates are lost, stolen, destroyed or not properly registered, in order to begin the process of issuing replacement certificates. See "THE MERGER AGREEMENT--Conversion and Exchange of VSB Stock."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of management and the Board of Directors of VSB have interests in the Merger that are in addition to their interests as stockholders in VSB generally. These interests include provisions in the

Merger Agreement whereby UJB has agreed to provide continuing rights of indemnification to the directors and officers of VSB and Valley Savings Bank and to maintain the Valley Saving Bank Directors Deferred Fee Plan for a period of three years following consummation of the Merger. In addition, Mr. Allen S. Greene, Chairman of the Board, President and Chief Executive Officer of VSB and Valley Savings Bank, will be entitled to receive a cash payment and certain other benefits pursuant to the change in control provisions of his employment contracts with VSB and Valley Savings Bank. See "Proposal II--Election of Directors--Executive Compensation." Mr. Greene also participates in the Valley Savings Bank Employee Stock Ownership Plan and the VSB 1988 Incentive Stock Option Plan. Options held by Mr. Greene, as well as those held by other employees and directors of VSB and Valley Savings Bank, are to be converted into options to acquire UJB Stock, with adjustments to the option purchase price and the number of shares subject to the options based on the Exchange Ratio. See "THE MERGER AGREEMENT--VSB Stock Option Plans." Directors of Valley Savings Bank will be entitled to a lump sum payment under the Directors Emeritus Plan upon consummation of the Merger. See "Proposal II--Election of Directors--Directors Compensation."

MARKET PRICES AND DIVIDENDS

  UJB Stock is listed and traded on the NYSE. VSB Stock is traded in the over-the-counter market and is quoted in the National Market System of NASDAQ. The following table presents for the periods indicated (rounded to the nearest cent and adjusted for all stock splits and stock dividends) the high and low sale prices of a share of UJB Stock and the high and low sale prices of a share of VSB Stock and dividends declared per share (rounded to the nearest tenth of a cent and adjusted for all stock splits and stock dividends).

                                        UJB STOCK               VSB STOCK
                                 ----------------------- -----------------------
                                  SALE PRICES             SALE PRICES
                                 ------------- DIVIDENDS ------------- DIVIDENDS
YEAR                              HIGH   LOW   PER SHARE  HIGH   LOW   PER SHARE
- ----                             ------ ------ --------- ------ ------ ---------
1991............................ $17.50 $ 6.88   $.600   $ 7.64 $ 2.17   $.187
1992............................  24.50  14.00    .600    12.13   5.90    .205
1993............................  33.25  21.63    .690    20.00  10.00    .244
1994 (through March 16).........  27.75  23.50    .210    21.13  19.38    .070

  The following table presents (rounded to the nearest cent) for December 16, 1993, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and for March 16, 1994, the last sale price of a share of UJB Stock, the last sale price of a share of VSB Stock and the pro forma equivalent in UJB Stock of a share of VSB Stock computed by multiplying the last sale price of UJB Stock on each of the above indicated dates by an exchange ratio determined in accordance with the exchange ratio criteria set forth in the Merger Agreement (see "THE MERGER AGREEMENT-- Determination of Exchange Ratio") assuming, solely for purposes of determining the exchange ratios for use in this table, that the Determination Date was the same as each of the indicated dates and that the Average Price of UJB Stock was the last sale price of UJB Stock on each of the indicated dates.

                                                           PRO FORMA    EXCHANGE
                                            UJB    VSB   VSB EQUIVALENT RATIO(1)
                                           ------ ------ -------------- --------
   December 16, 1993...................... $24.25 $19.00     $21.25      .8763
   March 16, 1994.........................  27.63  21.13      21.35      .7727

  ON THE DATE THE EXCHANGE RATIO IS FIXED AND ON THE DATE THE CERTIFICATES REPRESENTING SHARES OF UJB STOCK TO BE EXCHANGED FOR CERTIFICATES REPRESENTING SHARES OF VSB STOCK ARE ACTUALLY RECEIVED BY VSB STOCKHOLDERS, THE PRICE OF A SHARE OF UJB STOCK, THE PRO FORMA VSB EQUIVALENT AND THE EXCHANGE RATIO ACTUALLY IN EFFECT MAY DIFFER FROM THOSE SET FORTH ABOVE. STOCKHOLDERS SHOULD OBTAIN CURRENT PRICE QUOTATIONS. SEE "MARKET PRICE AND DIVIDEND MATTERS."

  The following table presents, as of March 16, 1994, the current annualized dividend rate for a share of UJB Stock, for a share of VSB Stock, and (rounded to the nearest cent) for the pro forma equivalent in UJB Stock of a share of VSB Stock computed by multiplying the annualized dividend rate of a share of UJB Stock by the exchange ratios set forth below and described above.

                                                           PRO FORMA    EXCHANGE
                                               UJB  VSB  VSB EQUIVALENT RATIO(1)
                                               ---- ---- -------------- --------
   March 16, 1994............................. $.84 $.28      $.65       .7727
                                                               .71       .8500
                                                               .79       .9444

- --------
(1) The Exchange Ratio has not been fixed, will not be fixed until a date subsequent to the scheduled date of the Annual Meeting, and may differ from the exchange ratios set forth above for illustration purposes when fixed as provided for in the Merger Agreement. The exchange ratios listed above would apply in the following situations:

    LISTED EXCHANGE RATIO     AVERAGE PRICE OF UJB STOCK ON DETERMINATION DATE
   ------------------------ ----------------------------------------------------
   .7727................... greater than $27.50
   .8500................... $25.00
   .9444................... less than $22.50 but greater than or equal to $20.65

  The Merger Agreement provides that for Average Prices of UJB Stock on the Determination Date of between $22.50 and $27.50, the exchange ratio would vary from .9444 to .7727 (based on the formula of $21.25 / Average Price). The exchange ratio of .8500 applies only if the Average Price of UJB on the Determination Date is exactly $25.00, the mid-point between $22.50 and $27.50.

  The Exchange Ratio would differ from the hypothetical exchange ratios presented in the table if the Average Price of UJB Stock on the Determination Date were less than $20.65. In such case, VSB could terminate the Merger Agreement unless UJB agreed to the exchange ratio determined by dividing $19.50 by the Average Price.

  In the event the Closing Date for the Merger is a date subsequent to July 20, 1994, all of the exchange ratios described or set forth above for illustration purposes would be increased by amounts set forth in the Merger Agreement. See "THE MERGER AGREEMENT--Determination of the Exchange Ratio."

                  SUMMARY OF COMPARATIVE FINANCIAL INFORMATION
  The following summary presents, for the periods indicated, selected comparative financial and per share data for both UJB Stock and VSB Stock on an historical basis and, assuming that the Merger had been effective at the beginning of the periods presented for UJB, on a pro forma combined basis and pro forma equivalent basis. Such data are computed on a pro forma equivalent basis with respect to a share of VSB Stock by multiplying the pro forma combined amount by certain exchange ratios provided for in the Merger Agreement. As previously described, the exchange ratio has not yet been fixed and will not be fixed until a date subsequent to the Annual Meeting. When so fixed, the exchange ratio may differ from any of the exchange ratios set forth below for illustration purposes. See "THE MERGER AGREEMENT--Determination of Exchange Ratio." The summary also presents, for the periods indicated, selected historical comparative financial information for UJB and VSB and selected combined pro forma financial information for UJB, accounting for the Merger as a pooling-of-interests. The pro forma information combines (i) historical consolidated balance sheets of UJB at December 31 of each of the years 1989 through 1993 and of VSB at September 30 of each of the years 1989 through 1993 and (ii) historical results of operations of UJB for each of the years in the five-year period ended December 31, 1993 and of VSB for each of the years in the five fiscal year period ended September 30, 1993. The pro forma information does not reflect anticipated expenses of the Merger. See "SELECTED FINANCIAL DATA" and "PRO FORMA FINANCIAL INFORMATION."

                                   PRO FORMAS: YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------
                           1989(3)      1990        1991       1992       1993
                          ---------- ----------  ---------- ---------- ----------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Comparative Financial
 Information(1):
 Net interest income
  UJB...................  $  470,179 $  485,140  $  491,331 $  538,225 $  563,135
  VSB...................       9,212      8,878       8,861     11,058     12,773
  Pro Forma combined....     479,391    494,018     500,192    549,283    575,908
 Net income
  UJB...................     118,540     (5,576)     22,435     53,824     78,055
  VSB...................       2,999     (5,840)      1,817      2,964      4,363
  Pro Forma combined....     121,539    (11,416)     24,252     56,788     82,418
 Total Assets
  UJB...................  12,172,290 12,817,877  13,377,719 13,770,871 13,410,549
  VSB...................     339,165    338,396     349,820    343,679    379,092
  Pro Forma combined....  12,511,455 13,156,273  13,727,539 14,114,550 13,789,641
 Long-term debt
  UJB...................      81,125     72,225      64,597    216,570    208,459
  VSB...................         930        735         555        375        195
  Pro Forma combined....      82,055     72,960      65,152    216,945    208,654
Comparative Common Share
 Data(1):
 Net income per share
  UJB...................  $     2.62 $     (.17) $      .45 $     1.09 $     1.49
  VSB...................         N/A      (1.48)        .47        .83       1.24
  Pro Forma combined at
   Exchange Ratio of
   (2):
   .7727................         N/A       (.28)        .46       1.09       1.50
   .8500................         N/A       (.28)        .45       1.08       1.49
   .9444................         N/A       (.28)        .45       1.08       1.48
  Pro Forma VSB equiva-
   lent at Exchange Ra-
   tio of:
   .7727................         N/A       (.22)        .36        .84       1.16
   .8500................         N/A       (.24)        .38        .92       1.27
   .9444................         N/A       (.26)        .42       1.02       1.40
 Dividends per share
  UJB...................        1.11       1.02         .60        .60        .69
  VSB...................         .22        .26         .18        .20        .23
  Pro Forma combined....        1.11       1.02         .60        .60        .69
  Pro Forma VSB equiva-
   lent at Exchange Ra-
   tio of:
   .7727................         .86        .79         .46        .46        .53
   .8500................         .94        .87         .51        .51        .59
   .9444................        1.05        .96         .57        .57        .65
 Book value per share
  UJB...................       18.67      17.24       17.04      17.50      18.32
  VSB...................       11.67      10.09       10.59      11.78      12.80
  Pro Forma combined at
   Exchange Ratio of:
   .7727................       18.44      16.98       16.84      17.39      18.24
   .8500................       18.32      16.88       16.74      17.31      18.15
   .9444................       18.18      16.75       16.63      17.21      18.05
  Pro Forma VSB equiva-
   lent at Exchange Ra-
   tio of:
   .7727................       14.25      13.12       13.01      13.44      14.09
   .8500................       15.57      14.35       14.23      14.71      15.43
   .9444................       17.17      15.82       15.71      16.25      17.05

- -------
(1) The financial information for UJB and VSB presented in these tables has been restated to reflect all stock dividends and all stock splits. Balance sheet data for UJB is presented as of December 31, and results of operations for UJB are presented for the year ended December 31. Balance sheet data for VSB is presented as of September 30, and the results of operations for VSB are presented for the fiscal year ended September 30. Certain reclassifications have been made to VSB's historical amounts to conform to UJB's method of presentation.
(2) Pro forma combined net income per common share was computed based on pro forma combined net income less preferred dividends divided by the weighted average number of shares outstanding during the period.
(3) During 1989, VSB was formed in connection with the conversion of Valley Savings Bank from a mutual association to a capital stock association. Net income per common share for VSB is not presented for 1989 and is presented on a fully diluted basis (net income less preferred dividends divided by the weighted average number of shares outstanding and common stock equivalents) for the years 1990 through 1993.

                                  INTRODUCTION

  This Proxy Statement-Prospectus is being furnished to holders of shares of VSB Stock ("VSB Stockholders") in connection with the solicitation of proxies by the VSB Board for use at the VSB Annual Meeting to be held on May 12, 1994, at the Ramada Inn, 100 Chestnut Ridge Road, Montvale, New Jersey, at 10:00 a.m., local time. The purpose of the VSB Annual Meeting is to consider and vote upon (1) a proposal to approve the Merger Agreement and the transactions contemplated thereby and (2) the election of three directors to serve for a term of three years or until the Effective Time of the Merger.

  THE BOARD OF DIRECTORS OF VSB HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT VSB STOCKHOLDERS VOTE FOR ITS APPROVAL. THE BOARD OF DIRECTORS OF VSB ALSO RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE THREE DIRECTOR NOMINEES NAMED HEREIN.

  The information contained herein with respect to UJB has been supplied by UJB and the information contained herein with respect to VSB has been supplied by VSB.

                               VSB ANNUAL MEETING

RECORD DATE; VOTE REQUIRED

  The close of business on March 25, 1994 has been fixed as the record date and time for determining stockholders who are entitled to notice of, and to vote at, the VSB Annual Meeting (the "Record Date"). Except as disclosed below, each such VSB Stockholder of record will be entitled to cast one vote per share with regard to (1) the proposal to approve the Merger Agreement and transactions contemplated thereby and (2) each Board of Director position to be filled at the Annual Meeting. As of the Record Date there were 3,402,059 shares of VSB
Stock outstanding held by approximately       stockholders of record.

  The presence at the VSB Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of VSB Stock will constitute a quorum for the transaction of business. Under Delaware law and VSB's Certificate of Incorporation and Bylaws, the approval of the Merger Agreement requires the affirmative vote of a majority of the shares outstanding and entitled to vote at the VSB Annual Meeting. Accordingly, abstentions and broker non-votes have the effect of a vote against the Merger Agreement. The VSB Annual Meeting may be adjourned from time to time if necessary to obtain a quorum or to obtain the votes necessary to approve the Merger Agreement. The approval of the Merger Agreement by the VSB Stockholders is a condition to the consummation of the Merger. See "THE MERGER AGREEMENT--Conditions to the Merger; Termination."

  As to the election of directors, the proxy card being provided by the VSB Board enables a stockholder to vote for the election of the director nominees proposed by the VSB Board, or to withhold authority to vote for one or more of the proposed director nominees. Under Delaware law and VSB's Certificate of Incorporation and Bylaws, directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

  Proxies solicited hereby will be returned to the VSB Board, and will be tabulated by inspectors of election designated by the VSB Board, who will not be employed by, or be a director of, VSB or any of its affiliates.

HOLDERS OF VSB VOTING SECURITIES

  As provided in VSB's Certificate of Incorporation, record holders of VSB Stock who beneficially own in excess of 10% of the outstanding shares of VSB Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. VSB's Certificate of Incorporation authorizes the VSB Board (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to VSB to enable the VSB Board to implement and apply the Limit.

  Persons and groups owning 5% or more of the outstanding VSB Stock are required to file certain reports regarding such ownership with VSB and with the Commission in accordance with the Exchange Act. The following table sets forth certain information, as of the Record Date, as to those persons or groups known to VSB as having reported beneficial ownership of 5% or more of the outstanding VSB Stock.

                                                        AMOUNT AND
                NAME AND ADDRESS OF                     NATURE OF       PERCENT
                 BENEFICIAL OWNER                       OWNERSHIP       OF CLASS
                -------------------                 ------------------  --------
Brandes Investment Management, Inc.................  375,077 shares(1)   11.02%
12750 High Bluff Drive
Suite 420
San Diego, California 92130
Zohar Ben-Dov......................................  332,640 shares      9.78%
Kinross Farm
P.O. Box 2040
Middleburg, Virginia 22117
Martin Spiro.......................................  330,820 shares(2)   9.72%
1224 N. Main Street
Allentown, Pennsylvania 18104
Allen S. Greene....................................  200,104 shares(3)   5.71%

15 Ver Valen Street
Closter, New Jersey 07624
- --------
(1) Brandes Investment Management, Inc. ("BIM") is a registered Investment Adviser. BIM has sole voting power as to 2,577 shares, shared voting power as to zero shares, sole dispositive power as to 2,577 shares and shared dispositive power as to 372,500 shares.
(2) Mr. Spiro is a director of VSB.
(3) Mr. Greene is Chairman of the Board, President and Chief Executive Officer of VSB. Includes 104,544 shares that Mr. Greene has the right to acquire pursuant to presently exercisable options granted under VSB's Incentive Plan and 3,000 shares subject to awards under the Valley Savings Bank Management Recognition and Retention Plan and Trust ("MRP") and 12,938 shares held in a VSB Employee Stock Ownership Plan ("ESOP") account for the benefit of Mr. Greene, as to all of which shares Mr. Greene may currently direct the voting.

  UJB, by reason of the Stock Option Agreement and its ownership of the Stock Option to purchase up to an aggregate of 841,704 shares of VSB Stock granted by the Stock Option Agreement, may be deemed under the rules of the Commission to be the beneficial owner of approximately 19.8% of the VSB Stock outstanding on the Record Date. See "THE MERGER AGREEMENT--Issuance of Stock Option."

PROXIES; REVOCATION; SOLICITATION

  All properly executed proxies that are not revoked will be voted at the VSB Annual Meeting in accordance with the instructions contained therein. PROPERLY EXECUTED PROXIES CONTAINING NO INSTRUCTIONS REGARDING THE PROPOSAL TO APPROVE THE MERGER AGREEMENT WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND PROPERLY EXECUTED PROXIES CONTAINING NO INSTRUCTIONS REGARDING THE ELECTION OF DIRECTORS WILL BE VOTED FOR THE THREE DIRECTOR NOMINEES SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS. No other matters are scheduled to be presented to the VSB Annual Meeting, but if any other matters are properly brought before the VSB Annual Meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons authorized to vote the proxies. A VSB Stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the VSB Annual Meeting by executing and returning a proxy bearing a later date or by filing written notice of revocation with the Secretary of VSB prior to the voting of such proxy. The presence in person at the VSB Annual Meeting of any VSB Stockholder who has given a proxy shall not revoke such proxy unless the VSB Stockholder shall submit at the Annual Meeting a proxy bearing a later date, or shall file written notice of such revocation with the Secretary of VSB prior to the voting of such proxy, or shall vote by written ballot at the Annual Meeting. If shares are held in street name, a stockholder will need additional documentation from the record holder of the shares to vote such shares at the Annual Meeting.

  If sufficient votes in favor of the Merger Agreement are not received before the VSB Annual Meeting, the Annual Meeting may be adjourned to a future date in order to permit the further solicitation of proxies. In connection therewith, however, proxies voting against the Merger Agreement may not be used by the proxyholders to vote in favor of adjournment pursuant to such proxyholders' discretionary authority.

  VSB will bear the costs of soliciting proxies from VSB Stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of VSB by personal contact, telephone or telegram. Such directors, officers and employees will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of VSB Stock held of record by such persons, and VSB will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

  If a VSB Stockholder is participating in VSB's Dividend Reinvestment and Stock Purchase Plan ("DRP"), the stockholder will receive a single proxy both for shares held by such stockholder in certificate form and for shares held by the plan administrator for the stockholder's DRP account. The stockholder's shares held under the DRP will not be voted if a proxy is not returned.

                            SELECTED FINANCIAL DATA

  The following table presents selected historical consolidated financial information for UJB and VSB and selected unaudited combined pro forma financial information for UJB, accounting for the Merger as a pooling-of-interests. The historical data should be read in conjunction with the historical consolidated financial statements and the notes thereto incorporated by reference herein. The pro forma information combines (i) historical consolidated balance sheets of UJB at December 31 for each of the years 1989 through 1993 and of VSB at September 30 for each of the fiscal years 1989 through 1993 and (ii) historical results of operations of UJB for each of the years in the five-year period ended December 31, 1993 and of VSB for each of the years in the five fiscal years ended September 30, 1993. The pro forma information should be read in conjunction with the pro forma financial statements and the notes thereto appearing elsewhere herein. The exchange ratio used in the pro forma computations was .9444 shares of UJB Stock for each share of VSB Stock, the highest and most dilutive of the fixed exchange ratios specifically provided for in the Merger Agreement. (The Exchange Ratio would be higher if: the Average Price of UJB Stock on the Determination Date is less than $20.65, VSB sends notice terminating the Merger Agreement, and UJB nullifies such notice by agreeing to an Exchange Ratio equal to $19.50 divided by the Average Price. A Closing Date subsequent to July 20, 1994 would also result in an Exchange Ratio higher than .9444.) See "THE MERGER AGREEMENT--Determination of Exchange Ratio" and "PRO FORMA FINANCIAL INFORMATION." The pro forma information does not reflect anticipated expenses of the Merger. The pro forma information does not purport to be indicative of the results that would actually have been obtained if the combined operations had been conducted during the periods indicated and is not intended to be indicative of future results.

SELECTED FINANCIAL DATA

                                     AT OR FOR THE YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------------
                             1989        1990         1991        1992        1993
                          ----------- -----------  ----------- ----------- -----------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
UJB--HISTORICAL(1)
INCOME STATEMENT DATA:
Interest income.........  $ 1,102,747 $ 1,186,446  $ 1,105,668 $   953,331 $   884,175
Interest expense........      632,568     701,306      614,337     415,106     321,040
Net interest income.....      470,179     485,140      491,331     538,225     563,135
Provision for loan loss-
 es.....................       52,500     246,000      167,350     139,000      95,500
Investment securities
 gains (losses).........       13,272      (1,689)      13,874      18,195       8,877
Net income (loss).......      118,540      (5,576)      22,435      53,824      78,055
Net income (loss) per
 share..................         2.62        (.17)         .45        1.09        1.49
Cash dividends declared
 per common share.......         1.11        1.02          .60         .60         .69
Average common shares
 outstanding (in thou-
 sands).................       43,785      44,601       45,650      47,769      51,288
BALANCE SHEET DATA:
Total assets............  $12,172,290 $12,817,877  $13,377,719 $13,770,871 $13,410,549
Investment securities...    2,605,319   2,950,762    3,380,107   3,536,782   3,648,536
Loans...................    8,334,646   8,665,064    8,768,973   8,782,409   8,607,094
Total deposits..........    9,336,000  10,628,244   11,313,547  11,786,661  11,456,354
Long-term debt..........       81,125      72,225       64,597     216,570     208,459
Shareholders' equity....      852,757     807,303      811,799     920,270     976,074
Book value per common
 share..................        18.67       17.24        17.04       17.50       18.32

                                   AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                         -------------------------------------------------------------
                            1989         1990         1991        1992        1993
                         -----------  -----------  ----------- ----------- -----------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
VSB--HISTORICAL(1)
INCOME STATEMENT DATA:
Interest income......... $    30,046  $    30,636  $    28,956 $    25,677 $    23,453
Interest expense........      20,834       21,758       20,095      14,619      10,680
Net interest income.....       9,212        8,878        8,861      11,058      12,773
Provision for loan
 losses.................        (545)       5,888          300         555         185
Investment securities
 gains..................       1,263        1,093           45         290         --
Net income (loss).......       2,999       (5,840)       1,817       2,964       4,363
Net income (loss) per
 share(3)...............         N/A        (1.48)         .47         .83        1.24
Cash dividends declared
 per common share.......         .22          .26          .18         .20         .23
Average common shares
 outstanding (in
 thousands).............         N/A        3,793        3,741       3,446       3,339
BALANCE SHEET DATA:
Total assets............ $   339,165  $   338,396  $   349,820 $   343,679 $   379,092
Investment securities...     133,418      126,303      158,798     176,724     228,937
Loans...................     174,685      195,558      168,900     146,171     136,616
Total deposits..........     287,498      284,495      306,700     300,667     295,144
Long-term debt..........         930          735          555         375         195
Shareholders' equity....      45,465       38,248       39,074      39,222      43,178
Book value per common
 share..................       11.67        10.09        10.59       11.78       12.80
                                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                         -------------------------------------------------------------
                            1989         1990         1991        1992        1993
                         -----------  -----------  ----------- ----------- -----------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
COMBINED PRO FORMA
INCOME STATEMENT DATA:
Interest income.........  $1,132,793   $1,217,082   $1,134,624 $   979,008 $   907,628
Interest expense........     653,402      723,064      634,432     429,725     331,720
Net interest income.....     479,391      494,018      500,192     549,283     575,908
Provisions for loan
 losses.................      51,955      251,888      167,650     139,555      95,685
Investment securities
 gains (losses).........      14,535         (596)      13,919      18,485       8,877
Net income (loss).......     121,539      (11,416)      24,252      56,788      82,418
Net income (loss) per
 share (2)(4)...........         N/A         (.28)         .45        1.08        1.48
Cash dividends declared
 per common share.......        1.11         1.02          .60         .60         .69
Average common shares
 outstanding (in
 thousands)(2)..........         N/A       48,183       49,183      51,023      54,441
BALANCE SHEET DATA:
Total assets............ $12,511,455  $13,156,273  $13,727,539 $14,114,550 $13,789,641
Investment securities...   2,738,737    3,077,065    3,538,905   3,713,506   3,877,473
Loans...................   8,509,331    8,860,622    8,937,873   8,928,580   8,743,710
Total deposits..........   9,623,498   10,912,739   11,620,247  12,087,328  11,751,498
Long-term debt..........      82,055       72,960       65,152     216,945     208,654
Shareholders' equity....     898,222      845,551      850,873     959,492   1,019,252
Book value per common
 share (2)..............       18.18        16.75        16.63       17.21       18.05

- --------
(1) The financial information for UJB and VSB presented in this table has been restated to reflect stock dividends and all stock splits. Balance sheet data for UJB is presented as of December 31, and results of operations for UJB are presented for the year ended December 31. Balance sheet data for VSB is presented as of September 30, and results of operations for VSB are presented for the fiscal year ended September 30. Certain reclassifications have been made to VSB's historical amounts to conform to UJB's method of presentation.
(2) The exchange ratio used in the combined pro forma computations was .9444 shares of UJB Stock for each share of VSB Stock.
(3) During 1989, VSB was formed in connection with the conversion of Valley Savings Bank from a mutual association to a capital stock association. Net income per common share is not presented for 1989 and is presented on a fully diluted basis (net income less preferred dividends divided by the weighted average number of shares outstanding and common stock equivalents) for the years 1990 through 1993.
(4) Pro Forma combined net income per common share was computed based on pro forma combined net income less preferred dividends divided by the weighted average number of shares outstanding during the period. Common stock equivalents are not included in the pro forma calculation as they are not material.
N/A Not Applicable.

                        PRO FORMA FINANCIAL INFORMATION

PRO FORMA COMBINED CONDENSED BALANCE SHEET

  The following unaudited pro forma condensed consolidated balance sheet combines the historical audited consolidated balance sheets of UJB at December 31, 1993, as filed on Form 8-K dated March 18, 1994, and of VSB at September 30, 1993, as filed on Form 10-K for the fiscal year ended September 30, 1993. The Pro Forma Combined Condensed Balance Sheet is based upon the assumptions that the Merger was effective as of December 31, 1993, that the exchange ratio was .9444 shares of UJB Stock for each share of VSB Stock, and that the Merger is accounted for as a pooling-of-interests. The assumed exchange ratio is the highest and most dilutive of the fixed exchange ratios specifically provided for in the Merger Agreement. (The Exchange Ratio would be higher if: the Average Price of UJB Stock on the Determination Date is less than $20.65, VSB sends notice terminating the Merger Agreement, and UJB nullifies such notice by agreeing to an Exchange Ratio equal to $19.50 divided by the Average Price. A Closing Date subsequent to July 20, 1994 would also result in an Exchange Ratio higher than .9444.) See "THE MERGER AGREEMENT--Determination of Exchange Ratio." The pro forma information does not reflect anticipated expenses of the Merger. The pro forma condensed balance sheet should be read in conjunction with the accompanying notes, the pro forma combined statements of income appearing elsewhere herein and the historical consolidated financial statements and notes thereto incorporated herein by reference.

                                             DECEMBER 31, 1993
                               -----------------------------------------------
                                                       PRO FORMA
                                                      ADJUSTMENTS
                                                       INCREASE     PRO FORMA
                                   UJB      VSB(1)   (DECREASE)(2)  COMBINED
                               ----------- --------  ------------- -----------
                                           (DOLLARS IN THOUSANDS)
ASSETS
  Cash and due from banks..... $   720,404 $  4,770     $          $   725,174
  Interest bearing deposits
   with banks.................      19,962      --                      19,962
  Investment securities.......   3,648,536  228,937                  3,877,473
  Short-term investment secu-
   rities.....................      99,500      --                      99,500
  Loans.......................   8,607,094  136,616                  8,743,710
    Less: Allowance for loan       242,104    2,050                    244,154
     losses................... ----------- --------     -------    -----------
     Net loans................   8,364,990  134,566                  8,499,556
  Premises and equipment......     167,477    3,962                    171,439
  Other real estate owned,
   net........................      72,275    2,505                     74,780
  Other assets................     317,405    4,352                    321,757
                               ----------- --------     -------    -----------
      Total Assets............ $13,410,549 $379,092     $          $13,789,641
                               =========== ========     =======    ===========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
  Deposits.................... $11,456,354 $295,144     $          $11,751,498
  Other borrowed funds........     582,808   36,879                    619,687
  Other liabilities...........     186,854    3,696                    190,550
  Long-term debt..............     208,459      195                    208,654
                               ----------- --------     -------    -----------
      Total liabilities.......  12,434,475  335,914                 12,770,389
Shareholders' Equity..........
  Preferred stock.............      30,008      --                      30,008
  Common stock................      61,958       34         (34)        65,813
                                                          3,855
  Surplus.....................     384,229   18,198      (3,821)       398,606
  Retained earnings...........     499,879   25,529                    525,408
  Common stock acquired by
   MRP........................         --      (208)                      (208)
  Common stock acquired by             --      (375)                      (375)
   ESOP....................... ----------- --------     -------    -----------
    Total shareholders' equi-      976,074   43,178                  1,019,252
     ty....................... ----------- --------     -------    -----------
      Total Liabilities and
       Shareholders' Equity... $13,410,549 $379,092     $          $13,789,641
                               =========== ========     =======    ===========

- --------
(1) Certain reclassifications have been made to VSB's historical amounts to conform to UJB's method of presentation.
(2) To record the exchange of 3,402,059 shares of VSB Stock outstanding at December 31, 1993 into 3,212,905 shares of UJB Stock.

PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
  The following unaudited pro forma condensed consolidated statements of income combine the historical results of operations of UJB for each of the years in the three-year period ended December 31, 1993 and of VSB for each of the years in the three-year fiscal period ended September 30, 1993. The pro forma condensed statements of income are presented on a pooling-of-interests basis assuming the companies had been combined at January 1, 1991 and assuming an exchange ratio of .9444, the highest and most dilutive of the fixed exchange ratios specifically provided for in the Merger Agreement. (The Exchange Ratio would be higher if: the Average Price of UJB Stock on the Determination Date is less than $20.65, VSB sends notice terminating the Merger Agreement, and UJB nullifies such notice by agreeing to an Exchange Ratio equal to $19.50 divided by the Average Price. A Closing Date subsequent to July 20, 1994 would also result in an Exchange Ratio higher than .9444.) See "THE MERGER AGREEMENT--Determination of Exchange Ratio." The pro forma results of operations should be read in conjunction with the pro forma condensed balance sheet and notes thereto appearing elsewhere herein and the historical consolidated financial statements and notes thereto incorporated herein by reference. The pro forma information does not reflect anticipated expenses of the Merger. The pro forma statements do not purport to be indicative of the results that would actually have been obtained if the combined operations had been conducted during the periods indicated and are not intended to be indicative of future results.

                                          YEAR ENDED DECEMBER 31, (1)(2)
                                   ----------------------------------------------
                                        1991            1992           1993
                                   --------------- ------------------------------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
  Interest and fees on loans.....  $       833,704       $713,987       $670,705
  Interest on investment securi-
   ties..........................          275,410        258,371        234,020
  Interest on Federal funds sold
   and securities purchased under
   agreements to resell..........           22,054          4,615            955
  Interest on trading account se-
   curities......................            1,219          1,367          1,297
  Interest on bank balances......            2,237            668            651
                                   --------------- -------------- --------------
    Total interest income........        1,134,624        979,008        907,628
INTEREST EXPENSE
  Interest on savings and time
   deposits......................          498,802        366,023        271,345
  Interest on commercial certifi-
   cates of deposit $100,000 and
   over..........................           46,526         16,320          7,319
  Interest on borrowed funds.....           89,104         47,382         53,056
                                   --------------- -------------- --------------
    Total interest expense.......          634,432        429,725        331,720
                                   --------------- -------------- --------------
    Net interest income..........          500,192        549,283        575,908
  Provision for loan losses......          167,650        139,555         95,685
                                   --------------- -------------- --------------
    Net interest income after
     provision for loan losses...          332,542        409,728        480,223
NON-INTEREST INCOME
  Service charges on deposit ac-
   counts........................           42,131         54,356         60,474
  Service and loan fee income....           31,021         35,874         34,626
  Trust income...................           16,875         19,837         21,852
  Investment securities gains....           13,919         18,485          8,877
  Trading account gains..........            1,620          1,804          1,884
  Other..........................           44,616         47,186         51,971
                                   --------------- -------------- --------------
    Total non-interest income....          150,182        177,542        179,684
NON-INTEREST EXPENSE
  Salaries.......................          172,071        179,457        185,570
  Pension and other employee ben-
   efits.........................           44,554         51,211         58,601
  Occupancy, net.................           43,878         47,668         48,288
  Furniture and equipment........           39,128         42,608         45,791
  Other real estate owned ex-
   penses........................           17,725         38,215         41,086
  FDIC insurance assessment......           22,828         26,047         29,244
  Advertising and public rela-
   tions.........................            9,877         10,578         10,517
  Restructuring charges..........              --             --          21,500
  Other..........................          104,727        115,268        113,755
                                   --------------- -------------- --------------
    Total non-interest expenses..          454,788        511,052        554,352
                                   --------------- -------------- --------------
INCOME BEFORE INCOME TAXES.......           27,936         76,218        105,555
  Federal and state income taxes.            3,684         19,430         26,953
                                   --------------- -------------- --------------
INCOME BEFORE CUMULATIVE EFFECT
 OF A CHANGE IN ACCOUNTING PRIN-
 CIPLE...........................           24,252         56,788         78,602
  Cumulative effect of a change                --             --           3,816
   in accounting principle.......  --------------- -------------- --------------
NET INCOME.......................  $        24,252 $       56,788 $       82,418
                                   =============== ============== ==============
NET INCOME PER COMMON SHARE:
  Income before cumulative effect
   of a change in accounting
   principle.....................  $           .45 $         1.08 $         1.41
  Cumulative effect of a change                --             --             .07
   in accounting principle.......  --------------- -------------- --------------
NET INCOME (3)...................  $           .45 $         1.08 $         1.48
                                   =============== ============== ==============
Average Common Shares Outstanding           49,183         51,023         54,441
 (in thousands)..................  =============== ============== ==============

- -------
(1) The financial information for UJB and VSB presented in this table has been restated to reflect all stock dividends and all stock splits. Income statement information is presented for the year ended December 31 for UJB and the fiscal year ended September 30 for VSB.
(2) Certain reclassifications have been made to VSB's historical amounts to conform to UJB's method of presentation.
(3) Pro forma combined net income per common share was computed based on pro forma combined net income less preferred dividends divided by the weighted average number of shares outstanding during the period.

                       MARKET PRICE AND DIVIDEND MATTERS

MARKET PRICE AND DIVIDEND HISTORY

  UJB Stock is listed and traded on the NYSE and is quoted under the symbol UJB. The following table sets forth, for the periods indicated, the high and low sale prices of a share of UJB Stock, as reported in published financial sources, and quarterly dividends declared per share.

  VSB Stock is traded in the over-the-counter market and is listed on the National Market System of NASDAQ. VSB Stock is quoted under the symbol VSBC. The following table sets forth, for the periods indicated, the high and low sale prices of a share of VSB Stock, as reported by NASDAQ, and quarterly dividends declared per share.

  All stock prices shown in the table below and in the paragraph following the table have been rounded to the nearest cent and all stock prices and dividends shown below have been adjusted for stock splits and stock dividends. All stock prices and dividends are shown on a calendar year basis.

                                        UJB STOCK              VSB STOCK
                                 ----------------------- ----------------------
                                  SALE PRICES            SALE PRICES
                                 ------------- DIVIDENDS ------------ DIVIDENDS
                                  HIGH   LOW   PER SHARE  HIGH   LOW  PER SHARE
                                 ------ ------ --------- ------ ----- ---------
1991
  First Quarter................. $11.63 $ 6.88   $.15    $ 4.92 $2.17   $.046
  Second Quarter................  13.25  10.38    .15      5.79  4.34    .046
  Third Quarter.................  16.88  12.50    .15      6.37  4.92    .046
  Fourth Quarter................  17.50  13.13    .15      7.64  6.42    .049
1992
  First Quarter.................  18.75  14.00    .15      6.94  5.90    .049
  Second Quarter................  20.38  14.63    .15      8.68  6.25    .049
  Third Quarter.................  20.75  16.50    .15      9.90  8.33    .049
  Fourth Quarter................  24.50  16.13    .15     12.13  9.63    .058
1993
  First Quarter.................  29.38  22.50    .16     12.92 10.00    .058
  Second Quarter................  29.25  21.63    .16     12.71 11.67    .058
  Third Quarter.................  33.25  24.25    .16     15.63 11.67    .058
  Fourth Quarter................  30.25  23.38    .21     20.00 10.00    .070
1994
  First Quarter (through March
   16)..........................  27.75  23.50    .21     21.13 19.38    .070

  On December 16, 1993, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last sale price of a share of UJB Stock was $24.25 and the last sale price of a share of VSB Stock was $19.00. On March 16, 1994, the last sale price of a share of UJB Stock was $27.63 and the last sale price of VSB Stock was $21.13. Stockholders are urged to obtain current market quotations.

COORDINATION OF DIVIDENDS AND LIMITATIONS UNDER MERGER AGREEMENT

  In order to ensure that VSB Stockholders would be paid at least one but no more than one dividend in the calendar quarter in which the Merger is consummated, VSB agreed to set record and payment dates for VSB dividends identical to those set by UJB for UJB dividends. In addition, pending consummation of the Merger, VSB has agreed not to pay (or make a declaration which creates an obligation to pay) any cash dividend at a quarterly rate in excess of $0.07.

DIVIDEND LIMITATIONS

  The bank subsidiaries of UJB and VSB are restricted by law in the amount of dividends they may pay to UJB and VSB, respectively. In addition, UJB is restricted by certain debt agreements in the amount of dividends it may pay to its shareholders. Assuming the Merger was effective at March 16, 1994, under the most restrictive of such agreements, the amount that would have been available on that date for dividend payments to holders of UJB Stock was approximately $96,920,000. See "UJB FINANCIAL CORP.--Description of Business."

                  PROPOSAL I--APPROVAL OF THE MERGER AGREEMENT

                                   THE MERGER

  The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference.

RECOMMENDATION OF VSB BOARD OF DIRECTORS AND REASONS FOR THE MERGER

  The Merger Agreement provides for the merger of VSB with and into UJB, with UJB being the surviving corporation (the "Surviving Corporation"). Upon consummation of the Merger each outstanding share of VSB Stock, other than shares of VSB Stock beneficially owned by UJB, if any, and shares of VSB Stock held in the treasury of VSB, if any, will be converted into and represent the number of shares of UJB Stock (subject to certain anti-dilution adjustments) equal to the Exchange Ratio. The Exchange Ratio has not yet been fixed and will not be fixed until a date which is not more than five business days prior to the Closing Date of the Merger. See "THE MERGER AGREEMENT--Determination of Exchange Ratio." The Merger Agreement also provides for an equivalent conversion of outstanding VSB Director Options granted pursuant to the VSB Director Option Plan and certain outstanding Incentive Plan Options and Limited Rights granted under the VSB Incentive Option Plan. See "THE MERGER AGREEMENT-- VSB Stock Option Plans." The Exchange Ratio, and the conversion ratio applicable to such VSB Director Options and VSB Incentive Plan Options and Limited Rights, are subject to appropriate adjustments in the event that, from the date of the Merger Agreement to the Effective Time, the outstanding shares of UJB Stock are increased or decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar changes.

  THE MERGER AGREEMENT HAS BEEN APPROVED BY THE VSB BOARD. THE BOARD OF DIRECTORS OF VSB BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF VSB STOCKHOLDERS. THE VSB BOARD UNANIMOUSLY RECOMMENDS THAT VSB STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

  The VSB Board has considered the terms of the Merger Agreement and has concluded that such terms are fair to, and that the Merger is in the best interests of, VSB and its Stockholders. In determining to accept the offer from UJB and enter into the Merger Agreement, the VSB Board considered all factors it deemed material which were the following: (i) the financial condition, operating results and future prospects of UJB and VSB, (ii) a comparison of the price being paid in the Merger to prices paid in comparable thrift mergers, based, among other things, on multiples of book value and earnings, (iii) the tax-free nature of the transaction to VSB's stockholders (except for cash received in lieu of fractional shares, see "THE MERGER--Certain Federal Income Tax Consequences"), (iv) VSB's alternatives to the Merger, (v) the provisions of the Merger Agreement allowing VSB to terminate the Merger Agreement if certain conditions, including a minimum exchange ratio, are not met at the closing (see "THE MERGER AGREEMENT--Conditions to the Merger, Termination"),
(vi) UJB's willingness to maintain Valley Savings Bank's existing offices, and
(vii) the opinion of Ryan, Beck that the financial terms of UJB's offer was fair to VSB and to VSB stockholders from a financial point of view.

  The VSB Board also took into account that VSB stockholders would have the opportunity to participate in the future growth of UJB by obtaining UJB Stock in the Merger. The Board noted that upon consummation of the Merger, VSB, as part of an interstate bank holding company of greater size and resources, should be able to provide its customers with a greater range of services and should become a stronger competitor in its existing markets. The Board of Directors of VSB believes that the Merger will result in a stronger and more effective competitor in its market, better able to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities that might not be available to VSB on its own. The VSB Board believes that the Merger will provide Valley Savings Bank customers with a broader range of products and services, as well as greater convenience.

BACKGROUND

  In October 1993, the VSB management engaged the investment banking firm of Ryan, Beck to provide financial advisory and investment banking services to VSB in connection with the desire of the VSB management to enhance stockholder value. Ryan, Beck was selected by the management of VSB for its expertise in such matters. VSB established the stockholder enhancement committee of the VSB Board to work with Ryan, Beck. At the committee's request, Ryan, Beck solicited interests from third parties as to a possible acquisition of VSB. Fifteen companies executed confidentiality agreements for the purpose of reviewing information regarding VSB provided through Ryan, Beck. Five companies expressed further interest in a possible acquisition of VSB, and two companies conducted due diligence investigations. Based upon the review of the various parties' expressed interest in a possible acquisition of VSB, and in consultation with the stockholder enhancement committee and VSB's legal and financial advisors, VSB requested that UJB submit a written proposal for the acquisition of VSB. Such proposal was provided through Ryan, Beck and after further negotiations between the parties, accepted. The UJB Board of Directors (the "UJB Board") and the VSB Board, at separate meetings held on December 15, 1993 and December 16, 1993, respectively, approved the terms of the Merger Agreement and the Stock Option Agreement. The Merger Agreement and the Stock Option Agreement were executed and delivered on December 16, 1993 and thereupon announced publicly by the parties.

  The terms of the Merger Agreement and the Stock Option Agreement between UJB and VSB are the result of arms-length negotiations between representatives of UJB and VSB. For a discussion of the Stock Option Agreement, see "THE MERGER AGREEMENT--Issuance of Stock Option."

OPINION OF VSB'S FINANCIAL ADVISOR

  In October 1993, VSB renewed a pre-existing agreement with Ryan, Beck pursuant to which Ryan, Beck acts as its financial advisor and as such, among other things, advised the VSB Board of Directors on the enhancement of shareholder value, including the possible sale of VSB to a third party. Ryan, Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, and savings and loan holding companies in connection with mergers, acquisitions and other securities transactions. Ryan, Beck has knowledge of, and experience with, the New Jersey banking market and banking organizations operating in that market and was selected by VSB because of its knowledge of, experience with, and reputation in the financial services industry, and because of its past relationship with VSB.

  In its capacity as financial advisor to VSB, Ryan, Beck participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision as to whether to accept any offer and the final pricing of the Merger was ultimately made by the Board of Directors of VSB. Ryan, Beck rendered its oral opinion to the VSB Board of Directors on December 16, 1993 and rendered its written opinion on April , 1994 that, as of December 16, 1993 and as of April , 1994 the financial terms of UJB's offer was "fair" to VSB and to its shareholders from a financial point of view. No limitations were imposed by the VSB Board of Directors upon Ryan, Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF RYAN, BECK DATED AS OF APRIL , 1994, WHICH SETS FORTH ASSUMPTIONS MADE AND MATTERS CONSIDERED, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS. VSB SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. RYAN, BECK'S OPINION IS DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED BY VSB SHAREHOLDERS IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY VSB SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ANNUAL MEETING. THE SUMMARY OF THE OPINION OF RYAN, BECK SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. RYAN, BECK'S ORAL OPINION AS OF DECEMBER 16, 1993 WAS TO THE SAME EFFECT AS THE OPINION ATTACHED HERETO.

  In arriving at its written opinion, Ryan, Beck reviewed certain publicly available business and financial information relating to VSB and UJB. For purposes of such opinion and in connection with its review of the proposed Merger, Ryan, Beck: (i) reviewed the Merger Agreement; (ii) reviewed the Proxy Statement-Prospectus; (iii) reviewed UJB's Annual Reports to Shareholders for the years ended December 31, 1991 through December 31, 1993, Annual Reports on Form 10K for the years ended December 31, 1991 through December 31, 1993 and Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993; (iv) reviewed VSB's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended September 30, 1991 through 1993, and Quarterly Report on Form 10-Q for the period ended December 31, 1993; (v) reviewed certain operating and financial information, including projections, provided to Ryan, Beck by the management of VSB and UJB relating to their respective business and prospects; (vi) met separately with certain members of VSB's and UJB's senior management to discuss their respective past and current business, operations, financial condition and future prospects;
(vii) reviewed the historical stock prices and trading volume of the common stock of VSB and UJB; (viii) reviewed the terms of recent acquisitions of savings institutions which Ryan, Beck deemed generally comparable to VSB; and
(ix) reviewed the publicly-available financial data and stock market performance data of publicly-traded savings institutions and banking institutions which Ryan, Beck deemed generally comparable to VSB and UJB and
(x) conducted such other studies, analyses, inquiries and examinations as Ryan, Beck deemed appropriate. Ryan, Beck also reviewed the budget of VSB for the fiscal year ending September 30, 1994 and met with management of VSB to discuss VSB's past and current business operations and financial condition. In rendering its opinion, Ryan, Beck also considered the future prospects of VSB in the event it remained independent.

  In connection with its review, Ryan, Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding UJB and VSB provided to Ryan, Beck by the companies and their representatives. Ryan, Beck also did not independently verify but instead assumed that the allowances for loan losses set forth in the balance sheets of UJB and VSB at December 31, 1993 were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Ryan, Beck was not retained to nor did it conduct a physical inspection of any of the properties or facilities of UJB and VSB nor was it retained to nor did Ryan, Beck make any independent evaluation or appraisal of UJB's and VSB's assets or liabilities. Ryan, Beck also assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to UJB and VSB.

  In rendering its opinion, Ryan, Beck assumed that, in the course of obtaining the necessary regulatory approvals for the Merger and in preparation of this Proxy Statement-Prospectus, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to either VSB or, on a pro forma basis, to UJB.

  In arriving at its opinion, Ryan, Beck performed a variety of financial analyses. Ryan, Beck believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan, Beck's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis and summary description.

  In its analyses, Ryan, Beck made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond UJB's or VSB's control. Any estimates contained in Ryan, Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

  The following is a brief summary of the material analyses and procedures performed by Ryan, Beck in the course of arriving at its December 16, 1993 oral opinion, which analyses and procedures were presented to the VSB Board of Directors on that date.

  Impact Analysis. Ryan, Beck analyzed the Merger in terms of its effect on earnings, book value and indicated dividends. Such analysis was done based on the issuance of a minimum of 0.7727 shares and a maximum of 0.9444 shares of UJB Stock for each share of VSB Stock. Ryan, Beck assumed a VSB stockholder would receive UJB Stock having a market value of $21.25 per share of VSB Stock. The analysis evaluated, among other things, possible dilution in earnings and book value per share for UJB and the dividends to be received by VSB shareholders. This analysis was based upon September 30, 1993 data for UJB and VSB and future earnings estimates for each, and constitutes a prospective analysis. Accordingly, the data used in this analysis is not comparable to the historical data as of or for the year ended December 31, 1993 incorporated by reference or appearing elsewhere herein. See "Summary--Comparative Per Share Data (unaudited)."

  At the time performed, this analysis indicated that the Merger would be approximately 1.18% to 2.67% dilutive to UJB's earnings per share, based upon an exchange ratio of between 0.7727 and 0.9444 shares of UJB Stock for each share of VSB Stock. Ryan, Beck's analysis also evaluated, among other things, the Merger's approximate 0.23% to 1.32% dilutive effect on UJB 's book value per share, based upon an exchange ratio of between 0.7727 and 0.9444 shares of UJB Stock for each share of VSB Stock. In addition, Ryan, Beck's analysis considered UJB's current indicated annual dividend of $0.84 per share and VSB's indicated annual dividend of $0.28 per share. The dividends received by VSB shareholders would increase by 132.1% to 182.1%, based upon an exchange ratio of between 0.7727 and 0.9444 shares of UJB Stock for each share of VSB Stock. This impact analysis was based upon data available at the time performed and should not be construed as indicative of the actual impact of the Merger when consummated.

  Impact per Share Analysis. Ryan, Beck also analyzed the impact of the Merger on certain UJB values per VSB share based on an assumed exchange ratio of
0.8808 shares of UJB Stock for one share of VSB Stock. That analysis, which was based on certain assumptions made by Ryan, Beck, found that, based on the proposed exchange ratio, UJB 's equivalent earnings per share would be $2.20 or 77.4% greater than existing VSB earnings per share; that UJB's equivalent tangible book value per share would be $17.32 or 19.2% greater than the existing VSB tangible book value per share; and that UJB's equivalent dividend income would be $0.74 per share or 163.3% greater than VSB's current dividend income per share. Based upon an assumed exchange ratio of 0.9444, the comparable results would be earnings per share of $2.35 or 89.5% greater, tangible book value per share of $16.29 or 27.3% greater and dividends per share of $0.79 or 182.1% greater. Based upon an assumed exchange ratio of
0.7727 shares, the comparable results would be earnings per share of $1.95 or 57.3% greater, tangible book value per share of $13.48 or 5.3% greater and dividends per share of $0.65 or 132.1% greater.

  Comparable Companies and Comparable Acquisitions Analysts. Ryan, Beck compared VSB's September 30, 1993 total assets of $379.1 million, tangible equity to total assets of 11.39%, year to date (annualized) return on average assets of 1.24%, year to date (annualized) return on average equity of 10.75% and nonperforming assets to total assets of 1.48%, with median figures calculated based on selected thrifts that had announced acquisition transactions since January 1, 1993 and which Ryan, Beck deemed comparable. These median figures were as follows: total assets of $224.1 million, tangible equity to total assets of 9.80%, year to date (annualized) return on average assets of 1.18%, year to date (annualized) return on average equity of 10.89% and nonperforming assets to total assets of 1.28%. The comparable companies consisted of 15 savings institutions having assets between $100 and $750 million.

  Ryan, Beck also calculated certain ratios based on the proposed transaction price for the VSB Stock of $21.25 per share, or an aggregate of $76.4 million, and certain of VSB's results for the quarter ended September 30, 1993. Those ratios included the proposed transaction price to VSB's stated book value:
174.47%; the proposed transaction price to VSB tangible book value: 174.47%; the proposed transaction price to VSB's earnings per share: 17.14 times VSB's latest twelve month earnings; and the proposed transaction price to VSB's market price on the day before the transaction was announced: 116.44%, and premium over tangible book value as a percent of core deposits: 11.83%. Ryan, Beck then compared these ratios to the median ratios for the selected thrifts described above. The median ratios were as follows: transaction price to stated book value: 143.45%; transaction price to tangible book value: 146.56%; transaction price to earnings per share: 13.72 times; and premium over tangible book value as a percent of core deposits: 5.39%; and the transaction price to the market price of the target company on the day prior to the announcement of the transaction: 129.90% .

  Ryan, Beck also compared UJB's stock price of 15.37 times earnings (excluding the impact of restructuring charges taken during the third quarter of 1993 and the impact of certain accounting changes) and 138.7% of tangible book value, tier-one capital as a percentage of risk-adjusted assets of 9.14% and nonperforming assets plus loans 90 days past due of 2.72% of total assets, with those for selected U.S. banks and bank holding companies that Ryan, Beck deemed to be comparable to UJB. The comparable range and median stock prices were 8.33 to 91.80 times and 10.54 times earnings, respectively. The comparable range and median stock prices were 88.9% to 289.2% and 165.84% of tangible book value, respectively. The median ratio of tier-one capital as a percentage of risk-adjusted assets was 10.50%, and the median ratio of non-performing assets plus accruing loans 90 days past due to total assets was 0.91%. Ryan, Beck also compared UJB's return on average assets of 0.35% and return on average equity of 4.88% (including the restructuring charges taken during the third quarter of 1993 and the impact of certain accounting changes) to the median return on average assets and average equity of 1.16% and 15.77%, respectively, for the selected companies. Ryan, Beck also compared other income, expense and balance sheet information of such companies with similar information concerning UJB. The selected companies included 32 banks and bank holding companies with total assets between $7 billion and $20 billion whose stock is traded on a national exchange or quoted on NASDAQ.

  No company or transaction used in this composite analysis is identical to VSB, UJB or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgement concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading values of the securities of the company or companies to which they are being compared.

  Discounted Cash Flow Analysis. Ryan, Beck estimated the future earnings per share and the future dividend stream that VSB could produce over a five-year period, assuming the satisfaction of minimum capital requirements and growth rates of 5%, 10% and 15% in earnings per share. Ryan, Beck also estimated the terminal value of the VSB Stock after the five-year period by applying a range of 8.0 to 13.0 times VSB's terminal year earnings. Using a discounted cash flow analysis, the dividend streams and terminal values were then discounted to present values using discount rates ranging from 8% to 20%, which reflects different assumptions regarding the required rates of return of holders and prospective buyers of VSB Stock. The range of present values per fully diluted share of VSB Stock resulting from these assumptions was from $6.04 to $23.76. The low end of this range was based upon assumptions of a 5% rate of growth in earnings per share, an earnings per share multiple of 8 and a 20% discount rate, while the high end of the range was based on a 15% growth rate, a multiple of 13 times earnings per share and an 8% discount rate.

  RYAN, BECK'S WRITTEN OPINION DATED AS OF APRIL   , 1994 WAS BASED SOLELY UPON
THE INFORMATION AVAILABLE TO IT AND THE ECONOMIC, MARKET AND OTHER CIRCUMSTANCES AS THEY EXISTED AS OF THE DATE OF SUCH OPINION,

INCLUDING THE MARKET PRICE OF UJB STOCK. EVENTS OCCURRING AFTER THAT DATE, INCLUDING A MATERIAL CHANGE IN THE MARKET PRICE OF UJB STOCK, COULD MATERIALLY AFFECT THE ASSUMPTIONS AND CONCLUSIONS CONTAINED IN ITS OPINION. RYAN, BECK HAS NOT UNDERTAKEN TO REAFFIRM OR REVISE ITS OPINION OR OTHERWISE COMMENT UPON ANY EVENTS OCCURRING AFTER THE DATE THEREOF.

  The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Ryan, Beck in the course of arriving at its opinion.

  For Ryan, Beck's services in connection with the Merger, VSB has paid Ryan, Beck a $5,000 retainer and has agreed to pay Ryan, Beck a contingent cash fee equal to .875% of the aggregate dollar value of the consideration received by the VSB shareholders in the context of the Merger. Based upon an assumed price for UJB Stock of $24.125 per share, Ryan, Beck's fee would be approximately $668,500. This fee will be deemed earned and payable and will be paid in full at the closing of the Merger. Under its agreement with VSB, in the event that Ryan, Beck had issued an opinion that the Merger was not fair to the VSB shareholders, Ryan, Beck would have been entitled to fair and reasonable compensation, in an amount to be negotiated between VSB and Ryan, Beck, at the time of the issuance of such opinion. In addition, VSB has agreed to reimburse Ryan, Beck for its reasonable out-of-pocket costs and expenses incurred in connection with the services rendered to VSB pursuant to its engagement, including the fees and expenses of its legal counsel, not to exceed $5,000 without the consent of VSB. VSB has agreed to indemnify Ryan, Beck against certain liabilities, including liabilities under federal securities law, incurred in connection with its services. VSB has paid Ryan, Beck the $5,000 retainer and has paid Ryan, Beck $4,558 as reimbursement of out-of-pocket expenses during the past two years. The amount of all Ryan, Beck's fees were determined by negotiation between VSB and Ryan, Beck.

  Ryan, Beck has been VSB's financial advisor from time to time since 1991. Ryan, Beck has actively engaged as a market maker for VSB Stock. Ryan, Beck has not had an investment banking relationship with UJB for the past three years, nor has it actively engaged in making a market in UJB Stock. Ryan, Beck's equity research department follows all New Jersey bank and thrift stocks including UJB and VSB and has produced earnings estimates on UJB and VSB but has not issued a research report on UJB or VSB during the last year but does comment on UJB and VSB in its periodic commentaries.

CHARTER AND BY-LAWS OF SURVIVING CORPORATION

  Pursuant to the Merger Agreement, the Restated Certificate of Incorporation and By-Laws of UJB, as in effect at the Effective Time, will be the Certificate of Incorporation and By-Laws of the Surviving Corporation in the Merger unless and until amended.

BOARD OF DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

  The Merger Agreement provides that the directors and officers of UJB immediately prior to the Effective Time will continue to be the directors and officers, respectively, of the Surviving Corporation.

NO DISSENTERS' RIGHTS

  Under applicable Delaware law, no dissenters' rights of appraisal are available to holders of VSB Stock in connection with the Merger.

NEW YORK STOCK EXCHANGE LISTING

  UJB has agreed in the Merger Agreement to use its best efforts to cause the shares of UJB Stock to be issued in the Merger to be listed on the NYSE. Listing of such shares of UJB Stock on the NYSE (subject to official notice of issuance) is a condition to the consummation of the Merger.

ACCOUNTING TREATMENT

  It is anticipated that the Merger, when consummated, will be accounted for as a pooling of interests. Receipt of a letter from KPMG Peat Marwick, independent certified public accountants for UJB and VSB, to the effect that, based on the facts known to such accountants, the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with the terms of the Merger Agreement, is a condition to the consummation of the Merger, unless receipt of such letter is waived by UJB and VSB.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The Merger is expected to qualify as a "tax-free" reorganization under Section 368 of the Internal Revenue Code of 1954, as amended (the "Code"). UJB has received an opinion from its counsel, Weil, Gotshal & Manges, and VSB has received an opinion from its counsel, Luse Lehman Gorman Pomerenk & Schick, both respecting the material federal income tax matters relating to the Merger set forth below, which were based upon certain representations of the management of UJB and VSB and certain assumptions. The Weil, Gotshal & Manges opinion covers items (1) and (2) below as to UJB, and the Luse Lehman Gorman Pomerenk & Schick opinion covers items (1) through (6) below as to VSB, in each case for federal income tax purposes:

    (1) The Merger will constitute a reorganization within the meaning of
  Section 368(a)(1) of the Code;

    (2) No gain or loss will be recognized by UJB or VSB, as the case may be, on the Merger;

    (3) No gain or loss will be recognized by VSB Stockholders on the receipt by them of shares of UJB Stock (including fractional share interests) in exchange for their shares of VSB Stock pursuant to the Merger;

    (4) The aggregate tax basis of the shares of UJB Stock (including fractional share interests) received by VSB Stockholders will be equal to their aggregate tax basis in the shares of VSB Stock surrendered in exchange therefor;

    (5) The holding period of the shares of UJB Stock (including fractional share interests) received by a VSB Stockholder in the Merger will include the period during which the shares of VSB Stock exchanged therefor were held, provided that the surrendered shares of VSB Stock were held as a capital asset on the date of the exchange; and

    (6) Where cash is received by a VSB Stockholder in lieu of a fractional share interest in UJB Stock, such VSB Stockholder will recognize gain or loss measured by the amount of cash received and the basis in such fractional share interest. Any such gain or loss will be capital gain or loss, provided that the fractional share interests in UJB Stock constitutes a capital asset, and will be short-term or long-term capital gain or loss, depending upon the holding period for such fractional share interest.

  The receipt of such opinions again as of the date of the closing of the Merger is a condition to the consummation of the Merger, unless waived by the party entitled to receive such opinion.

  THE DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY, AND PERTAINS ONLY TO UJB, VSB AND DOMESTIC UNITED STATES HOLDERS OF THE VSB STOCK REFERRED TO ABOVE. IT DOES NOT PURPORT TO DESCRIBE ALL OF THE TAX CONSEQUENCES RELATING TO THE MERGER, AND DOES NOT DESCRIBE THE TAX CONSEQUENCES OF THE EXCHANGE IN THE MERGER OF SHARES OF VSB STOCK AWARDED UNDER THE VSB STOCK OPTION PLANS. THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FOREIGN HOLDERS OF VSB STOCK AND HOLDERS OF VSB STOCK HAVING SPECIAL STATUS UNDER THE CODE MAY VARY FROM THOSE SET FORTH ABOVE. ALL VSB STOCKHOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS BOTH AS TO THE MATTERS DISCUSSED HEREIN AND AS TO ANY ADDITIONAL FEDERAL, OR ANY STATE, LOCAL OR FOREIGN, TAX CONSEQUENCES WHICH COULD RESULT FROM THE MERGER.

DIFFERENCES IN STOCKHOLDERS' RIGHTS

  The rights of VSB stockholders, which are determined by Delaware corporation law and the Certificate of Incorporation and By-Laws of VSB, differ from the rights accorded UJB shareholders, which are determined by New Jersey corporation law and the Restated Certificate of Incorporation and By-Laws of UJB. Some of the differences in stockholders' rights are attributable to differences between the corporation law of Delaware, the state of VSB's incorporation, and the corporation law of New Jersey, the state of UJB's incorporation. The remaining differences in shareholders' right are attributable to differences between the Certificate of Incorporation and By-Laws of VSB and the Restated Certificate of Incorporation and By-Laws of UJB. Certain of the rights of VSB stockholders described below which are provided by Delaware corporation law or contained in the Certificate of Incorporation or By-Laws of VSB and which are not provided by New Jersey corporation law or contained in the Restated Certificate of Incorporation or By-Laws of UJB are deemed to have an anti-takeover effect and will not be available to VSB stockholders as UJB shareholders; however, certain rights provided for by New Jersey corporation law or the Restated Certificate of Incorporation or By-Laws of UJB are also deemed to have an anti-takeover effect and will be available to VSB stockholders only after becoming UJB shareholders. The following is a summary discussion of the most significant differences in stockholders' rights. This summary is qualified in its entirety by reference to the corporation laws of Delaware and New Jersey and the governing documents of VSB and UJB referred to above.

 Comparison of Certificates of Incorporation and By-Laws

                                      VSB
                                      ---

  Limitation on Voting Rights. The Certificate of Incorporation of VSB provides that in no event shall any outstanding VSB Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of VSB Stock, be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, and in any event includes shares beneficially owned by any affiliate (as defined in the Certificate of Incorporation) of such person, shares which such person or his affiliates have the rights to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power but shall not include shares beneficially owned by the VSB Employee Stock Ownership Plan or directors, officers and employees of Valley Savings Bank or VSB. The Restated Certificate of Incorporation of UJB does not contain a similar provision.

  Board of Directors The VSB Board is divided into three classes, each of which contains approximately one-third of the whole number of the members of the VSB Board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year. The Certificate of Incorporation of VSB provides that a director may be removed from the VSB Board prior to the expiration of his term only for cause and upon the vote of 80% of stockholders entitled to vote thereon. See the material on page 27 captioned "UJB--Classified Board and Related Provisions" for a discussion of the classified board and related provisions provided for in UJB's Restated Certificate of Incorporation.

  Cumulative Voting and Special Meetings. The Certificate of Incorporation of VSB does not permit cumulative voting for any purpose. Moreover, special meetings of stockholders of VSB may be called only by the VSB Board. The Certificate of Incorporation of VSB also provides that any action taken by the stockholders of VSB may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

  Authorized Shares. The Certificate of Incorporation of VSB authorizes the issuance of 5,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The VSB Board also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences.

  Fair Price Provision. The Certificate of Incorporation of VSB also contains a provision requiring an affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of VSB Stock entitled to vote, to approve a "Business Combination" with an "Interested Stockholder" (generally a 5% or more holder of voting stock or affiliate or associate thereof), unless the transaction is either (i) approved by a majority of the Disinterested Directors; or (ii) is at a minimum fair price (as determined in VSB's Certificate of Incorporation) during a specified time period. Business Combinations subject to the above described approval and fair price provisions include: mergers and consolidations with an Interested Stockholder or affiliate thereof, the disposition of assets equaling or exceeding 25% of the combined assets of VSB and its subsidiaries to an Interested Stockholder or affiliate thereof, the issuance or transfer of securities of VSB or a subsidiary thereof to an Interested Stockholder or affiliate thereof in exchange for consideration equal to or exceeding 25% of the combined assets of VSB and its subsidiaries (except pursuant to an employee benefit plan or a subsidiary thereof), the adoption of any plan or proposal to liquidate or dissolve VSB proposed by or on behalf of an Interested Stockholder or affiliate thereof, or any reclassification of securities or recapitalization or other transaction which would, directly or indirectly, increase the proportionate share of the outstanding shares of any class of equity or convertible securities directly or indirectly owned by an Interested Stockholder or affiliate thereof. While the Restated Certificate of Incorporation of UJB does not contain such a "fair price" provision, it does contain a provision providing for the issuance of a Series R Preferred Stock which, together with other components of UJB's Shareholder Rights Plan (discussed on page 27 under the caption "UJB-- Shareholder Rights Plan") are similar to the VSB "fair price" provision and achieve a "fair price" objective comparable to that of the VSB "fair price" provision. Additionally, New Jersey corporation law requires that transactions between New Jersey corporations and interested shareholders (holders of 10% or more of the voting stock of that corporation) receive the approval of two-thirds of the voting stock of the corporation or meet certain minimum financial terms similar in objective to the financial terms of the VSB "fair price" provision (discussed on page 30 at the paragraph captioned "Anti-Takeover Statutes").

  Evaluation of Offers. The Certificate of Incorporation of VSB further provides that the VSB Board, when evaluating any offer of another person to (i) make a tender or exchange offer for any equity security of VSB, (ii) merge or consolidate VSB with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of VSB, shall, in connection with the exercise of its judgment in determining what is in the best interest of VSB, Valley Savings Bank and the stockholders of the VSB, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on VSB's customers and Valley Savings Bank's present and future account holders, borrowers and employees; on the communities in which VSB and Valley Savings Bank operate or are located; and on the ability of VSB to fulfill its corporate purpose and the ability of Valley Savings Bank to fulfill the objectives of a New Jersey chartered stock savings association under applicable statutes and regulations. UJB's Restated Certificate of Incorporation does not contain a similar provision. However, New Jersey corporation law provides that a director of a New Jersey corporation, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interests of the corporation, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the effects of the action on the corporation's employees, suppliers, creditors and customers; (b) the effects of the action on the community in which the corporation operates; and (c) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. Determinations resulting in the rejection of a proposal or offer to acquire the corporation are expressly covered by this provision of New Jersey corporation law.

  New Business and Director Nominations. The Bylaws of VSB also require a stockholder who intends to nominate a candidate for election to the VSB Board or to raise new business at a stockholder meeting to give at least sixty days advance notice to the Secretary of VSB. See the material on pages 27-28 captioned "UJB-- Nominations to the UJB Board, Shareholder Proposals and Conduct of Meetings" for a discussion of comparable provisions in UJB's By-Laws.

  Amendment of Certificate of Incorporation and Bylaws. An affirmative vote of at least 80% of the outstanding voting stock (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provisions limiting voting rights for approval of certain Business Combinations. A similar vote requirement is necessary for the stockholders to adopt, amend or repeal any provisions of the Bylaws of VSB.

                                      UJB
                                      ---

  Classified Board and Related Provisions. The Restated Certificate of Incorporation of UJB divides the UJB Board into three classes, with each class of directors serving a staggered term of the three years. Each class of directors must consist, as nearly as possible, of one third of the number of directors constituting the entire UJB Board. Presently there are four directors in Class I, four directors in Class II and four directors in Class III.

  The Restated Certificate of Incorporation of UJB further requires that resolutions increasing the number of directors be approved by 80% of, as the case may be, directors holding office or shares of capital stock of the Company entitled to vote generally in the election of directors, voting as a single class.

  The Restated Certificate of Incorporation of UJB also provides that the affirmative vote of the holders of 80% or more of the combined voting shares of the Company, voting as a single class, is required to amend, repeal or take any action inconsistent with the classified board of directors or the requirement for an 80% affirmative vote to approve any increase in the number of directors.

  Meetings and Consents. The Restated Certificate of Incorporation of UJB requires that all actions by the shareholders of the Company be taken at a duly called annual or special meeting of the Company's shareholders or by the unanimous, but not less than unanimous, written consent of the shareholders. An additional provision in the Restated Certificate of Incorporation of UJB provides that the affirmative vote of the holders of 80% or more of the combined voting shares of the Company, voting as a single class, is required to amend, alter, repeal or take any action inconsistent with this requirement.

  Shareholder Rights Plan. UJB has in effect a shareholder rights plan pursuant to which holders of shares of UJB Stock possess one preferred stock purchase right for each share of UJB Stock held. Each preferred stock purchase right entitles the holder to buy, as of the close of business on the tenth day following the occurrence of certain takeover-related events (the "effective time"), one-hundredth of a share of a new series of Preferred Stock, designated the Series R Preferred Stock, at $90 per one-hundredth share (the "exercise price"), with full shares having rights per share equal to 100 times the rights of UJB Stock with respect to voting, dividends and distributions upon liquidation or merger as well as entitling the holder to an additional preferential dividend. Upon the occurrence of certain subsequently occurring events, holders of the preferred stock purchase rights become entitled to purchase either shares of the Series R Preferred Stock (if not already purchased) or a number of shares of the "acquiring person" (as defined in the rights plan) equal in market value to twice the exercise price of the preferred stock purchase right. The UJB Board has the power to redeem the preferred stock purchase rights at any time but, after the effective time, it may do so only upon the majority vote of non-management directors in connection with a business combination it has approved. The combination of prohibitive dilution of the acquiring person's share values and the power of the UJB Board to redeem the preferred stock purchase rights is intended to encourage potential acquiring persons to negotiate with the UJB Board with respect to the terms of any acquisition or business combination and, to the extent possible, discourage or defeat partial or two-tiered acquisition proposals and achieve a result similar to that intended by the "fair price provision" of the VSB Certificate of Incorporation.

  Nominations to the UJB Board, Shareholder Proposals and Conduct of
Meetings. The By-Laws of UJB contain provisions which (i) empower the UJB Board to adopt rules and regulations governing meetings of UJB shareholders and empower the chairman of a meeting of UJB shareholders, subject to the rules and regulations adopted by the UJB Board, to adopt such rules, regulations and procedures and to take such acts which the chairman deems necessary, appropriate or convenient for the proper conduct of a shareholder meeting, and (ii) establish rules governing nominations for director and shareholder proposals made at meetings of shareholders and empower the chairman of the meeting to disallow nominations and shareholder proposals which are not made at least 70 days in advance of the particular meeting or which otherwise fail to comply with the requirements of the By-Laws.

  Preferred Stock. The Restated Certificate of Incorporation of UJB authorizes the issuance of 4,000,000 shares of preferred stock. Approximately 600,166 shares of Series B Preferred Stock are currently outstanding. The Restated Certificate of Incorporation of UJB and the New Jersey Business Corporation Act authorize the UJB Board to amend the Restated Certificate of Incorporation without shareholder concurrence to divide the authorized shares of preferred stock into series, to determine the designations and the number of shares of any such series, and to determine the relative voting, dividend, conversion, redemption, liquidation and other rights, preferences and limitations of the authorized shares of preferred stock.

 Comparison of Corporation Laws

  Appraisal Rights in Merger or Consolidation. Under New Jersey corporation law, unless a certificate of incorporation otherwise provides, a dissenting shareholder of a New Jersey corporation which is a party to a consolidation, or which is not the surviving corporation in a merger, or which is the surviving corporation in a merger requiring shareholder approval, has appraisal rights with respect to any shares other than (1) shares listed on a national securities exchange or held of record by not less than 1,000 holders, and (2) shares in exchange for which, pursuant to the plan of merger or consolidation, the shareholder will receive cash and/or securities which will be listed on a national securities exchange or held of record by not less than 1,000 holders. UJB's Restated Certificate of Incorporation contains nothing which provides differently. Under Delaware corporation law, stockholders of a Delaware corporation have appraisal rights in a merger or consolidation, except for certain mergers and consolidations not requiring any vote by stockholders of the corporation, with respect to any shares other than shares listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders. However, even with respect to shares so listed or held, appraisal rights exist if, pursuant to the plan of merger, the stockholder is to receive in exchange for his shares anything other than stock of the surviving corporation, stock of any corporation listed on a national securities exchange or designated as a national market system security or an interdealer quotation system by the NASD or held of record by more than 2,000 holders or cash in lieu of fractional shares.

  Appraisal Rights Relating to Disposition of Assets. Under New Jersey corporation law, a dissenting shareholder in a New Jersey corporation has appraisal rights in the case of any sale, lease, exchange or other disposition of substantially all of the assets of the corporation not in the usual or regular course of business as conducted by the corporation, except with respect to (1) shares listed on a national securities exchange or held of record by not less than 1,000 holders, or (2) a transaction pursuant to a plan of dissolution of the corporation which provides for the distribution of substantially all of its net assets to shareholders according to their interests within one year, where such transaction is wholly for cash and/or securities which will be listed on a national securities exchange or held of record by not less than 1,000 holders, or (3) a sale pursuant to court order. Delaware corporation law does not provide for appraisal rights in connection with dispositions of assets.

  Class Voting on Merger or Consolidation. Under New Jersey corporation law, any class or series of shares shall be entitled to vote as a class if the plan of merger or consolidation contains any provision which, if contained in a proposed charter amendment, would entitle the class or series to vote as a class on the amendment. Delaware corporation law is similar to the New Jersey corporation law.

  Source of Dividends. Under New Jersey corporation law, dividends may not be paid if, after giving effect to the dividend, either (1) the corporation would be unable to pay its debts as they become due in the ordinary course of its business or (2) the corporation's total assets would be less than its total liabilities. Under Delaware corporation law, dividends may be paid out of surplus or, in the absence thereof, out of the net profits of the current and/or next preceding fiscal year, except where capital represented by stock enjoying a preference upon the distribution of assets thereby would be impaired.

  Power to Adopt, Amend or Repeal By-laws. Under New Jersey corporation law, the power to adopt, amend and repeal by-laws of a corporation is vested in the Board of Directors unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the Board of Directors may be amended and repealed and new by-laws adopted by the shareholders and the shareholders may prescribe in such by-laws that the Board may not amend or repeal by-laws approved by shareholders. Under Delaware corporation law, the power to adopt, amend or repeal by-laws of a corporation is vested in the corporation's stockholders, although the corporation's certificate of incorporation may also vest such power in the corporation's board of directors.

  Action by Shareholders by Written Consent in Lieu of a Meeting. Under New Jersey corporation law, except as otherwise provided in a certificate of incorporation, any action (other than the election of directors) required or permitted to be taken at a meeting of the corporation's shareholders, may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would have been necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted (except that the election of a directors requires unanimous written consent of all shareholders). The corporation must give all shareholders advance notice of such proposed action if the proposed action involves a merger, consolidation or sale of substantially all of the assets of a corporation. As discussed earlier, UJB's Restated Certificate of Incorporation permits action by written consent only where the consent is unanimous. Under Delaware corporation law, except as otherwise provided in a company's certificate of incorporation, any action required or permitted to be taken at the meeting of a corporation's stockholders may be taken without a meeting if a written consent, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would have been necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. As discussed earlier, VSB's Certificate of Incorporation prohibits stockholder action by written consent in lieu of a meeting.

  Removal of Directors. Under New Jersey corporation law, one or more of all directors of a corporation may be removed for cause or, unless otherwise provided in the certificate of incorporation, without cause by shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote thereon. Unless otherwise provided in the certificate of incorporation, shareholders of a corporation whose board of directors is classified may not remove a director without cause. Under Delaware corporation law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause; or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part. As discussed earlier, VSB's Certificate of Incorporation provides that a director may be removed from office prior to the end of his term only for cause and upon the vote of 80% of the stockholders entitled to vote thereon.

  Special Meetings of Shareholders. Under New Jersey corporation law, holders of not less than 10% of a corporation's voting stock may apply to the New Jersey Superior Court for an order directing a special meeting of shareholders to be held. Under Delaware corporation law, special meetings of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by a company's certificate of incorporation or the by-laws. VSB's Certificate of Incorporation provides that only the VSB Board may call a special meeting of stockholders.

  De Facto Merger. Under New Jersey corporation law, shareholders have the same voting and dissent and appraisal rights as if they were shareholders of a surviving corporation in a merger, if (1) voting shares outstanding or issuable after the transaction exceed by more than 40% voting shares outstanding before the transaction or (2) shares entitled to participate without limitation in distributions outstanding or issuable after the transaction exceed by more than 40% such shares outstanding before the transaction. Delaware corporation law does not contain a comparable provision.

  Shareholders' Derivative Actions. New Jersey corporation law contains certain provisions which have the effect of discouraging derivative actions. Specifically, New Jersey law authorizes the Court to award reasonable expenses and attorney's fees to the successful defendants in a derivative action upon a finding that the action was brought without cause. In addition, the corporation may require the plaintiff or plaintiffs to give security for the reasonable expenses, including attorneys' fees, that may be incurred by the corporation or by other named defendants for which the corporation may become legally liable if plaintiff or plaintiffs are holders of less than 5% of the outstanding shares of any class or series of such corporation (or voting trust certificates therefor) unless the shares or trust certificates so held have a market value in excess of $25,000. Delaware corporation law does not contain comparable provisions.

  Proxies. Under New Jersey corporation law, a proxy is valid for no longer than eleven months unless a longer period is specified. In addition, a proxy is revocable at will unless coupled with an interest. The death or incapacity of a shareholder does not revoke a proxy and it will continue in force until revocation by the shareholder's personal representative. Under Delaware corporation law, a proxy is not valid beyond three years from its date unless it so provides for a longer period. In addition, for a proxy to be irrevocable it must so state and be coupled with an interest in the stock itself or in the corporation generally, sufficient in law to support an irrevocable power.

  Inspection of Books and Records. Under New Jersey corporation law, a shareholder of record for at least 6 months immediately preceding his demand or any holder (or a person authorized on behalf of such holder) of at least 5% of the outstanding shares of any class or series shall have the right to examine for any proper purpose the books and records. Under Delaware corporation law, any stockholder upon written demand under oath stating the purpose thereof has the right during usual business hours to inspect for any proper purpose the stock ledger, list of stockholders and other books and records, and to make copies or abstracts therefrom.

  Anti-takeover Statutes. New Jersey has adopted a type of anti-takeover statute known as a "business combination" statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the transaction prior to the stockholder becoming an interested stockholder. An "interested stockholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate of the corporation who within the prior five-year period has at any time owned 10% or more of the voting power. The term "business combination" is defined broadly to include, inter alia, merger of the corporation with the interested stockholder or any corporation which after such merger would be an affiliate of the interested stockholder, and any transfer of 10% or more of the corporation's assets to the interested stockholder or affiliate thereof. The effect of the statute is to protect non-tendering post-acquisition minority shareholders from mergers in which they will be "frozen out" after the merger, by prohibiting transactions in which an acquiror could favor itself at the expense of minority stockholders. The New Jersey statute does not apply to New Jersey corporations which do not have either their principal executive offices or significant business operations located in New Jersey. Delaware has adopted a business combination type of anti-takeover statute which operates in a manner similar to the New Jersey statute. Although there are numerous differences between the Delaware statute and the New Jersey statute, the most significant include the following: (i) under the Delaware statute, the moratorium imposed on a business combination with an interested stockholder is three years, as opposed to five years under the New Jersey statute; (ii) the Delaware statute defines "interested stockholder" using a 15% ownership threshold rather than the 10% threshold under the New Jersey statute; (iii) the Delaware statute permits an interested stockholder to avoid the moratorium by acquiring 85% of the corporation's voting power in the same transaction in which that stockholder becomes an interested stockholder; the New Jersey statute does not contain a comparable provision; and (iv) the Delaware statute applies to Delaware corporations regardless of the locations of their offices and business operations.

  Indemnification. Under New Jersey corporation law, a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, against his reasonable expenses (including counsel fees) in connection with any pending, threatened or completed proceeding by or in the right of the corporation to procure a judgment in its favor which involves such person by reason of his corporate agent status, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of New Jersey or the court in which such proceeding was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Superior Court of New Jersey or such other court shall deem proper. In connection with any other proceeding, a corporation may indemnify any such person against his reasonable expenses and liabilities in connection with any such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. New Jersey corporation law requires that a corporation shall indemnify any such person against expenses to the extent such person has been successful on the merits or otherwise in any of the foregoing proceedings or in the defense of any claim, issue or matter therein, and provides that any such person may apply to a court for an award of indemnification by the corporation if the corporation has failed or refused to provide indemnification as provided under the statute.

  New Jersey corporation law also permits a corporation to purchase and maintain insurance on behalf of any such person against any expenses incurred in any proceeding and any liabilities asserted against such person by reason of his corporate agent status, whether or not the corporation would have the power to indemnify such person under the statute.

  Similarly, the Delaware corporation law provides that a corporation may indemnify any person with respect to certain pending or threatened actions including a suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

  The Delaware corporation law permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person.

                              THE MERGER AGREEMENT

  The following discussion is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference, and is qualified in its entirety by reference to that agreement.

EFFECTIVE TIME

  If the Merger Agreement is approved by the requisite vote of VSB Stockholders and the other conditions of the Merger, including receipt of all requisite regulatory approvals, are satisfied or waived, the Merger will become effective at the date and time specified in the Certificate of Merger respecting the Merger filed with the Office of the Secretary of State of the State of New Jersey (the "NJ Certificate"), or, if filed later than the date of the NJ Certificate, the date of filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware. It is presently contemplated that the Effective Time will occur late in the second calendar quarter or early in the third calendar quarter of 1994 due to the need to obtain regulatory approvals. The Merger Agreement may be terminated by either party if, among other things, the Effective Time does not occur on or before September 30, 1994.

CLOSING OF THE MERGER

  The Merger Agreement provides that, unless otherwise agreed, the closing of the Merger (the "Closing") will be held on at least five business days notice (the "Closing Notice") given to VSB by UJB, on a date (the "Closing Date") not earlier than the last to occur, but (subject to the exception described below) not later than 15 business days after the last to occur of the following: (1) the date of approval of the Merger Agreement by VSB Stockholders; (2) if the transactions contemplated by the Merger Agreement are being contested in any legal proceedings, the date that all such proceedings have been brought to a conclusion favorable, in the judgment of UJB and VSB, to the consummation of the transactions contemplated by the Merger Agreement or such prior date as UJB and VSB shall elect, whether or not such proceedings have been brought to a conclusion; and (3) the date on which all governmental approvals are received and all required waiting periods have expired. In the event either party is unable to close the Merger within the above-described 15-day period for reasons outside its control, such as the unavailability of customary certificates of good standing or other supporting documents, such party may delay the Closing up to the date which is 30 calendar days after the last to occur of the dates set forth in clauses (1), (2) and (3) above.

DETERMINATION OF EXCHANGE RATIO

  In the Merger, each share of VSB Stock will be converted into and represent a number of shares of UJB Stock equal to the Exchange Ratio. The Exchange Ratio has not yet been fixed and will not be fixed prior to the date of the Annual Meeting. The Merger Agreement provides for the Exchange Ratio to be fixed on the "Determination Date", which will be the date designated by UJB in the Closing Notice as the Determination Date and which may not be more than five business days prior to the Closing Date. On the Determination Date, the "Average Price" of UJB Stock will be calculated. The Average Price will be the average of the closing prices of a share of UJB Stock on the NYSE for ten consecutive trading days ending on the Determination Date.

  The Exchange Ratio will be determined as follows based on the Average Price:

  (1) If the Average Price of a share of UJB Stock is greater than $27.50, the Exchange Ratio will be .7727.

  (2) If the Average Price of a share of UJB Stock is equal to or greater than $22.50 and equal to or less than $27.50, the Exchange Ratio will be equal to the quotient obtained by dividing $21.25 by the Average Price.

  (3) If the Average Price of a share of UJB Stock is less than $22.50 and greater than or equal to $20.65, the Exchange Ratio shall be .9444.

  (4) If the Average Price of a share of UJB Stock is less than $20.65, VSB has the right to terminate the Merger Agreement by sending a notice of termination (the "Termination Notice") to UJB within three business days following the Determination Date, but UJB has the right to nullify such termination notice by sending to VSB within three days of its receipt of the Termination Notice a notice agreeing to an Exchange Ratio equal to the quotient obtained by dividing $19.50 by the Average Price.

  The Exchange Ratio is subject to the following adjustments in the event the Closing Date occurs later than July 20, 1994:

  (1) If the Closing Date occurs during the period July 21, 1994 through August 20, 1994, (i) the Exchange Ratio determined pursuant to Paragraph (1) or (3) above will be increased to .7749 and .9471, respectively, and (ii) the numerator of the quotient used to determine the Exchange Ratio in accordance with Paragraph (2) or (4) above will be increased to $21.31 and $19.56, respectively.

  (2) If the Closing Date occurs during the period August 21, 1994 through September 20, 1994, (i) the Average Price determined pursuant to Paragraph (1) or (3) above will be increased to .7793 and .9524, respectively, and (ii) the numerator of the quotient used to determine the Exchange Ratio in accordance with Paragraph (2) or (4) above will be increased to $21.43 and $19.68, respectively.

  (3) If the Closing Date occurs during the period September 21, 1994 through September 30, 1994, (i) the Exchange Ratio determined pursuant to Paragraph (1) or (3) above will be increased to .7858 and .9604, respectively, and (ii) the numerator of the quotient used to determine the Exchange Ratio in accordance with Paragraph (2) or (4) above will be increased to $21.61 and $19.86, respectively.

  The Exchange Ratio is also subject to appropriate adjustments in the event that from the date of the Merger Agreement to the Effective Time, the outstanding shares of UJB Stock are increased or decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar changes.

CONVERSION AND EXCHANGE OF VSB STOCK

  Pursuant to the Merger Agreement, each outstanding share of VSB Stock will be converted into and represent the number of shares of UJB Stock equal to the Exchange Ratio (subject to certain anti-dilution adjustments), except shares of VSB Stock beneficially owned by UJB, if any, and shares of VSB Stock held in the treasury of VSB, if any, which will be cancelled and retired.

  Each holder of VSB Stock who would have been entitled to receive a fraction of a share of UJB Stock (after taking into account all shares of VSB Stock owned by such holder) will receive in lieu thereof, cash in an amount equal to such fraction multiplied by the Average Price. Fractional share interests will not entitle the holders thereof to vote or to receive any dividends or any interest on the cash payable in lieu thereof.

  Prior to the Effective Time, UJB will appoint United Jersey Bank, First Chicago Trust Company of New York or another entity reasonably satisfactory to VSB as the exchange agent (the "Exchange Agent"). As soon as practicable after the Effective Time the Exchange Agent will mail to each VSB Stockholder of record at the Effective Time instructions and other materials to be used to surrender certificates representing VSB Stock (the "Certificates") in exchange for certificates representing the UJB Stock (and cash in lieu of fractional shares) which such holder is entitled to receive pursuant to the Merger Agreement. All Certificates so surrendered will be cancelled. Until so surrendered, UJB may, at its option, refuse to pay to the holders of the Certificates dividends or other distributions, if any, payable to holders of UJB Stock; provided, however, that upon surrender and exchange of the Certificates there shall be paid to such holders the amount, without interest, of dividends and other distributions, if any, which became payable prior thereto but which were not paid. No transfer of VSB Stock will be effected on the stock transfer books of VSB at and after the Effective Time.

  VSB STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL INSTRUCTIONS AND OTHER MATERIALS ARE RECEIVED FROM THE EXCHANGE AGENT. However, VSB Stockholders are urged to notify VSB now at (201) 768-4600, extension 256, if their certificates are lost, stolen, destroyed or not properly registered, in order to begin the process of issuance of replacement certificates.

VSB STOCK OPTION PLANS

  VSB has maintained two stock option plans, the Director Option Plan and the Incentive Plan.

 VSB Stock Option Plan for Outside Directors

  As of March 25, 1994, options to purchase 143,856 shares of VSB Stock were issuable pursuant to outstanding Director Options granted under the Director Option Plan.

 VSB 1988 Incentive Option Plan

  Also currently outstanding as of March 25, 1994 are the Tandem Options, consisting of options to purchase 129,679 shares of VSB Stock granted under the Incentive Option Plan and any limited rights granted in tandem with such options. The Limited Rights become exercisable only upon a "Change in Control" of VSB (as defined in the Incentive Plan) and give the holders thereof the right upon exercise to receive, in lieu of the VSB Stock purchasable upon exercise of the related Incentive Plan Option, cash equal to the difference between the exercise price of the related Incentive Plan Option and the fair market value of a share of VSB Stock on the date of exercise. The Merger will constitute a "Change in Control" of VSB under the Incentive Plan and the Limited Rights will become exercisable at the Effective Time. VSB and UJB have each been advised by their respective independent public accountants that an exercise of a limited right, following the conversion in the Merger of all outstanding Tandem Options into stock options and limited rights relating to UJB Stock, would be inconsistent with pooling-of-interests accounting treatment. Consequently, VSB agreed to use its best efforts to enter into Amending Agreements with holders of Tandem Options providing for the conversion of such Tandem Options into stock options and limited rights relating to UJB Stock on terms and conditions identical to those provided for in the Tandem Options and the Incentive Plan, except that holders of the converted stock options and limited rights would have the right to receive UJB Stock (rounded down to the nearest whole share), rather than cash, upon exercise of the converted limited rights. UJB's obligation to consummate the Merger is conditioned upon VSB's obtaining sufficient Amending Agreements to permit the Merger to be accounted for as a pooling-of-interests.

 General

  At the Effective Time, each outstanding Director Option will be automatically converted into an option to acquire the number of shares of UJB Stock which would have been issued pursuant to the Merger if all of the shares of VSB Stock subject to the particular Director Option were issued and outstanding immediately prior to the Effective Time. At the Effective Time, each outstanding Tandem Option will be automatically converted into a stock option and limited right with respect to the number of shares of UJB Stock which would have been issued pursuant to the Merger if all of the shares of VSB Stock subject to the Tandem Option were issued and outstanding immediately prior to the Effective Time. The exercise price for the UJB Stock subject to a converted option will be equal to the exercise price for the VSB Stock subject to the Director Option or Tandem Option so converted divided by the Exchange Ratio, and will be subject to the other terms and conditions in the applicable VSB option agreement, except as provided otherwise in an Amending Agreement. A converted Director Option will be exercisable in accordance with the terms of the Director Option Plan and a converted Tandem Option will be exercisable in accordance with the terms of the Incentive Plan, except as provided otherwise by an Amending Agreement. The number of shares of UJB Stock that may be purchased under any such converted option will not include any fractional share but will be rounded down to the next lower full share. As soon as practicable after the Effective Time, UJB will issue to the holders of Director Options and Tandem Options appropriate instruments confirming the conversion described above; provided, however, that UJB will not be obligated to issue such confirming instruments or any shares of UJB Stock upon the exercise of any converted options or limited rights until the shares of UJB Stock issuable upon exercise of the converted options or limited rights have been registered with the Commission, and have been authorized for listing on the NYSE and for sale by any appropriate state securities regulators, which UJB will use its best efforts to effect as promptly as practicable, but in no event more than 30 days after the Effective Time.

INTEREST OF CERTAIN PERSONS IN THE MERGER

  Upon the consummation of the Merger, Mr. Greene will be entitled to receive a cash payment and certain other benefits pursuant to change in control provisions in his employment contracts with VSB and

Valley Savings Bank. See "PROPOSAL II--ELECTION OF DIRECTORS--Executive Compensation." The cash payment to be made to Mr. Greene upon consummation of the Merger will be approximately $908,000 and the estimated value of other benefits to be provided to Mr. Greene is $92,000. Additionally, Mr. Greene participates in the ESOP and the Incentive Option Plan, both of which are discussed elsewhere herein, and in the MRP, a stock award plan for key employees under which no additional grants will be made but which will continue to be administered in accordance with its terms following the Merger.

  Directors and former directors of VSB and of Valley Savings Bank will be afforded indemnification rights and advancement of expenses as provided for under New Jersey law and, respectively, in the Restated Certificate of Incorporation and By-laws of UJB and the Certificate of Incorporation and By-laws of Valley Savings Bank and any successor banking corporation.

COVENANTS

 VSB Covenants

  Pursuant to the Merger Agreement, VSB has covenanted, among other things, that, until termination of the Merger Agreement, VSB will advise UJB of any material adverse change in VSB's business and certain other circumstances, and the business of VSB and its subsidiaries will be carried on diligently and substantially in the same manner as prior to the execution of the Merger Agreement. Furthermore, until termination of the Merger Agreement, without the prior written consent of UJB, VSB will not declare or pay any cash dividends at a quarterly rate in excess of $0.07 and will refrain from taking certain other actions, including certain actions relating to changes in its capital stock, the incurrence of liabilities and the issuance of capital stock.

  VSB also has agreed that, until termination of the Merger Agreement, it will not directly or indirectly through any agent solicit or initiate, or encourage any unsolicited inquiry respecting, any proposal or offer for, or authorize or enter into any agreement or agreement in principle providing for any business combination or takeover transaction (other than the Merger), whether as the proposed surviving, disappearing, acquiring or acquired corporation, or (except as may be required by court order or decree or required by statute or regulation) furnish or cause to be furnished any information, except information previously made public and any information customarily furnished to the public in the ordinary course of business, concerning its business or properties to any person or entity other than UJB, and except as the VSB Board in the exercise of its fiduciary duties determines otherwise. In addition, VSB has agreed to notify UJB by telephone promptly upon receipt of any inquiry with respect to a proposed merger, consolidation, business combination, assets acquisition or disposition, tender offer or other takeover transaction with another person or receipt of a request for information from any governmental or regulatory authority with respect to a proposed acquisition of VSB or any of its subsidiaries or assets by another party, and to deliver as soon as possible by facsimile transmission to UJB a copy of any document relating thereto promptly after any such document is received by VSB.

 UJB Covenants

  Pursuant to the Merger Agreement, UJB has covenanted, among other things, that until termination of the Merger Agreement UJB will advise VSB of any material adverse change in UJB's business and certain other circumstances, and will use its best efforts to preserve its business organization intact and its relationship with customers and others having business dealings with it.

  UJB has also agreed supplementally not to adopt the VSB ESOP and, accordingly, in accordance with the terms of the ESOP, the ESOP will terminate upon the passage of time.

  UJB has agreed to comply with the VSB severance policy with respect to employees of VSB or any of its subsidiaries, or persons hired to replace such employees, whose employment with UJB is terminated without cause within eighteen months of the Effective Time and to pay one additional month of severance payments to such terminated employees. In addition to the covenant respecting involuntary termination of employment, certain VSB employees, if assigned within one year of the Effective Time to positions other than those held by them at the Effective Time, will have a six month period to terminate their employment voluntarily and receive severance benefits in accordance with the VSB severance policy plus the one additional month of severance payments provided for with respect to involuntary terminations. UJB has also agreed in connection with the Merger that all persons who are employees of Valley Savings Bank at the Effective Time shall remain employees of Valley Savings Bank for 90 days following the Effective Time, except persons with respect to whom termination for cause exists.

REGULATORY APPROVALS

  The Merger is subject to approval by the Federal Reserve Board under the Banking Holding Company Act of 1956, as amended (the "BHC Act"). The BHC Act provides that the Federal Reserve Board may not approve any transaction: (1) which would result in a monopoly, or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (2) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In conducting its review of any application for approval, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the communities to be served. Under the BHC Act as interpreted by the Federal Reserve Board and the courts, the Federal Reserve Board may deny any application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate. The acquisition by UJB of 5% or more of VSB's voting stock, whether by exercise of the Stock Option or otherwise, is subject to the same approval. The BHC Act provides that a transaction approved by the Federal Reserve Board may not be consummated for 30 days after such approval. During such period, the Justice Department may commence legal action challenging the transaction under the antitrust laws. If, however, the Justice Department does not commence legal action during the 30-day period, it may not challenge the transaction thereafter except in an action commenced under Section 2 of the Sherman Antitrust Act. The BHC Act provides for the publication of notice and the opportunity for administrative hearings relating to the application for approval of the Merger and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approval required for consummation of the Merger.

  The indirect acquisition by UJB of 100% of the capital stock of Valley Savings Bank by virtue of UJB's acquisition of 100% of the capital stock of, and merger with, VSB is subject to the approval of the New Jersey Commissioner of Banking under the New Jersey Savings Bank Holding Companies Act (the "New Jersey Savings Bank Act"). In determining whether to approve the direct or indirect acquisition of shares of a capital stock savings bank, the New Jersey Commissioner of Banking is required by the New Jersey Savings Bank Act to consider:

    (1) With respect to the acquiror: the financial condition and the resources of the acquiror; the competence, character, and banking experience of the acquiror, including the acquiror's record of compliance with laws and regulations; whether the acquiror has (i) employed any device, scheme or artifice to defraud; or (ii) obtained or will obtain any money or property by means of any untrue statement of a material fact or any omission of a material fact; or (iii) engaged in any act, transaction, practice or course of business which operates or would operate as a fraud or deceit upon the capital stock savings bank, the shareholders of the capital stock savings bank, the depositors thereof, or the public at large; and the acquiror's plans and intentions with respect to the operation of the capital stock savings bank; and

    (2) With respect to the capital stock savings bank: the financial condition and prospects of the capital stock savings bank, which shall include consideration as to the sufficiency of current or projected capital positions, as well as the level of indebtedness of the capital stock savings bank before and after the acquisition; the convenience and needs of the depositors and the communities served by the capital stock savings bank; and the effect of the proposed acquisition on the safety and soundness of the capital stock savings bank.

  The New Jersey Savings Bank Act provides that the New Jersey Commissioner of Banking may not approve any acquisition of 5% or more of the capital stock of a capital stock savings bank if approval of the application would result in a person owning more shares than permitted by the charter or bylaws of the capital stock savings bank.

  The New Jersey Savings Bank Act provides for the publication of notice and for an administrative hearing relating to the application for approval. Regulations of the New Jersey Commissioner of Banking permit objecting parties to file written objections and present the objections orally at the administrative hearing. The hearing was held March 10, 1994; no objections to the Merger were presented orally or in writing. Neither the New Jersey Savings Bank Act nor regulations of the New Jersey Commissioner of Banking stipulate a period within which the New Jersey Commissioner of Banking must act upon an acquiror's application.

  The acquisition by UJB of 5% or more of VSB's capital stock, whether by exercise of the Stock Option or otherwise, is subject to the same approval by the New Jersey Commissioner of Banking.

  Based on current precedents, the managements of UJB and VSB anticipate that the Merger will be approved by the New Jersey Commissioner of Banking and by the Federal Reserve Board and believe it is not subject to challenge by the Justice Department under the antitrust laws. However, there is no assurance that the New Jersey Commissioner of Banking, the Federal Reserve Board or the Justice Department will not challenge the Merger or that any approval by the New Jersey Commissioner of Banking or the Federal Reserve Board will not contain conditions unacceptable to UJB or VSB or both. VSB Stockholders should be aware that regulatory approvals of the Merger may be based upon different considerations than those which would be important to such stockholders in determining whether or not to approve the Merger. Any such approvals should in no event be construed by a stockholder as a recommendation by any regulatory agency with respect to the Merger.

CONDITIONS TO THE MERGER; TERMINATION

  The obligations of both parties to consummate the Merger are subject to the satisfaction of certain net worth and other customary conditions described in the Merger Agreement. Any of such conditions may be waived by the party for whose benefit the condition was included.

  Either party may terminate the Merger Agreement if (1) the shareholders of VSB fail to approve the Merger Agreement by the requisite vote, (2) the other party materially breaches a warranty, representation or covenant and such breach is not cured or capable of being cured within 30 days of the giving of written notice thereof, (3) a requisite regulatory approval is not received or for any other reason the Merger has not been closed by September 30, 1994.

EXPENSES

  In the event that the Merger Agreement is terminated by either party due to the willful breach of the Merger Agreement by the other party, the other party has agreed to reimburse the terminating party for its out-of-pocket expenses, up to an amount not to exceed $100,000, reasonably incurred in connection with the Merger Agreement, including counsel, printing and filing fees, but excluding fees of investment bankers, brokers or finders. In the event that the Merger Agreement is terminated by VSB after an acquisition of another entity by UJB or a subsidiary of UJB prior to the Determination Date, which acquisition is considered legally significant or involves the issuance of five percent or more of the shares of UJB Stock then outstanding, UJB will reimburse VSB for its reasonable costs and expenses, up to a maximum of $100,000. In the event that the Merger Agreement is terminated for any other reason, each party has agreed to bear its own expenses, except that the printing costs for this Proxy Statement-Prospectus and the filing fees of the Commission, the New Jersey Commissioner of Banking and the NYSE will be borne equally by the parties up to $200,000 and such expenses in excess thereof will be borne by UJB.

ISSUANCE OF STOCK OPTION

  During negotiation of the terms of the Merger, UJB required as a condition of entering into the Merger Agreement that UJB and VSB enter into the Stock Option Agreement. UJB believed that the Stock Option Agreement would increase the likelihood of the consummation of the Merger and, if the Merger were not consummated due to certain events (including, among other things, a competing offer for VSB), would provide a means by which UJB might be compensated for the loss of business opportunities. The VSB Board approved the Stock Option Agreement in order to induce UJB to enter into the Merger Agreement on terms that the VSB Board considered favorable to VSB Shareholders.

  Therefore, simultaneously with the execution of the Merger Agreement, UJB and VSB entered into the Stock Option Agreement and, pursuant thereto, VSB issued to UJB the Stock Option to purchase up to 841,704 shares of VSB Stock at a purchase price of $18.125 per share, subject to certain adjustments set forth in the Stock Option Agreement (the "Option Price").

  The Stock Option is not exercisable unless a Purchase Event (as defined in the Stock Option Agreement) has occurred and is deemed to be continuing. A Purchase Event includes: (1) the acquisition by any person (other than UJB or an affiliate) of 25% or more of the outstanding shares of VSB Stock or (2) the entry by VSB or any of its subsidiaries into an agreement with an unrelated third party to merge or consolidate with VSB or any of its banking subsidiaries, or to purchase, lease or otherwise acquire substantially all of the assets of VSB or any of its banking subsidiaries, or to acquire 25% or more of the voting stock of VSB or any of its banking subsidiaries, or the recommendation by the VSB Board that VSB Shareholders approve such a transaction.

  UJB may assign its rights under the Stock Option Agreement after a Purchase Event has occurred, provided, however, that until 30 days after the Federal Reserve Board's approval of UJB's application, such transfer must occur in: (1) a widely dispersed public distribution, (2) a private placement in which no party acquires the right to purchase in excess of 2% of the voting shares of VSB, (3) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on UJB's behalf, or (4) any other manner approved by the Federal Reserve Board. Shares of VSB Stock acquired upon exercise of the Stock Option ("Option Shares") are not transferable by UJB except in a transaction registered or exempt from registration under the Securities Act.

  UJB has the right, under certain circumstances, to require VSB to register the Option Shares with the Commission for resale to the public and the right under certain other circumstances, in the event of a public offering of VSB Stock, to require VSB to include the Option Shares in the registration statement covering the public offering.

  UJB has the right, upon the occurrence of a Purchase Event that occurs prior to an event causing the termination of the Stock Option, to require VSB to repurchase from UJB the Stock Option at a price equal to the amount by which the market/offer price exceeds the Option Price, multiplied by the number of shares for which the Stock Option may then be exercised. The owner of Option Shares delivered within 30 days of a Purchase Event has the right to require VSB to repurchase Option Shares from such owner at a price equal to the market/offer price multiplied by the number of Option Shares. The market/offer price is the highest of (1) the price per share of VSB Stock at which a tender offer or exchange offer has been made, (2) the price per share of VSB Stock paid pursuant to a merger, consolidation or other agreement with VSB, (3) the highest last sale price for shares of VSB Stock within a 30-day period as quoted in the NASDAQ National Market System and (4) in the event of a sale of substantially all of VSB's assets, the sum of the price paid for such assets and the current market value of any remaining assets, divided by the number of shares of VSB Stock then outstanding.

  The Stock Option terminates immediately upon the first to occur of: (1) the time immediately prior to the Effective Time; (2) 12 months after the first occurrence of a Purchase Event; (3) 18 months after the termination of the Merger Agreement following the occurrence of a Preliminary Purchase Event (as defined in the Stock Option Agreement); (4) termination of the Merger Agreement by VSB in the event the Average

Price of UJB Stock during the Determination Period is less than $20.65 (see "THE MERGER AGREEMENT--Determination of Exchange Ratio") or by UJB under the general termination provisions prior to the occurrence of a Purchase Event or a Preliminary Purchase Event; or (5) 18 months after the termination of the Merger Agreement resulting from discussions or negotiations with any other person or entity relating to a proposed merger, consolidation or other business combination. The Stock Option may not be exercised and UJB may not require VSB to repurchase the Stock Option if UJB is in breach of the Merger Agreement such that VSB is entitled to terminate the Merger Agreement.

  A Preliminary Purchase Event includes: (1) the entry by VSB or any of its subsidiaries into an agreement with an unrelated third party to merge or consolidate with VSB or any of its banking subsidiaries, or to purchase, lease or otherwise acquire substantially all of the assets of VSB or any of its banking subsidiaries, or to acquire 15% or more of the voting stock of VSB or any of its banking subsidiaries (each an "Acquisition Transaction") or the recommendation by the VSB Board that the VSB Shareholders approve such Acquisition Transaction; (2) the acquisition by another party of 15% or more of the outstanding shares of VSB Stock; (3) the public announcement of a proposal to VSB or its shareholders by another party to engage in an Acquisition Transaction (including without limitation, the commencement of or filing of a registration statement with respect to a tender offer or exchange offer); (4) after a proposal described in clause (3), VSB shall have breached any obligation in the Merger Agreement which breach entitles UJB to terminate the Merger Agreement and remains uncured; (5) the filing by another party of an application with the Federal Reserve Board for approval of an Acquisition Transaction; and (6) the failure of VSB Shareholders to approve the Merger Agreement after the public announcement of a proposal by any person which, if effected, would result in the occurrence of one of the events described in clauses 3 or 5.

                              UJB FINANCIAL CORP.

DESCRIPTION OF BUSINESS

  UJB commenced operations as a New Jersey corporation on October 1, 1970. As a bank holding company registered under the BHC Act, UJB owns four bank subsidiaries and nine active non-bank subsidiaries. At December 31, 1993, UJB had total consolidated assets of $13.4 billion on the basis of which it ranked as the fourth largest New Jersey bank holding company.

  The bank subsidiaries engage in a general banking business. United Jersey Bank is UJB's largest bank subsidiary, accounting for approximately 46% of UJB's total consolidated assets at December 31, 1993. UJB's non-bank subsidiaries engage primarily in discount brokerage, venture capital investment, commercial finance lending, lease financing, and reinsuring credit life and disability insurance policies related to consumer loans made by the bank subsidiaries.

  The bank subsidiaries operated 258 banking offices located in major trade centers and suburban areas in New Jersey and Pennsylvania as of December 31, 1993. The following table lists, as of December 31, 1993, each bank subsidiary, the location in New Jersey or Pennsylvania of its principal office, the number of its banking offices and, in thousands of dollars, its total assets and deposits.

                                    LOCATION      NO. OF
                                  OF PRINCIPAL    BANKING   TOTAL       TOTAL
                                    OFFICES       OFFICES ASSETS(1)  DEPOSITS(1)
                                ----------------  ------- ---------- -----------
   United Jersey Bank(2)......   Hackensack, NJ      75   $6,164,317 $5,206,265
   United Jersey Bank/Central,
    N.A.(4)...................   Princeton, NJ       76    3,499,097  3,155,037
   First Valley Bank(3)(5)....   Bethlehem, PA       72    2,666,808  2,141,599
   United Jersey Bank/South,
    N.A.(4)...................   Cherry Hill, NJ     35    1,233,095  1,062,598

- --------
(1) Not adjusted to exclude interbank deposits or other transactions among the subsidiaries.
(2) State bank, a member of the Federal Reserve System.
(3) State bank, not a member of the Federal Reserve System.
(4) National Bank.

(5)Restated to reflect the merger of The Hazleton National Bank and Hanover Bank on March 18, 1994, accounted for as a pooling-of-interests.

  UJB is a legal entity separate and distinct from its subsidiaries. There are various legal limitations on the extent to which a bank subsidiary may finance or otherwise supply funds to UJB or its non-bank subsidiaries. Under federal law, no bank subsidiary may, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, UJB or its non-bank subsidiaries or take their securities as collateral for loans to any borrower. Each bank subsidiary is also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions. In addition, certain bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to UJB without the prior approval of the bank regulatory authorities. The National Bank Act, which affects UJB's two nationally-chartered banks, and the Federal Reserve Act, which affects UJB's one state member bank, restrict the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. Each of the two state-chartered banks may declare a dividend only if, after payment thereof, its capital would be unimpaired and its remaining surplus would equal 50 percent of its capital (New Jersey) or 100 percent of its capital (Pennsylvania). At December 31, 1993, the total undistributed net assets of the subsidiary banks were $858,299,000 of which $96,920,000 was available under the most restrictive limitations for the payment of dividends to UJB.

RECENT DEVELOPMENTS

  On September 22, 1993, UJB announced a comprehensive restructuring and consolidation program aimed at enhancing shareholder value and improving UJB's competitive position. The program included the statewide consolidations of bank subsidiaries through the merger of United Jersey Bank/Central, N.A. and United Jersey Bank/South, N.A. into United Jersey Bank (expected to be completed during the third quarter of 1994), and the merger of The Hazleton National Bank and Hanover Bank into First Valley Bank (completed March 18, 1994), resulting in one bank in New Jersey and one bank in Pennsylvania.

                        DESCRIPTION OF UJB CAPITAL STOCK

  UJB is presently authorized to issue 65,000,000 shares of UJB Stock, par value $1.20 per share, and 4,000,000 shares of Preferred Stock, without par value ("UJB Preferred Stock"). At its Annual Meeting of Shareholders scheduled to be held April 25, 1994, UJB will seek authorization to increase authorized UJB Stock to 130,000,000 shares. As of December 31, 1993, there were 51,631,856 shares of UJB Stock and 600,166 shares of UJB Preferred Stock, Series B ("Series B Preferred Stock") outstanding. Pursuant to New Jersey law, the UJB Board has authority to set the terms and conditions of the authorized but unissued UJB Preferred Stock. UJB may issue any authorized UJB Stock and UJB Preferred Stock without further shareholder vote, unless required for a particular transaction by applicable law or stock exchange rules, including rules of the NYSE, on which the UJB Stock and the Series B Preferred Stock are presently listed. The issuance of additional UJB Stock or UJB Preferred Stock, including UJB Preferred Stock which might be convertible into UJB Stock, may, among other things, affect the earnings per share applicable to existing UJB Stock and the equity and voting rights of existing holders of UJB Stock.

COMMON STOCK

  The rights of holders of UJB Stock are subject to the preferences of holders of the Series B Preferred Stock described below and the preferences as to dividends and liquidation rights and other prior rights, if any, of any other class or series of UJB Preferred Stock which may be issued. The holders of UJB Stock are entitled to one vote for each share with respect to all matters voted upon by shareholders, including the election of Directors, and are entitled to receive dividends when, as and if declared by the UJB Board out of funds of UJB legally available therefor. Shares of UJB Stock do not have cumulative voting rights; accordingly, at any annual meeting of UJB shareholders (or at any special meeting of shareholders where an election of Directors is conducted or where an election of Directors occurs by means of written shareholder consent in lieu of a meeting) the holders of 50 percent plus 1 of the shares presented at the annual meeting

(provided a quorum is present) can fill all positions on the UJB Board which are up for election at such annual meeting if they so choose and, in such event, the holders of the remaining less than 50 percent of the shares will not be able to fill any of such positions. UJB has a classified Board of Directors, under which approximately one-third of the Directors are elected each year. In the event of the liquidation of UJB, holders of UJB Stock are entitled to share pro rata in the distribution of UJB's assets available for such purpose. All shares of UJB Stock are fully paid and nonassessable. No preemptive rights attach to the ownership of UJB Stock and no personal liability is imposed on the holders thereof by reason of the ownership of such shares. First Chicago Trust Company of New York is the transfer agent, dividend disbursing agent and registrar for the UJB Stock. United Jersey Bank is the co-transfer agent.

SERIES B PREFERRED STOCK

  The Series B Preferred Stock is entitled to cumulative dividends which are payable quarterly on February 1, May 1, August 1 and November 1 of each year. For each quarterly period, the dividend rate will be determined in advance of such period, and will be 1.5 percent less than the highest of the 3-month U.S. Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, which are average yields on certain U.S. Treasury fixed rate securities, as published by the Federal Reserve Board. However, the dividend rate for any dividend period will not be less than 6 percent per annum nor greater than 11 percent per annum. The Series B Preferred Stock is redeemable at the option of UJB, in whole or in part, on or after May 1, 1992 and prior to May 1, 1995 at a redemption price of $51.50 per share and, thereafter, at $50 per share, in each case plus accrued and unpaid dividends. Holders of Series B Preferred Stock have the right to vote as a class on certain amendments to the Restated Certificate of Incorporation of UJB which may affect the Series B Preferred Stock and to elect two directors in the event of a failure to pay full cumulative dividends for six quarters. They have no other voting rights. The Series B Preferred Stock is not convertible into shares of UJB Stock and has no preemptive rights. The Series B Preferred Stock is not subject to any sinking fund or other repurchase or retirement obligation of UJB. First Chicago Trust Company of New York is the transfer agent, dividend disbursing agent and registrar for shares of the Series B Preferred Stock.

SHAREHOLDER RIGHTS PLAN

  In August 1989, UJB adopted a shareholder rights plan (the "Rights Plan"), under which preferred stock purchase rights (the "Rights") attached to UJB Stock outstanding as of the close of business on August 28, 1989. Holders of shares of UJB Stock issued subsequent to that date receive the Rights with their shares. Except as indicated below, each Right entitles the registered holder to purchase from UJB one one-hundredth of a share of a new series of UJB Preferred Stock, designated the Series R Preferred Stock (the "Series R Preferred Stock"). The Rights expire on August 16, 1999, and are subject to redemption and amendment in certain circumstances. The Rights trade automatically with shares of UJB Stock and become exercisable only under certain circumstances as described below.

  In general, the Rights will become exercisable upon the earlier to occur (a "Distribution Date") of the following: (1) ten days following a public announcement that a person or group has acquired beneficial ownership of 15 percent or more of the UJB Stock outstanding at the time or voting securities of UJB representing 15 percent or more of the total voting power of UJB (such person or group becoming an "Acquiring Person") or (2) ten business days (or such later date as the UJB Board may determine) after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30 percent or more of the outstanding UJB Stock or voting securities representing 30 percent or more of the total voting power of UJB.

  Generally, in the event a Distribution Date occurs by virtue of a person or group becoming an Acquiring Person (other than pursuant to an offer for all outstanding shares of UJB Stock and other voting securities which the UJB Board determines to be fair to shareholders and otherwise in the best interests of
UJB), each

Right, other than Rights owned by the Acquiring Person, will thereafter entitle the holder to receive, upon exercise of the Right, Series R Preferred Stock having a value equal to two times the exercise price of the Right.

  In the event that a Distribution Date occurs (under either of the circumstances described above) and UJB is acquired in a merger or other business combination, or more than 50 percent of UJB's assets, cash flow or earning power is sold or transferred, each Right, other than Rights that may be owned by the Acquiring Person, will thereafter entitle the holder thereof to receive, upon the exercise of the Right, common stock of the acquiror having a value equal to two times the exercise price of the Right.

  The foregoing description of the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the terms of the Rights Plan, which is more fully described in UJB's Registration Statement on Form 8-A filed August 28, 1989.

                               VSB BANCORP, INC.

DESCRIPTION OF BUSINESS

  VSB was incorporated under the laws of the State of Delaware in connection with the conversion of Valley Savings Bank from a mutual savings to a capital stock savings institution in 1988. On December 31, 1992, Valley Savings Bank converted from a New Jersey savings and loan association charter to a New Jersey savings bank charter. In connection therewith, VSB became a bank holding company, subject to examination and regulation by the Federal Reserve Board.

  VSB and its subsidiaries conduct their business through an executive office located in Closter, New Jersey, and six full service offices located in Closter, Bergenfield, Dumont, Northvale, River Vale and Old Tappan, New Jersey. The executive offices of the VSB and Valley Savings Bank are located at 15 Ver Valen Street, Closter, New Jersey. Apart from the operation of Valley Savings Bank, VSB has not engaged in any material operations to date. The assets of VSB consist of all of the shares of Valley Savings Bank's capital stock and an interest-earning deposit account.

  Valley Savings Bank's primary business consists of attracting deposits from the general public and originating permanent loans which are secured by residential properties, as well as originating residential construction, commercial mortgage and consumer loans. Valley Savings Bank has discontinued commercial business lending activities and continues to diminish its current commercial loan portfolio through attrition. In recent years, Valley Savings Bank has emphasized the origination of adjustable-rate mortgage loans for retention in its loan portfolio.

  Valley Savings Bank's primary market area for savings deposits is Bergen County, while its primary market area for lending consists of Bergen, and to a lesser extent, Hudson, Morris, Ocean and Passaic Counties, New Jersey. Valley Savings Bank also serves its customers through participation in the Money Access Center (MAC) and CIRRUS, which are networks of automated teller machines located throughout the United States.

                        DESCRIPTION OF VSB CAPITAL STOCK

  VSB is authorized to issue 5,000,000 shares of VSB Stock having a par value of $.01 per share and 2,000,000 shares of Preferred Stock having a par value of $.01 per share ("VSB Preferred Stock"). The VSB Stock is not an account of an insurable type, and is not insured by the FDIC. As of the Record Date, VSB had 3,402,059 shares of VSB Stock outstanding and had no shares of VSB Preferred Stock outstanding.

COMMON STOCK

  Dividends. VSB is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of VSB (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. The holders of VSB Stock are entitled to receive and share equally in such dividends as may be declared by the VSB Board out of funds legally available therefor.

  Voting Rights. The holders of VSB Stock possess exclusive voting rights. They elect the VSB Board and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the VSB Board. Each holder of VSB Stock is entitled to one vote per share (excepted as noted below), but do not have any right to cumulate votes in the election of directors. Certain matters require 80% stockholder vote. In addition, shares of VSB Stock owned by any person in excess of 10% of the issued and outstanding shares may not be voted. Directors of VSB are elected by a plurality of votes cast; the VSB Board is divided into three classes, with approximately one-third of the VSB Board elected at each annual meeting of stockholders.

  Preemptive Rights. Holders of VSB Stock are not entitled to preemptive rights with respect to any shares which may be issued.

PREFERRED STOCK

  The VSB Board is authorized to approve the issuance of series of VSB Preferred Stock without the approval of VSB's stockholders. The rights, qualifications, limitations and restrictions on each such series of VSB Preferred Stock issued may be determined by the VSB Board at the time of issuance and may include, among other things, redemption rights, stated or participating dividends, special voting rights and convertibility to VSB Stock. VSB Preferred Stock may rank prior to VSB Stock as to dividend rights, liquidation preferences, or both. Such VSB Preferred Stock may have voting and conversion rights which could adversely affect the voting power of the holders of the VSB Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                       PROPOSAL II--ELECTION OF DIRECTORS

CERTAIN INFORMATION REGARDING THE DIRECTORS

  The number of directors of VSB Bancorp is currently set at eight (8). Directors are elected for staggered terms of three years each, with the term of office of only one class of directors expiring in each year. Directors serve until their successors are elected and qualified. In November, 1988, Valley Savings Bank, VSB's wholly-owned subsidiary, converted from the mutual to the stock form of ownership (the "Conversion"). Upon Conversion, Valley Savings Bank issued all of its capital stock to VSB, which simultaneously sold its Common Stock to the public. Each of the current members of the VSB Board also is serving on the Board of Directors of the Valley Savings Bank.

  The three nominees proposed for election at the Annual Meeting are Messrs. Eckerson, Frank and Reeve. Each nominee is presently a Director of VSB Bancorp. No person being nominated as a Director is being proposed for election pursuant to any agreement or understanding between any person and VSB Bancorp.

  The names of the three nominees for election to the VSB Board are set forth below, along with certain other information concerning such individuals and the other members of the VSB Board, as of March 25, 1994. The VSB Board believes that the nominees will stand for election and will serve if elected as directors. However, if any person nominated by the VSB Board fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the VSB Board may recommend.

                                                          TERM TO EXPIRE        AMOUNT AND NATURE OF
NAME, PRINCIPAL OCCUPATION AND                         FOLLOWING FISCAL YEAR    BENEFICIAL OWNERSHIP    PERCENT
BUSINESS EXPERIENCE FOR PAST 5 YEARS                   ENDING SEPTEMBER 30,          OF STOCK(1)        OF CLASS
- ------------------------------------                   ---------------------    --------------------    --------

                                            DIRECTOR NOMINEES
                                            -----------------

Wilbur H. Eckerson, Age 78 .............................      1996                     25,380(2)            .74%
 Director of Valley Savings Bank since 1964 and of VSB
 since its formation in 1988. He is currently self-
 employed as a builder.
Andrew Frank, Age 78 ...................................      1996                      20,553(2)           .60%
 Director of Valley Savings Bank since 1956 and of VSB
 since its formation in 1988. Prior to his retirement in
 1991, he was Vice President of Bluefield Developers,
 Inc., a building corporation, and the broker of record
 of Andrew Frank & Co., a real estate agency.
Arthur H. Reeve, Age 66 ................................      1996                      73,872(2)(3)       2.16%
 Director of Valley Savings Bank since 1961 and of VSB
 from 1988 until April 1990. Mr. Reeve was reappointed
 to VSB's Board in November, 1991. Mr. Reeve is an
 attorney in private practice.
                                                  DIRECTORS
                                                  ---------

William J. Durkin, Age 67 ..............................      1995                      17,401(2)           .51%
 Director of Valley Savings Bank since 1969 and of VSB
 since its formation in 1988. Mr. Durkin has served as
 Secretary to the VSB Board and the Board of Directors
 of Valley Savings Bank since November, 1991. He was
 Chairman of the Board of Durkin Agency, Inc., a
 general insurance agency, until his retirement in
 1991.
Allen S. Greene, Age 47 ................................      1995                     200,104(4)          5.71%
 Director of VSB since April, 1990 and of Valley Savings
 Bank since July, 1990. Chairman of the Board of VSB and
 Valley Savings Bank since October 1, 1990 and Chief
 Executive Officer of VSB and Valley Savings Bank since
 November 5, 1990. Mr. Greene is also a real estate
 investor through closely held corporations and
 partnerships in which he holds direct or indirect
 interests. Mr. Greene was President of Allen S. Greene
 and Company, Inc., a financial consulting firm, from
 June, 1977 until May, 1990.
Gerard F. Stoddard, Age 59 .............................      1995                      18,360(2)           .54%
 Director of VSB since April, 1990 and of Valley
 Savings Bank since July, 1990. Principal of G. Stoddard
 Communications, New York, New York (independent
 communications consulting firm) since April, 1986.
Donald C. Bogert, Age 83 ...............................      1994                      20,414(2)           .60%
 Director of Valley Savings Bank since 1963 and of VSB
 since its formation in 1988. Mr. Bogert is a retired
 real estate broker and appraiser.

                                         TERM TO EXPIRE     AMOUNT AND NATURE OF
NAME, PRINCIPAL OCCUPATION AND        FOLLOWING FISCAL YEAR BENEFICIAL OWNERSHIP PERCENT
BUSINESS EXPERIENCE FOR PAST 5 YEARS  ENDING SEPTEMBER 30,      OF STOCK(1)      OF CLASS
- ------------------------------------  --------------------- -------------------- --------
Martin Spiro, Age 60.......                   1994                330,820(5)       9.72%
 Director of VSB since
 November, 1990, and of
 Valley Savings Bank since
 February, 1991. Mr. Spiro
 is a private investor.
All executive officers and
 directors as a group (12
 persons)..................                    --                 733,388(6)      20.37%

- --------
(1) Unless otherwise indicated, each person effectively exercises sole (or shared with spouse) voting and dispositive power as to the shares reported.
(2) Includes 14,904 shares which may be acquired pursuant to presently exercisable stock options granted under the Stock Option Plan for Outside Directors.
(3) Includes 23,877 shares beneficially owned by Mr. Reeve's spouse, and 10,267 shares held by Mr. Reeve as trustee, as to which shares he has voting and dispositive power as trustee.
(4) Includes 104,544 shares that may be acquired pursuant to presently exercisable stock options, and 3,000 shares subject to awards under the MRP and 12,938 shares held in a VSB ESOP account for the benefit of Mr. Greene, as to which voting may presently be directed.
(5) Includes 247,272 shares as to which Mr. Spiro has sole voting and dispositive power as trustee of a trust for the benefit of his children.
(6) Includes 198,749 shares that may be acquired pursuant to the exercise of presently exercisable stock options, and 8,542 shares subject to awards under the MRP and 23,084 shares held in VSB ESOP accounts for the benefit of executive officers, as to which voting may presently be directed.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
                 OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

BOARD OF DIRECTORS MEETINGS AND COMMITTEE

  The VSB Board has established an executive committee. There is an audit committee established by Valley Savings Bank which also serves as the audit committee of VSB. Neither VSB nor Valley Savings Bank has a nominating committee. The VSB Board met nine times, and the Board of Directors of Valley Savings Bank met twelve times, during the fiscal year ended September 30, 1993. No Director attended fewer than 75% of the total meetings of the Boards of Directors and committees on which such VSB Board member served during fiscal 1993, including meetings of the Board of Directors and committees of Valley Savings Bank.

  Directors Durkin (Chairman), Spiro and Stoddard serve as members of Valley Savings Bank's audit committee, which is responsible for reviewing budget and audit performance and evaluating policies and procedures relating to auditing functions and controls. The audit committee met three times during the fiscal year ended September 30, 1993. VSB's executive committee, consisting of Directors Durkin, Frank, Greene, Reeve and Spiro, exercises the authority of the VSB Board when the VSB Board is not in session, subject to applicable law and the bylaws. The executive committee of Valley Savings Bank, consisting of Directors Durkin, Frank, Greene, Reeve and Spiro, exercises the authority of the Board of Directors of Valley Savings Bank when the Board of Directors of Valley Savings Bank is not in session, subject to applicable law and the bylaws. The non-management members of the executive committee of Valley Savings Bank also serve as the compensation committee, and in this capacity are responsible for establishing compensation and benefit policies. In addition, the non-management members of the executive committee of Valley Savings Bank and VSB administer certain stock related employee compensation plans. The Bank's executive committee met ten times during the fiscal year ended September 30, 1993, while VSB's executive committee did not meet separately during the 1993 fiscal year.

DIRECTORS COMPENSATION

  Fees. Directors of Valley Savings Bank are paid an annual retainer by Valley Savings Bank of $15,000, plus a $600 fee for each executive committee meeting attended. A fee of $200 is paid by Valley Savings Bank for all other committee meetings attended. As Secretary to the VSB Board, Mr. Durkin is paid an additional fee of $125 per VSB Board meeting. Except as to Mr. Durkin, officers who are Directors do not receive fees for services as a Director. Directors do not receive fees from VSB for services on the VSB Board.

  VSB Bancorp, Inc. Stock Option Plan for Outside Directors. The Option Plan for Outside Directors (the "Directors Option Plan"), which has been presented to and approved by the stockholders, authorized the granting of an option to each Director of VSB or Valley Savings Bank at October 27, 1988, the date of the initial sale of VSB Stock, who was not also an officer or employee of Valley Savings Bank or VSB, to purchase 14,904 shares of VSB Stock at an exercise price of $6.08 (the option exercise price and the number of shares subject to the option have been adjusted for stock dividends). The Directors Option Plan provides that to the extent that shares are available, persons who become Directors subsequent to October 27, 1988 will also receive an option to purchase 14,904 shares of VSB Stock, or such lesser number as then available, at an exercise price equal to the then fair market value of VSB Stock. Under the Directors Option Plan, there are in the aggregate 178,848 shares of VSB Stock reserved for issuance pursuant to the exercise of options. As of September 30, 1993, options have been granted and are outstanding as to 143,856 shares of VSB Stock reserved for issuance under the Directors Option Plan.

  Options are exercisable, from time to time in whole or in part, and expire upon the earlier of (i) ten years from the date of grant, or (ii) three years from the date that a person ceases to serve as an Outside Director. The option price can be paid by the optionee in cash at the time the option is exercised, or the optionee can tender previously acquired shares of VSB Stock as payment for the exercise of options. An option may be exercised only by the optionee, except that in the event of the death or disability of the optionee, his legal representative may exercise such option by giving notice of exercise within one year of the optionee's death or disability. The Directors Option Plan provides that the exercise price and number of shares subject to the option shall be adjusted for changes in VSB's capital structure, including stock dividends and stock splits and appropriate adjustments will be made to the exercise price and number of shares subject to options presently outstanding.

  Directors Emeritus Plan. Under the Directors Emeritus Plan, a Director who is not an officer or employee of Valley Savings Bank, who has served as a Director for at least twenty-four months, and who agrees to provide continuing services to Valley Savings Bank, will be eligible, upon retirement, to receive one year of benefits (i.e., continuing retainer fees) for every two years of prior service on the VSB Board. In no event shall the number of months for which a benefit is to be paid be less than seventy-two months. A Director must agree to provide consultation service to the VSB Board as requested from time to time, but no more than two days a month.

  The Directors Emeritus Plan is unfunded. All benefits payable under the Directors Emeritus Plan will be paid from Valley Savings Bank's current assets. There are no tax consequences to either the Director or Valley Savings Bank until benefits are paid out to the Director. At that time, the Director will recognize income in the amount of the payment and Valley Savings Bank will be entitled to an offsetting deduction. Upon a change in control of Valley Savings Bank, the Directors may choose a lump-sum cash payment equal to the cost of purchasing an annuity that would provide the benefits otherwise payable to the Director under the plan (and the Director would not be obligated to agree to provide consulting services to Valley Savings Bank).

  Deferred Fee Plan. Under the Valley Savings Bank Directors Deferred Fee Plan (the "Deferred Fee Plan"), Directors of Valley Savings Bank may defer the receipt of fees earned by reason of serving as a Director. In order to participate in the Deferred Fee Plan, a Director must execute an election to defer a specific part, up to 100%, of the fees the Director would be paid in the coming year. The election must be made prior to the beginning of the year for which it is effective, and is irrevocable for that year.

  Amounts deferred under the Deferred Fee Plan prior to October 31, 1991 earn interest at a rate equal to the greater of (i) the rate payable with respect to the six-month Treasury Bill, plus one quarter of one percent, or (ii) nine percent. Amounts deferred under the Deferred Fee Plan after October 31, 1991 earn interest at a rate equal to Valley Savings Bank's one year certificate of deposit rate as in effect on the date the fee is deferred, with such rate adjusted annually to reflect the then current rate of Valley Savings Bank's one year certificate of deposit. Participants in the Deferred Fee Plan receive distributions of their amounts and the interest thereon in equal monthly payments over a five year period, beginning at the time the participant ceases to be a Director.

  In the event of a participant's death, the Deferred Fee Plan provides for the payment of the participant's entire account to be made to the participant's beneficiary. The Deferred Fee Plan also provides that a single payment of the participant's entire account balance may be made to a participant who ceases to be a Director of Valley Savings Bank and becomes affiliated with a competitor of Valley Savings Bank.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

  Prior to August 1989, Valley Savings Bank made loans to its officers and employees in the ordinary course of business. Except as to mortgage loans, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than a normal risk of collectibility or present other unfavorable features. The interest rate charged to officers and employees on mortgage loans was set at 1% above Valley Savings Bank's average cost of funds and the origination fee was waived.

  The current policy of Valley Savings Bank is to extend credit to related persons on substantially the same terms as those granted to others, including the interest rate and origination fees. Such loans do not involve more than a normal risk of collectibility or present other unfavorable features.

  Set forth below is certain information as of September 30, 1993 as to loans outstanding from Valley Savings Bank to any of its officers during fiscal 1993, where the aggregate indebtedness to Valley Savings Bank exceeded $60,000 at any time since October 1, 1992 and which indebtedness included loans made under the policy in effect prior to August, 1989. All of the following loans are secured by the individual's primary residence.

                                            LARGEST          BALANCE
                                             AMOUNT           AS OF
                      DATE OF TYPE OF     OUTSTANDING     SEPTEMBER 30, INTEREST
 NAME AND POSITION     LOAN     LOAN   DURING FISCAL 1993     1993        RATE
 -----------------    ------- -------- ------------------ ------------- --------
Deborah A. Mazzotta.  7/20/88 Mortgage      $86,114          $76,890      7.91%
 Vice President

  Arthur H. Reeve, a Director of Valley Savings Bank, is a member of a law firm that is retained annually by Valley Savings Bank to provide general legal services. With respect to fiscal 1993, Valley Savings Bank paid $178,00 in fees to Mr. Reeve's law firm.

  As of December 31, 1993, the aggregate amount of loans to directors and executive officers was $628,854, which represents .9% of the stockholders equity of VSB as of such date.

EXECUTIVE COMPENSATION

 Tables

  The following table sets forth the cash compensation paid by Valley Savings Bank, for services rendered during the fiscal years ended September 30, 1993, 1992 and 1991, to the Chief Executive Officer of the Bank (the "Named Executive Officer").

                          SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                   --------------------------------- --------------------------------
                                                                           AWARDS             PAYOUTS
                                                                     ---------------------    -------
                         FISCAL
                          YEAR                            OTHER      RESTRICTED
      NAME AND           ENDED                           ANNUAL        STOCK      OPTIONS/     LTIP      ALL OTHER
 PRINCIPAL POSITION   SEPTEMBER 30  SALARY  BONUS(1) COMPENSATION(2)   AWARDS     SARS(#)     PAYOUTS COMPENSATION(5)
 ------------------   ------------ -------- -------- --------------- ----------   --------    ------- ---------------
 Allan S. Greene          1993     $199,912 $80,300        --             -- (3)      --        --        $50,394
 Chairman, President      1992      185,394  74,333        --             --          --        --         24,762
 and Chief Executive      1991      168,459  43,000        --         $72,000     139,104(4)    --            --
 Officer

- --------
(1) Cash bonuses are paid in the fiscal year following the fiscal year in which they are reported.
(2) Perquisites and other personal benefits, securities or property paid during the indicated fiscal year did not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported in the table, and are therefore excluded from "other compensation."
(3) The total number of restricted shares held and their aggregate market value (adjusted for the November 10, 1993 20% stock dividend) as of September 30, 1993, are as follows: Mr. Greene: 18,862 shares, $294,719. All of Mr. Greene's shares are fully vested.
(4) Mr. Greene was granted 80,500 options on November 4, 1990. The number of options outstanding at September 30, 1993 reflects three 20% stock dividends.
(5) Amounts reflect the market value of shares allocated to Mr. Greene's ESOP Account during each fiscal year. Values are calculated as of December 31 during each fiscal year.

  Set forth below is certain information concerning options exercised in fiscal 1993 by the Named Executive Officer and options outstanding to such Named Executive Officer at September 30, 1993.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                       NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                            OPTIONS AT           THE-MONEY OPTIONS AT
                                                          FISCAL YEAR-END         FISCAL YEAR-END(2)
                                                     ------------------------- -------------------------
                         SHARES ACQUIRED    VALUE    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          NAME            UPON EXERCISE  REALIZED(1)            (#)                       ($)
          ----           --------------- ----------- ------------------------- -------------------------
Allen S. Greene.........     34,560       $368,064           104,544/0               $1,331,368/0

- --------
(1) Represents the aggregate market value of underlying securities at exercise, minus the aggregate exercise price.
(2) Represents the difference between the aggregate exercise price of the options and the aggregate market value of VSB Stock that could be acquired upon exercise, calculated as of September 30, 1993.

 Employment Contract

  VSB and Valley Savings Bank renewed, on substantially similar terms, substantially similar employment contracts with Allen S. Greene, effective as of September 20, 1993, pursuant to which Mr. Greene agreed to serve as Chairman of the Board and Chief Executive Officer of VSB and Valley Savings Bank until at least January 1, 1996. A contract may be extended for one additional twelve month period at the discretion of either the VSB or Valley Savings Bank Board of Directors, as the case may be. If the contract with Valley Savings Bank is not extended, or upon expiration of the extension period provided for in that contract, Mr. Greene is entitled to receive a severance payment equal to his base salary then in effect. The base salary under the contracts for service to both VSB and Valley Savings Bank is $216,810. The base salary may be increased but not decreased at the discretion of the Board of Directors of either VSB or Valley Savings Bank. In addition to the base salary, the contracts provide, among other things, for the participation by Mr. Greene in stock option plans and other benefit plans available to executive personnel of VSB and Valley Savings Bank, and require VSB or Valley Savings Bank to provide Mr. Greene with an automobile. The contracts provide for the termination of the employment of Mr. Greene by VSB or Valley Savings Bank for "cause," as defined in the contracts, at any time. In the event Mr. Greene's employment with Valley Savings Bank is terminated for reasons other than cause, Mr. Greene (or his beneficiary) would be entitled to receive salary payments (and the severance payment) for the remaining term of the contracts. Upon a termination of Mr. Greene's employment with Valley Savings Bank other than for cause, certain insurance coverages would be maintained for Mr. Greene. Mr. Greene's employment with Valley Savings Bank would be deemed terminated upon any material change in his functions, duties or responsibilities which would cause his position to become one of lesser responsibility, importance, or scope. If a termination of Mr. Greene's employment with Valley Savings Bank is for cause, no further salary payments or benefits or severance payment would be provided. If a termination of Mr. Greene's employment with Valley Savings Bank for cause is disputed by Mr. Greene, VSB and Valley Savings Bank would be required to continue making salary payments and providing benefits to Mr. Greene until the dispute was settled by arbitration. If it were determined in arbitration that cause for termination existed, no further salary payments would be made to Mr. Greene, or benefits provided, but reimbursement of payments already made would not be required unless it were also determined that Mr. Greene had disputed his termination for cause in bad faith.

  If Mr. Greene's employment with either Valley Savings Bank or VSB is terminated following a change in control (as defined in the contracts) of VSB, Mr. Greene is entitled to receive title and ownership to the automobile then being provided to him and a lump sum payment equal to the cost of twelve months of overnight garage (parking) fees at the monthly rate being paid by Mr. Greene (or by Valley Savings Bank on his behalf) immediately prior to the change in control. All taxes and any fees or expenses due as a result of or related to the transfer of title of the automobile to Mr. Greene would be paid by Valley Savings Bank, and Mr. Greene would be paid an additional amount equal to any state or federal income tax payable by as a result of the payment of such taxes and expenses and as a result of such additional payment. Upon the occurrence of a change in control of either VSB or Valley Savings Bank, Mr. Greene is entitled to receive, as severance pay or liquidated damages, or both, a sum equal to 2.99 times: the sum of (i) Mr. Greene's base salary in effect immediately prior to the change in control, plus (ii) the bonus paid to Mr. Greene as to the fiscal year ended prior to the change in control, or if a bonus has been paid as to the fiscal year in which the change in control occurs, such bonus, whichever is greater. Mr. Greene is also entitled to receive a supplemental benefit equal to the difference between the benefit payable to Mr. Greene pursuant to the terms of Valley Savings Bank's defined benefit pension plan at the time of the change in control and the benefit that would be payable to him pursuant to the terms of pension plan if Mr. Greene had an additional three years of credited service under the pension plan at the time of the change in control. Notwithstanding the preceding, in the event that the aggregate payments or benefits to be made or afforded Mr. Greene under the contracts (the "termination benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code or any successor thereto, then, if (i) the amount equal to three times Mr. Greene's "base amount" (as determined in accordance with said Section 280G) minus $1.00 (the "nontriggering amount"), were greater than (ii) the amount equal to the termination benefits minus the amount of tax required to be paid by Mr. Greene thereon by Section 4999 of the Code, then the termination benefits would be reduced to the nontriggering amount.

 Pension Plan

  Valley Savings Bank maintains the Valley Savings Bank Pension Plan (the "Pension Plan") for employees who have completed one year of service with Valley Savings Bank and attained age 21. The Pension Plan is a qualified plan within the meaning of section 401(a) of the Code, and the trust associated with the Pension Plan is tax exempt under section 501(a) of the Code.

  The Pension Plan provides a benefit, commencing upon the participant's normal retirement date, equal to 20.5% of the participant's average monthly compensation up to $550, plus 41% of the participant's average monthly compensation in excess of $550, reduced by 1/15 for each year of service less than 15. Normal retirement date is the first day of the calendar month on or next following the later of the participant's 65th birthday or the date of completion of ten years of service. The average monthly compensation for purposes of determining benefits under the Pension Plan is the average monthly compensation (excluding bonuses) of the participant's five consecutive years of service that produce the highest average within the ten years preceding the participant's retirement (beginning in calendar year 1994, monthly compensation at an annual rate in excess of $150,000 is excluded in accordance with recent amendments to the Code).

  The Pension Plan provides an early retirement benefit for participants who have completed ten years of service and who have attained age 60. The early retirement benefit is the participant's accrued benefit reduced by 1/15 for each of the first five years, and 1/20 for each of the next five years, that the early retirement date precedes the normal retirement date.

  Participants in the Pension Plan are 100% vested in their benefits after the completion of five years of service. The Pension Plan benefit is generally an actuarially-reduced 50% joint and survivor annuity, payable monthly. If both the participant and spouse reject this form of payment, an alternative form of payment may be provided.

  Due to the funding status of the Pension Plan, Valley Savings Bank did not have to make a contribution for fiscal year 1993.

  As of the end of fiscal year 1993, Mr. Greene had three years of credited service under the Pension Plan. The employment agreements between VSB and Valley Savings Bank and Mr. Greene provide for a supplemental benefit (the "supplemental benefit") equal to the difference between the benefit payable to Mr. Greene pursuant to the terms of the Pension Plan at the time of a Change in Control (as defined in the employment agreements) of VSB and the benefit that would be payable to Mr. Greene pursuant to the terms of the Pension Plan if Mr. Greene had an additional three years of credited service under the Pension Plan at the time of the Change in Control. VSB must purchase for Mr. Greene an annuity from an AAA rated insurance company acceptable to Mr. Greene (or from such other insurance company as is acceptable to Mr. Greene) to fund the supplemental benefit.

COMPENSATION COMMITTEE REPORT

  General. Under rules established by the Commission, VSB is required to provide certain data and information in regard to the compensation and benefits provided to VSB's Chief Executive Officer and other executive officers of VSB. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the following report has been prepared for inclusion in this proxy statement.

  All cash compensation paid to executive officers is paid by Valley Savings Bank. VSB does not currently pay cash compensation to executive officers. The compensation Committee of the Board of Directors of Valley Savings Bank (the "Compensation Committee") makes recommendations to the full Board of Directors of Valley Savings Bank as to base salaries and incentive bonus awards. The Compensation Committee is comprised of Messrs. Frank, Durkin, Reeve and Spiro. CEO Greene offers input and advice as to executive compensation decisions affecting the members of senior management, other than himself. Compensation decisions and recommendations as to Mr. Greene are made without the participation of Mr. Greene. Mr. Greene is party to employment agreements with VSB and Valley Savings Bank which provide, among other things, for a minimum salary to be payable to Mr. Greene and for Mr. Greene's participation in all benefit plans or arrangements provided by VSB and Valley Savings Bank.

  The primary components of executive compensation for 1993 were base salary and incentive bonus awards. The Incentive Plan and the MRP were implemented in fiscal 1989 and most of the shares of the stock reserved for issuance for those plans were awarded in prior fiscal years. During fiscal 1993, the Compensation Committee did award 12,480 stock options and 4,440 shares of stock under the MRP to three executives. Such awards were made in the normal course of business.

  Base Salaries. The salaries for senior management are reviewed annually on a cycle that coincides with VSB's September 30 year-end. In general, the purpose of the annual salary review is to insure that Valley Savings Bank's base salary levels are competitive with financial institutions similar in size, geographic market and business profile in order for Valley Savings Bank to attract and retain persons of high quality. Mr. Greene recommends proposed salary increases for senior management, other than himself, to the Compensation Committee and the full Board of Directors of Valley Savings Bank. Mr. Greene's recommendations are based on the individual's performance during the previous fiscal year. Increases in salaries for fiscal 1993 ranged from 6% to 11%.

  Incentive Bonus Awards. The Board of Directors of Valley Savings Bank has instituted the Key Management Incentive Compensation Plan (the "Incentive Bonus Plan"), a non-qualified plan, to provide a compensatory award to certain management personnel. The officers entitled to participate in the Incentive Bonus Plan and the target bonus levels are recommended by the Chairman of the Board of Valley Savings Bank and approved by the Compensation Committee. Eight officers were approved for participation in fiscal 1993. Under the Incentive Bonus Plan, awards are made to key management personnel based on attaining projected profit goals. Profit goals and percentage amounts (i.e., percentages of salary that the bonus may constitute) are established at the beginning of the fiscal year. The Incentive Bonus Plan, as currently established, allows for the participants to receive increased percentages as net profit increases. The percentage range for the Incentive Bonus Plan is eight to forty percent. In consideration for being a participant in the Incentive Bonus Plan, the participants have agreed that they will not be eligible for other holiday or non-specific performance bonuses. Those participating officers who have entered into employment contracts with Valley Savings Bank and VSB have agreed that bonuses paid under the Incentive Bonus Plan will be excluded from the definition of compensation under their contracts. The amount of bonuses distributed for services rendered in fiscal 1993 was $139,861.

  Compensation of Chief Executive Officer. The Board of Directors of Valley Savings Bank approved a base salary for the CEO for fiscal 1993 of $200,750 which represented an 8% increase from the level of base salary of $185,833 provided in fiscal 1992. Under the employment agreements between VSB and Valley Savings Bank and Mr. Greene, the base salary may not be decreased. The 1993 base salary increase was not based on specific criteria but rather based on a perception of Mr. Greene's individual performance as well as Valley Savings Bank's overall performance for fiscal 1993. Mr. Greene also received an $80,300 cash bonus in accordance with the terms of the Incentive Bonus Plan, based upon criteria established at the beginning of the fiscal year.

  COMPENSATION COMMITTEE WILLIAM J. DURKIN, ANDREW FRANK, ARTHUR H. REEVE AND
                                  MARTIN SPIRO

PERFORMANCE GRAPH

  The following graph compares the five year cumulative total stockholder return on VSB Stock, based on the market price of VSB Stock and assuming the reinvestment of dividends, with (i) the cumulative total return of companies quoted in the NASDAQ National Market (the "NASDAQ Market Index") and (ii) a peer group consisting of all thrift institutions quoted on NASDAQ (the "Media General S&L Peer Group Index").

                         [GRAPH APPEARS HERE]
              COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG
VSB STOCK, THE NASDAQ MARKET INDEX AND THE MEDIA GENERAL S&L PEER GROUP INDEX

                                              NASDAQ    MEDIA GENERAL
Measurement period                 VSB        MARKET   S&L PEER GROUP
(Fiscal year Covered)             STOCK       INDEX        INDEX
- ---------------------           --------     --------  --------------
Measurement PT -
10/27/88                        $ 100.00     $ 100.00    $ 100.00

FYE 09/30/89                    $ 134.00     $ 120.00    $ 142.00
FYE 09/30/90                    $  80.00     $  93.00    $  77.00
FYE 09/30/91                    $  96.00     $ 124.00    $ 124.00
FYE 09/30/92                    $ 178.00     $ 120.00    $ 140.00
FYE 09/30/93                    $ 298.00     $ 157.00    $ 217.00


                              INDEPENDENT AUDITORS

  The VSB Board has not yet selected independent auditors for the fiscal year ending September 30, 1994. The selection will be based in general upon the accounting firm's overall fee structure for auditing services, tax consulting, tax return review or preparation, and general consultations. The independent auditors for the fiscal year ended September 30, 1993 were KPMG Peat Marwick. A representatives of KPMG Peat Marwick is expected to attend the Annual Meeting. The representative will be given the opportunity to make a statement if it is so desired and will be available to respond to questions from stockholders present at the Annual Meeting.

                             STOCKHOLDER PROPOSALS

  To be eligible for inclusion in VSB's proxy material relating to the next annual meeting of stockholders in the event the Merger is not consummated, a stockholder proposal must be received by the Secretary at the offices of VSB at the address set forth on the first page of this Proxy Statement, not later than November , 1994. Any such proposal will be subject to Proxy Rule 14a-8 of the rules and regulations of the Securities and Exchange Commission.

     ADVANCE NOTICE OF CERTAIN MATTERS TO BE CONDUCTEDAT AN ANNUAL MEETING

  The Bylaws of VSB provide an advance notice procedure for certain business, or nominations to the VSB Board, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting or to propose a nominee to the VSB Board, the stockholder must give written notice to the Secretary of VSB not less than sixty (60) days before the time fixed for such meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name, address and number of shares owned and describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the VSB Board, certain information regarding the nominee must be provided.

                                 LEGAL MATTERS

  The legality of the UJB Stock offered hereby will be passed upon for UJB by Richard F. Ober, Jr., Esq., Executive Vice President, General Counsel and Secretary of UJB. Mr. Ober owns 20,877 shares of UJB Stock and options to purchase 54,674 shares of UJB Stock at a weighted average exercise price of $17.24. Certain legal matters will be passed upon for UJB by Weil, Gotshal & Manges, New York, New York (a partnership including professional corporations), and for VSB by Luse Lehman Gorman Pomerenk & Schick, a Professional Corporation, Washington, D.C.

                                    EXPERTS

  The consolidated financial statements of UJB and subsidiaries as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993, included in UJB's Form 8-K filed on March 18, 1994, incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The report of KPMG Peat Marwick for the year ending December 31, 1993 refers to a change in the method of accounting for income taxes.

  The consolidated financial statements of VSB and subsidiaries as of September 30, 1993, included in VSB's Annual Report on Form 10-K for the year ended September 30, 1993, incorporated by reference herein and in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

  The VSB Board knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

                                  By Order of the Board of Directors

                                  /s/ William J. Durkin
                                  ---------------------
                                  William J. Durkin
                                  Secretary

Closter, New Jersey
March    , 1994

  YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER dated December 16th, 1993, between UJB Financial Corp., a New Jersey business corporation ("UJB"), and VSB Bancorp, Inc., a Delaware business corporation ("VSB").

                             W I T N E S S E T H :

  WHEREAS, the respective boards of directors of UJB and VSB deem it advisable and in the best interests of their respective shareholders to merge VSB into UJB (the "Merger") pursuant to the laws of the States of New Jersey and Delaware and this Agreement and Plan of Merger (the "Agreement"); and

  WHEREAS, pursuant to the Merger, VSB shareholders will receive, in exchange for the shares of common stock, par value $.01 per share, of VSB (the "VSB Stock") held by such shareholders, shares of the common stock of UJB, par value $1.20 per share (the "UJB Common Stock"), as set forth herein, and cash for any fractional share interest; and

  WHEREAS, to effectuate the Merger, the parties hereby adopt a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and the Stock Option Agreement entered into contemporaneously herewith (the "Stock Option Agreement"), the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                               GENERAL PROVISIONS

  Section 1.01.  The Merger.

  (a) Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time (as defined in Section 1.06), VSB shall be merged with and into UJB pursuant to and in accordance with the provisions of, and with the effect provided in, the New Jersey Business Corporation Act, as amended (the "New Jersey Act") and the Delaware General Corporation Law, as amended (the "Delaware Law") (UJB as surviving corporation being hereinafter sometimes referred to as the "Surviving Corporation").

  Section 1.02. Capital Stock of UJB. All shares of the capital stock of UJB outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding immediately thereafter.

  Section 1.03.  Terms of Conversion of VSB Common Stock.

  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:

    (1)All shares of VSB Stock which immediately prior to the Effective Time are either owned beneficially by UJB or held in the treasury of VSB shall be cancelled and retired and no cash, securities or other consideration shall be paid or delivered under this Agreement in exchange for such VSB Stock; and

    (2)Subject to Section 1.07, each share of VSB Stock outstanding immediately prior to the Effective Time shall be converted in accordance with the New Jersey Act and the Delaware Law into the number of shares of UJB Common Stock equal to the exchange ratio determined in accordance with the following (the "Exchange Ratio"):

      (A)If the Average Price (as defined in Section 1.03(b) below) of a share of UJB Common Stock is greater than $27.50, the Exchange Ratio shall be .7727;

      (B) If the Average Price of a share of UJB Common Stock is equal to or greater than $22.50 and equal to or less than $27.50, the Exchange Ratio shall be equal to the quotient obtained by dividing $21.25 by the Average Price; and

      (C) If the Average Price of a share of UJB Common Stock is less than $22.50, the Exchange Ratio shall be .9444; provided, however, that if the Average Price of a share of UJB Common Stock is less than $20.65, the Board of Directors of VSB shall have the right, exercisable only until 11:59 p.m. on the third business day following the Determination Date (as defined in Section 9.01), to terminate this Agreement by giving UJB notice of such termination, referring to this Section 1.03(a)(2)(C), and this Agreement shall be terminated pursuant to such notice, effective as of 11:59 p.m. on the third business day following receipt of such notice by UJB, unless UJB shall, prior to 11:59 p.m. on the third business day following receipt of such termination notice, send notice to VSB agreeing that the Exchange Ratio shall be equal to the quotient obtained by dividing $19.50 by the Average Price;

  provided, however, that in the event the Closing Date occurs during Period 1, Period 2 or Period 3 (all as defined below), (i) an Exchange Ratio determined in accordance with subsection (A) above shall be increased by .0022, .0066 or .0131, respectively, (ii) the numerators of the quotients used to determine an Exchange Ratio in accordance with subsection (B) above or the final clause of the proviso to subsection (C) above shall be increased by $.06, $.18 or $.36, respectively, and (iii) an Exchange Ratio determined in accordance with the first clause of subsection (C) above shall be increased by .0027, .008 or .016, respectively. "Period 1" is hereby defined to be the period commencing July 21, 1994 and ending August 20, 1994. "Period 2" is hereby defined to be the period commencing August 21, 1994 and ending September 20, 1994. "Period 3" is hereby defined to be the period commencing September 21, 1994 and ending September 30, 1994.

  (b) For purposes of this Agreement:

    (1) "Average Price" means the average (rounded to the nearest penny) of the closing prices of a share of UJB Common Stock on the New York Stock Exchange--Composite Transactions Tape for the 10 consecutive trading days ending on the Determination Date as reported in The Wall Street Journal, or if not reported therein, as reported in an authoritative source mutually agreeable to VSB and UJB.

    (2) "business day" shall mean a calendar day other than a Saturday or a Sunday, January 1, the third Monday in January, the third Monday in February, the last Monday in May, July 4, the First Monday in September, the second Monday in October, November 11, the fourth Thursday in November, or December 25. If January 1, July 4, November 11 or December 25 fall on a Sunday, the next Monday is not a business day.

  (c) The Exchange Ratio shall be subject to appropriate adjustments in the event that, from the date hereof to the Effective Time, the outstanding UJB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in the outstanding shares of UJB Common Stock.

  Section 1.04.  Reservation of UJB Common Stock; Issuance of Shares Pursuant
to the Merger.   UJB shall reserve and make available for issuance to holders of VSB Stock in connection with the Merger, on the terms and subject to the conditions of this Agreement, sufficient shares of UJB Common Stock (which shares, when issued and delivered, will be duly authorized, legally and validly issued, fully paid and non-assessable). The shares of UJB Common Stock to be issued in accordance with the Plan are sometimes referred to herein as the "Shares". Upon the terms, and subject to the conditions of this Agreement, including the conversion of VSB Stock according to the Exchange Ratio, UJB shall issue the Shares upon consummation of the Merger to holders of VSB Stock.

  Section 1.05. Exchange Agent Arrangements. Prior to the Effective Time (as defined in Section 1.06), UJB shall appoint United Jersey Bank, First Chicago Trust Company of New York or another entity reasonably satisfactory to VSB as the exchange agent (the "Exchange Agent") responsible for exchanging, in connection with and upon consummation of the Merger, certificates representing the Shares for certificates representing shares of VSB Stock, and upon consummation of the Merger UJB shall deliver to the Exchange Agent certificates representing shares of UJB Common Stock and cash representing fractional share interests as shall be required to be delivered to holders of shares of VSB Stock pursuant to this Agreement. Any UJB Common Stock or cash in lieu of fractional share interests delivered to the Exchange Agent and unclaimed at the end of one year from the Effective Time shall be repaid to UJB, in which event the persons entitled thereto shall look only to UJB for payment thereof; provided, however, that, if UJB shall, as required or permitted by law, pay to the appropriate state authorities any unclaimed UJB Common Stock or cash so repaid to UJB, said persons shall thereafter look only to the appropriate state authorities for payment thereof.

  Section 1.06. Effective Time. The Merger shall be effective at the hour and on the date (the "Effective Time") specified in the Certificate of Merger of UJB and VSB required by this Agreement to be filed with the Secretary of State of the State of New Jersey in accordance with Section 14A:10-4.1 of the New Jersey Act (the "NJ Certificate"), or, if filed later than the date of the NJ Certificate, the date of filing of the Certificate of Merger required by this Agreement to be filed with the Secretary of State of the State of Delaware in accordance with Section 252 of the Delaware Law (the "Delaware Certificate") (the NJ Certificate and the Delaware Certificate are collectively referred to herein as the "Certificates of Merger"). UJB shall file the Certificates of Merger not later than one business day following the Closing Date.

  Section 1.07.  Exchange of VSB Certificates.

  (a) After the Effective Time, the holder of certificates theretofore representing shares of VSB Stock (the "VSB Certificates"), upon surrender of such certificates to the Exchange Agent, shall be entitled to receive in exchange therefor certificates representing the number of whole Shares to which the holders are entitled pursuant to the conversion effected by Section 1.03, and payments due in lieu of any fractional share interests pursuant to Section
1.08. Until so surrendered, outstanding VSB Certificates, other than those not converted pursuant to Section 1.03(a)(1), shall be deemed for all purposes, other than as provided below with respect to unsurrendered VSB Certificates and UJB's right to refuse the payment of dividends or other distributions, if any, in respect of UJB Common Stock, to represent the number of whole Shares into which the shares of VSB Stock have been converted and the right to receive cash, if any, as provided in Section 1.08. Until so surrendered, UJB may, at its option, refuse to pay to the holders of VSB Certificates dividends or other distributions, if any, payable to holders of UJB Common Stock; provided, however, that upon surrender and exchange of VSB Certificates there shall be paid to such holders the amount, without interest, of dividends and other distributions, if any, which became payable prior thereto but which were not paid.

  (b) Holders of VSB Certificates as of the Effective Time shall cease to be, and shall have no further rights as, shareholders of VSB.

  (c) As promptly as practicable after the Effective Time UJB shall cause the Exchange Agent to send to each holder of VSB Certificates instructions and transmittal materials for use in surrendering and exchanging VSB Certificates. If VSB Certificates are properly presented to the Exchange Agent, UJB shall cause the Exchange Agent to cancel and exchange them for UJB Certificates and payments in lieu of fractional shares.

  (d) At and after the Effective Time there shall be no transfers on the stock transfer books of VSB of the shares of VSB Stock which were outstanding immediately prior to the Effective Time.

  Section 1.08. Fractional Shares. Each holder of a VSB Certificate who by virtue of this Article I would have been entitled to receive a fraction of a share of UJB Common Stock (after taking into account all shares of VSB Stock represented by the VSB Certificates then delivered by such holder) shall receive at the time such holder is to receive his UJB Certificates, in lieu of such fraction of a share, cash in an amount equal to such fraction multiplied by the Average Price.

  Section 1.09. Restated Certificate of Incorporation and By-Laws. The Restated Certificate of Incorporation and By-Laws of UJB in force immediately prior to the Effective Time shall be the Restated Certificate of Incorporation and By-Laws of the Surviving Corporation, except as duly amended thereafter and except, with respect to the Restated Certificate of Incorporation, to the extent such is affected by the Certificate of Merger.

  Section 1.10. Board of Directors and Officers. The Board of Directors of the Surviving Corporation shall consist of members of the Board of Directors of UJB at the Effective Time. The officers of the Surviving Corporation shall consist of the officers of UJB immediately prior to the Effective Time. Such directors and officers shall serve as such for the terms prescribed in the Restated Certificate of Incorporation and By-Laws of UJB, or otherwise as provided by law or until their earlier deaths, resignation or removal.

  Section 1.11. VSB Stock Option Plans. At the Effective Time, each option to purchase shares of VSB Stock issued and outstanding on the date hereof pursuant to stock option plans of VSB disclosed in VSB Schedule XI (the "VSB Stock Option Plans") shall be deemed to constitute, and shall automatically be converted into, an option to acquire, otherwise on the same terms and conditions as provided under the VSB Stock Option Plan under which such option was issued, such number of shares of UJB Common Stock as would have been issued pursuant to the Merger if all of the shares of VSB Stock subject to such option were issued and outstanding immediately prior to the Effective Time, with an exercise price per share of UJB Common Stock subject to the converted option equal to the exercise price per share of VSB Stock subject to the VSB option so converted divided by the Exchange Ratio set forth in this Agreement (subject to adjustment as provided herein); provided, however, that the number of shares of UJB Common Stock that may be purchased under any such converted option shall not include any fractional share interest but shall be rounded down to the next lower full share. As soon as practicable after the Effective Time, UJB shall issue to the holders of such VSB options appropriate instruments confirming the right of such holders to acquire shares of UJB Common Stock on the terms and conditions provided by this Section 1.11, upon surrender of their outstanding instruments representing such VSB options; provided, however, that UJB shall not be obligated to issue any such confirming instruments or any shares of UJB Common Stock upon the exercise of any VSB options until such time as the shares of UJB Common Stock issuable upon exercise of such converted options have been registered with the Securities and Exchange Commission (the "SEC") pursuant to an effective registration statement and have been authorized for listing on the New York Stock Exchange and for sale by any appropriate state securities regulators, which UJB shall use its best efforts to effect as promptly as practicable, but in no event more than 30 days after the Effective Time.

  Section 1.12. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of VSB acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of VSB or otherwise, all such deeds, bills of sale, assignments and assurances and to take, in the name and on behalf of VSB, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II.

                     REPRESENTATIONS AND WARRANTIES OF VSB

  VSB represents and warrants to UJB as follows:

  Section 2.01.  Organization, Capital Stock.

  (a) Each of VSB and its nonbank subsidiaries, including the nonbank subsidiaries of banks (the term "subsidiary", as used herein, shall mean any corporation or other organization of which 25% or more of the outstanding shares of any class of capital stock or other equity security is directly or indirectly owned), all of which are listed, together with their respective states of incorporation, on VSB Schedule I, is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, qualified to transact business in and in good standing under the laws of all jurisdictions where the failure to be so qualified would have a material adverse effect upon VSB or such subsidiary, and each has all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease its properties, to occupy its premises and to engage in its business and activities as presently engaged in, and each has complied in all material respects with all applicable laws, regulations and orders.

  (b) VSB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act").

  (c) VSB or one of its subsidiaries is the holder and beneficial owner of all of the issued and outstanding capital stock of all of VSB's direct and indirect nonbank subsidiaries.

  (d) The authorized capital stock of VSB consists of 5,000,000 shares of common stock, each of $.01 par value, of which at the date hereof 3,402,073 shares are outstanding, and 2,000,000 shares of preferred stock, each of $.01 par value, of which at the date hereof no shares are outstanding. The authorized and outstanding capital stock of each nonbank subsidiary is set forth on VSB Schedule I hereto together with the holders of outstanding capital stock and the number of shares of outstanding capital stock held. All issued shares of the capital stock of VSB and of each of its nonbank subsidiaries have been fully paid, were duly authorized and validly issued, are non-assessable, have been issued pursuant to an effective registration statement and current prospectus under the Securities Act of 1933 (the "Securities Act") or an appropriate exemption from registration under the Securities Act and were not issued in violation of the preemptive rights of any shareholder. No options covering capital stock of VSB or any of its nonbank subsidiaries, warrants to purchase or contracts to issue capital stock of VSB or any of its nonbank subsidiaries, or any other contracts, rights (including preemptive rights), commitments or convertible securities entitling anyone to acquire from VSB or any of its subsidiaries or obligating them to issue any capital stock, or securities convertible into or exchangeable for shares of capital stock, of VSB or any of its nonbank subsidiaries are outstanding, in existence, or the subject of an agreement, except for options provided for in the Stock Option Agreement and except as set forth in VSB Schedule II. All plans of VSB for the granting of stock options or stock appreciation rights, and any amendments thereto, have been duly approved by the shareholders of VSB in accordance with the requirements of the Code and Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

  (e) VSB owns no bank subsidiary other than Valley Savings Bank ("Valley"). ("bank" is hereby defined to include commercial banks, savings banks, private banks, trust companies, savings and loan associations, building and loan associations and similar institutions receiving deposits and making loans). Valley is a savings bank duly organized, validly existing, and in good standing under the laws of the State of New Jersey. Valley is duly authorized to conduct all activities and exercise all powers contemplated by applicable laws of the State of New Jersey, (ii) is an insured bank as defined in the Federal Deposit Insurance Act, and (iii) has all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease its properties and assets, to occupy its premises, and to engage in its business and activities as presently engaged in, and has complied in all material respects with all applicable laws, regulations and orders.

  (f) The authorized and outstanding capital stock of Valley is as set forth on VSB Schedule III. VSB is the holder and beneficial owner of all shares of the issued and outstanding capital stock of Valley. All issued and outstanding shares of the capital stock of Valley have been fully paid, were duly authorized and validly issued, are non-assessable, have been issued pursuant to an effective registration statement and current prospectus under the Securities Act or an appropriate exemption from registration under the Securities Act, and were not issued in violation of the preemptive rights of any shareholder. No options covering the capital stock of Valley, warrants to purchase or contracts to issue capital stock of Valley, or any other contracts, rights (including preemptive rights), commitments or convertible securities entitling anyone to acquire from VSB or any of its subsidiaries or obligating them to issue any capital stock, or securities convertible into or exchangeable for shares of capital stock, of Valley are outstanding, in existence, or the subject of an agreement.

  (g) All capital stock of its subsidiaries beneficially owned by VSB is held free and clear of any claims, liens, encumbrances or security interests.

  Section 2.02. Financial Statements. The financial statements and schedules contained or incorporated in VSB's (a) annual report to shareholders for the fiscal year ended September 30, 1993, and (b) annual report on Form 10-K pursuant to the Exchange Act for the fiscal year ended September 30, 1993 (the "VSB Financial Statements") are true and correct in all material respects as of their respective dates and each fairly presents the consolidated financial condition, results of operations and changes in capital accounts, retained earnings and financial position of VSB and its subsidiaries at its respective date and for the period to which it relates. Except as may otherwise be described therein or in the accountants' reports thereon, the VSB Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied. The VSB Financial Statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders the VSB Financial Statements, in light of the circumstances under which they were made, misleading in any respect.

  Section 2.03. No Conflicts. VSB and each of its subsidiaries is not in, and has received no notice of, violation or breach of, or default under, nor will the execution, delivery and performance of this Agreement by VSB, or the consummation of the transactions contemplated hereby including the Merger by VSB upon the terms provided herein (assuming receipt of the Required Consents), violate, conflict with, result in the breach of, constitute a default under, give rise to a claim or right of termination, cancellation, revocation of, or acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the material rights, permits, licenses, assets or properties of VSB or any of its subsidiaries or upon any of the capital stock of VSB or any of its subsidiaries, or constitute an event which could, with the lapse of time, action or inaction by VSB or any of its subsidiaries or a third party, or the giving of notice and failure to cure, result in any of the foregoing, under any of the terms, conditions or provisions, as the case may be, of:

    (a) the Certificate of Incorporation or the By-Laws of VSB or any of its subsidiaries;

    (b) any law, statute, rule, ruling, determination, ordinance or regulation of or agreement with any governmental or regulatory authority;

    (c) any judgment, order, writ, award, injunction or decree of any court or other governmental authority; or

    (d) any note, bond, mortgage, indenture, lease, policy of insurance or indemnity, license, contract, agreement or other instrument;

to which VSB or any of its subsidiaries is a party or by which VSB or any of its subsidiaries or any of their assets or properties are bound or committed, the consequences of which individually or in the aggregate, would have a material adverse effect either on Valley or on VSB and its subsidiaries, taken as a whole, or enable any person to enjoin the transactions contemplated hereby.

  Section 2.04. Absence of Undisclosed Liabilities. To the best knowledge of VSB management, VSB and its subsidiaries have no liabilities, whether contingent or absolute, direct or indirect, matured or unmatured (including but not limited to liabilities for federal, state and local taxes, penalties, assessments, lawsuits or claims against VSB or any of its subsidiaries), and no loss contingency (as defined in Statement of Financial Accounting Standards No.
5), material individually or in the aggregate either to Valley or to VSB and its subsidiaries, taken as a whole, other than (a) those reflected in the VSB Financial Statements or disclosed in the notes thereto, (b) commitments made by VSB or any of its subsidiaries in the ordinary course of its business which are not in the aggregate material in frequency or amount either to Valley or to VSB and its subsidiaries, taken as a whole, and (c) liabilities arising in the ordinary course of its business since September 30, 1993 which are not in the aggregate material in frequency or amount either to Valley or to VSB and its subsidiaries, taken as a whole. Neither VSB nor any of its subsidiaries has, since September 30, 1993, become obligated on any debt due in more than one year from the date of this Agreement in excess of $250,000, other than intra-corporate debt and deposits received, repurchase agreements and borrowings from the Federal Home Loan Bank of New York entered into in the ordinary course of business.

  Section 2.05.   Absence of Litigation, Agreements with Bank
Regulators. There is no outstanding order, injunction or decree of any court or governmental or self-regulatory body against or affecting VSB or any of its subsidiaries which materially and adversely affects Valley or VSB and its subsidiaries, taken as a whole, and there are no actions, arbitrations, claims, charges, suits, investigations or proceedings (formal or informal) material to either Valley or VSB and its subsidiaries, taken as a whole, pending or, to VSB's knowledge, threatened, against or involving VSB or any of its subsidiaries or their officers or directors (in their capacity as such) in law or equity or before any court, panel or governmental agency, except as disclosed in VSB Schedule IV. Neither Valley nor VSB is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter to, or has submitted a board of director resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Valley or VSB been advised by any governmental or regulatory authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any of the foregoing.

  Section 2.06. Brokers' Fees. VSB has entered into this Agreement with UJB as a result of direct negotiations without the assistance or efforts of any finder, broker, financial advisor or investment banker, other than Ryan, Beck & Co. Except as disclosed in VSB Schedule V, true and complete copies of all agreements between VSB and Ryan, Beck & Co. with respect to the transactions contemplated by this Agreement have previously been delivered to UJB.

  Section 2.07. Material Information. The representations and warranties made by VSB in this Agreement and the VSB Schedules hereto, and, at the time of filing, all filings made by VSB and its subsidiaries after September 30, 1992 with the SEC and the appropriate bank regulatory authorities do not or did not contain any untrue statement of a material fact and do not or did not omit to state any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

  Section 2.08. Corporate Action. Assuming due execution and delivery by each of the other parties thereto, and subject to the approval by the shareholders of VSB of this Agreement, the Merger and the other transactions contemplated hereby in accordance with VSB's Certificate of Incorporation at a meeting of such holders to be duly called and held, VSB has the corporate power and is duly authorized by all necessary corporate action to execute, deliver and perform this Agreement. The Board of Directors of VSB has taken all action required by law, its Certificate of Incorporation, its By-Laws or otherwise to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement of VSB enforceable in accordance with its terms except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally. The Board of Directors of VSB in authorizing the execution of this Agreement has determined to recommend to the shareholders of VSB the approval of this Agreement, the Merger and the other transactions contemplated hereby and thereby.

  Section 2.09. Absence of Changes. There has not been, since September 30, 1993, any material adverse change in the financial condition, assets, liabilities, business or results of operations of Valley or of VSB and its subsidiaries taken as a whole, and there is no matter or fact which may result in any such material adverse change in the future (other than changes which may affect the banking industry in general). Except as disclosed in VSB Schedule VI, neither VSB nor any of its subsidiaries has, since September 30, 1993, (a) declared, set aside or paid any dividend or other distribution in respect of its capital stock, and dividends from subsidiaries to VSB or other subsidiaries of VSB, or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock held by persons other than VSB and its subsidiaries;
(b) incurred current liabilities since that date other than in the ordinary course of business, (c) sold, exchanged or otherwise disposed of any of their assets except in the ordinary course of business; (d) made any extraordinary officers' salary increase or wage increase, entered into any employment, consulting, severance or change of control contract with any present or former director, officer or salaried employee, or instituted any employee or director welfare, bonus, stock option, profit-sharing, retirement, severance or other benefit plan or arrangement or modified any of the foregoing so as to increase its obligations thereunder in any material respect; (e) suffered any taking by condemnation or eminent domain or other damage, destruction or loss in excess of $50,000, whether or not covered by insurance, adversely affecting its business, property or assets, or waived any rights of value in excess of $50,000; (f) entered into any transactions which in the aggregate exceeded $250,000 other than in the ordinary course of business; or (g) acquired the assets or capital stock of another company, except in a fiduciary capacity or in the course of securing or collecting loans or leases.

  Section 2.10. Allowance for Loan and Lease Losses. At September 30, 1993 and thereafter VSB's allowance for loan and lease losses is adequate in all material respects to provide for all losses on loans and leases outstanding and, to the best of VSB's knowledge, the loan and lease portfolios of VSB in excess of such allowances are collectible in the ordinary course of business. VSB Schedule VII constitutes a list of all loans and leases made by VSB or any of its subsidiaries that have been "classified" as to quality by any internal or external auditor, accountant or examiner, and such list is accurate and complete in all material respects.

  Section 2.11. Taxes and Tax Returns. Neither VSB nor any of its subsidiaries has at any time filed a consent pursuant to Section 341(f) of the Code or consented to have the provisions of Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by VSB or any of its subsidiaries. None of the property being acquired by UJB or its subsidiaries in the Merger is property which UJB or its subsidiaries will be required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code. Proper and accurate amounts have been withheld from employees by VSB and each of its subsidiaries for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state and local law. Proper and accurate federal, state and local returns have been timely filed by VSB and each of its subsidiaries for all periods for which returns were due, including with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provision therefor has been included on the books of VSB or its appropriate subsidiary. Other than franchise tax returns filed by VSB with the State of Delaware, neither VSB nor any of its subsidiaries is required to file tax returns with any state other than the State of New Jersey. Provision has been made on the books of VSB or its appropriate subsidiary for all unpaid taxes, whether or not disputed, that may become due and payable by VSB or any of its subsidiaries in future periods in respect of transactions, sales or services previously occurring or performed, except as to an amount of up to $10,000 which may be owed with respect to sales taxes. The Internal Revenue Service ("IRS") has audited the consolidated federal income tax returns of Valley for all taxable years ended on or prior to September 30, 1988. Neither VSB nor any of its subsidiaries is subject to an audit or review of its tax returns by any state other than the State of New Jersey. VSB is not and has not been a United States real property holding corporation as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither VSB nor any of its subsidiaries is currently a party to any tax sharing or similar agreement with any third party. There are no material matters, assessments, notices of deficiency, demands for taxes, proceedings, audits or proposed deficiencies pending or threatened against VSB or any of its subsidiaries and there have been no waivers of statutes of limitations or agreements related to assessments or collection in respect of any federal, state or local taxes. Neither VSB nor any of its subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by VSB or any of its subsidiaries, and neither VSB nor any of its subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method. VSB and its subsidiaries have complied in all material respects with all requirements relating to information reporting and withholding (including back-up withholding) and other requirements relating to the reporting of interest, dividends and other reportable payments under the Code and state and local tax laws and the regulations promulgated thereunder and other requirements relating to reporting under federal law including recordkeeping and reporting on monetary instruments transactions.

  Section 2.12. Properties. VSB, directly or through its subsidiaries, has good and marketable title to all of its properties and assets, tangible and intangible, including those reflected in the most recent consolidated balance sheet included in the VSB Financial Statements (except properties and assets disposed of since that date in the ordinary course of business not in excess of $35,000), which properties and assets are not subject to any mortgage, pledge, lien, charge or encumbrance other than as reflected in the VSB Financial Statements or which in the aggregate do not materially adversely affect or impair the operation of Valley or of VSB and its subsidiaries taken as a whole. VSB and each of its subsidiaries enjoys peaceful and undisturbed possession under all material leases under which it or any of its subsidiaries is the lessee, where the failure to enjoy such peaceful and undisturbed possession would have a material adverse effect on Valley or on VSB and its subsidiaries taken as a whole, and none of such leases contains any unusual or burdensome provision which would materially and adversely affect or impair the operations of Valley or of VSB and its subsidiaries taken as a whole.

  Section 2.13. Condition of Properties; Insurance. All real and tangible personal properties owned by VSB or any of its subsidiaries or used by VSB or any of its subsidiaries in its business are in a good state of maintenance and repair, are in good operating condition, subject to normal wear and tear, conform in all material respects to all applicable ordinances, regulations and zoning laws, and are adequate for the business conducted by VSB or such subsidiary subject to exceptions which are not, in the aggregate, material. VSB and each of its subsidiaries maintains insurance (with companies which, to the best of VSB's knowledge, are authorized to do business in New Jersey) against loss relating to such properties in amounts which are customary, usual and prudent for corporations or banks, as the case may be, of their size. Such policies are in full force and effect, are carried in an amount and form and are otherwise adequate to protect VSB and each of its subsidiaries from any adverse loss resulting from risks and liabilities reasonably foreseeable at the date hereof, and are disclosed on VSB Schedule VIII. All material claims thereunder have been filed in a due and timely fashion. Since September 30, 1991, neither VSB nor any of its subsidiaries has ever been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request).

  Section 2.14.  Contracts.

  (a) Except as set forth in VSB Schedule IX, neither VSB nor any of its subsidiaries is a party to and neither they nor any of their assets are bound by any written or oral lease or license with respect to any property, real or personal, as tenant or licensee involving an annual consideration in excess of $25,000.

  (b) Except as set forth in VSB Schedule IX, neither VSB nor any of its subsidiaries is a party to and neither they nor any of their assets is bound by any written or oral: (i) employment or severance contract (including, without limitation, any collective bargaining contract or union agreement) which is not terminable without penalty by VSB or a subsidiary, as appropriate, on 60 days' or less notice; (ii) contract or commitment for capital expenditures in excess of $25,000 individually or $50,000 in the aggregate for any one project; (iii) contract or commitment whether or not made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving consideration in excess of $25,000 (including advertising and consulting agreements and retainer agreements with attorneys, accountants, actuaries, or other professionals); (iv) contract or option to purchase or sell any real or personal property involving consideration in excess of $50,000; or
(v) other contracts material to the business of Valley or of VSB and its subsidiaries taken as a whole and not made in the ordinary course of business.

  (c) Neither VSB nor any of its subsidiaries is a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking which, in the reasonable opinion of management of VSB, is materially adverse, onerous, or harmful to any aspect of the business either of Valley or of VSB and its subsidiaries taken as a whole.

  Section 2.15. Interest of Management and Affiliates. Except as disclosed on VSB Schedule X, all loans presently on the books of VSB or any of its subsidiaries to its present or former directors or executive officers, or their associates, or any members of their immediate families, have been made in the ordinary course of business and on the same terms and interest rates as those prevailing for comparable transactions with others and do not involve more than the normal risk of repayment or present other unfavorable features. Except as set forth in VSB Schedule X, no present or former officer or director of VSB or any of its subsidiaries or any of their associates or any members of their immediate families has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of VSB or any of its subsidiaries except for the normal rights of a shareholder; no such person is indebted to or has a contract or commitment for the purchase or sale of real or personal property, materials, supplies or services in excess of $10,000 per annum or for longer than one year whether or not in the ordinary course of business with VSB or any of its subsidiaries except for normal business expense advances and loans or other extensions of credit of not more than $25,000 in the aggregate; neither VSB nor any of its subsidiaries has any commitment, whether written or oral, to lend any funds to any such person; and neither VSB nor any of its subsidiaries is indebted to any such person except for deposits taken in the ordinary course of business and amounts due for normal compensation or reimbursement of expenses incurred in furtherance of the business of such person's employer and reimbursable according to a policy of VSB or such subsidiary, as appropriate, as in effect immediately prior to the date hereof. The consummation of the transactions contemplated hereby will not (either alone, or upon the occurrence of any act or event, the lapse of time, or the giving of notice and failure to cure) result in any payment (severance or other) becoming due from VSB or any of its subsidiaries or any successor or assign thereof to any director, officer or employee of VSB or any of its subsidiaries or any successor or assign of such subsidiary, except as disclosed in VSB Schedule X.

  Section 2.16.  Pension and Benefit Plans.

  (a) Neither VSB nor any of its subsidiaries maintains an employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or has made any contributions to any such employee pension benefit plan except employee pension benefit plans listed in VSB Schedule XI (individually a "VSB Plan" and collectively the "VSB Plans"). In its present form each VSB Plan complies in all material respects with all applicable requirements under ERISA and the Code. Except as disclosed in Schedule XI, each VSB Plan and the trust created thereunder is qualified and exempt under Sections 401(a) and 501(a) of the Code, and VSB or the subsidiary whose employees are covered by such VSB Plan has received from the IRS a determination letter to that effect. Each VSB Plan has been administered and communicated to the participants and beneficiaries in all material respects in accordance with its terms. Except as disclosed in
Schedule XI, no employee or agent of VSB or any subsidiary whose employees are covered by a VSB Plan has engaged in any action or has failed to act in such manner that, as a result of such action or failure: (i) the IRS could revoke a favorable determination as to such VSB Plan's qualification and the associated trust's exemption or impose any liability or penalty under the Code, or (ii) a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under such VSB Plan or has been misled as to his or her rights under such VSB Plan. Based upon reasonable actuarial assumptions and the cost method established for each VSB Plan by its enrolled actuary, the actuarial present value of all accumulated benefits under all VSB Plans as of January 1, 1993 did not exceed the net assets then available for benefits. There has not been any accumulated funding deficiency with respect to any VSB Plan within the meaning of Section 412 of the Code, whether or not such deficiency has been waived. No person has engaged in any prohibited transaction involving any VSB Plan or associated trust within the meaning of Section 406 of ERISA or Section 4975 of the Code and there has not been any reportable event involving any VSB Plan within the meaning of Section 4043 of ERISA and the regulations thereunder which required notification to the Pension Benefit Guaranty Corporation ("PBGC"). No liability under Title IV of ERISA has been incurred with respect to any VSB Plan or associated trust other than for required insurance premiums payable to PBGC which have been paid when due. No fact or circumstance, including but not limited to (i) a reportable event as defined above (other than a reportable event not subject to the provision for 30-day notice to the PBGC under such regulations), (ii) the withdrawal of VSB or any ERISA affiliate of VSB from a VSB Plan during a plan year in which it was a "substantial employer" as defined in ERISA, (iii) the filing of a notice of intent to terminate a VSB Plan or the treatment of a VSB Plan amendment as a termination under ERISA, (iv) the institution of proceedings to terminate a VSB Plan by the PBGC, or (v) any other event or condition which exists with respect to any VSB Plan which would constitute grounds for the termination of such VSB Plan by the PBGC, or for the appointment by the appropriate United States District Court of a trustee to administer such VSB Plan. All reports, filings, disclosures, and other communications which have been required to be made to the participants and beneficiaries, other employees, the IRS, the U.S. Department of Labor, the PBGC, or any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation have been made in a timely manner and all such reports and communications were true and correct in all material respects. No liability has been incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. VSB has no knowledge of any event that could result in a liability of VSB or its ERISA Affiliates (as defined below) to the PBGC. VSB and all its ERISA Affiliates have met all requirements with respect to funding the VSB Plans imposed by ERISA or the Code. There have not been any nor are there now existing any events or conditions that would permit any VSB Plan to be terminated to be terminated under circumstances would cause the lien provided under Section 4068 of ERISA to attach to the property of VSB or its ERISA affiliates. "ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of a group of which VSB is a member and which is under common control within the meaning of Section 414 of the Code.

  (b) All bonus, deferred compensation, profit-sharing, retirement, pension, stock option, stock award and stock purchase plans and all other employee benefit plans with an annual cost in excess of $25,000 other than medical, major medical, disability, life insurance or dental plans covering employees generally, maintained by VSB or any of its subsidiaries (collectively "Benefit Plans") are listed in VSB Schedule XI and comply in all material respects with all applicable requirements imposed by the Securities Act, the Exchange Act, ERISA, the Code, and applicable rules and regulations thereunder. The Benefit Plans have been administered and communicated to the participants and beneficiaries in all material respects in accordance with their terms, and no employee or agent of VSB or any of its subsidiaries has engaged in any action or failed to act in such manner that, as a result of such action or failure:
(i) the IRS could revoke a favorable determination as to a Benefit Plan's qualification and any associated trust's exemption or impose any liability or penalty under the Code; or (ii) a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under the Benefit Plans or has been misled as to their rights under the Benefit Plans. All reports, filings, disclosures, and other communications which have been required to be made to the participants and beneficiaries, other employees of VSB or any of its subsidiaries, the SEC, the IRS, the U.S. Department of Labor, the PBGC, and any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation have been made in a timely manner and all such reports and communications were true and correct in all material respects. No material liability has been incurred on account of delinquent or incomplete compliance or failure to comply with such requirements.

  Section 2.17. Fidelity Bonds. Since at least January 1, 1989, VSB and each of its subsidiaries has continuously maintained fidelity bonds insuring them against acts of dishonesty by each of the respective insured's employees in such amounts as are customary, usual and prudent for organizations of its size and business. All material claims thereunder have been filed in a due and timely fashion. Since January 1, 1989, the aggregate amount of all claims under such bonds has not exceeded the policy limits of such bonds (excluding, except in the case of excess coverage, a deductible amount of not more than $50,000) and neither VSB nor any of its subsidiaries is aware of any facts which would form the basis of a claim or claims under such bonds aggregating in excess of the applicable deductible amounts under such bonds. Neither VSB nor any of its subsidiaries has reason to believe that its respective fidelity coverage will not be renewed by its carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to VSB's and its subsidiaries' past claim experience.

  Section 2.18. Labor Matters. Hours worked by and payment made to employees of VSB and each of its subsidiaries have not been in violation of the Fair Labor Standards Act or any applicable law dealing with such matters; and all payments due from VSB and each of its subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of VSB or its appropriate subsidiary. No labor dispute, strike or other work stoppage has occurred and is continuing or is threatened with respect to VSB or any of its subsidiaries. Except as set forth in VSB Schedule XII, no employee of VSB or any of its subsidiaries has been terminated, suspended, disciplined or dismissed under circumstances that are likely to result in a material claim, suit, action, complaint or proceeding against VSB or any of its subsidiaries. No employees of VSB or any of its subsidiaries are unionized nor has such union representation been requested by any group of employees or any other person within the last two years.

  Section 2.19. Books and Records. The minute books of VSB and each of its subsidiaries contain complete and accurate records of and fairly reflect all actions taken at all meetings and accurately reflect all other corporate action of the shareholders and the boards of directors and each committee thereof. The books and records of VSB and each of its subsidiaries fairly and accurately reflect the transactions to which VSB and each of its subsidiaries is or has been a party or by which their properties are subject or bound, and such books and records have been properly kept and maintained.

  Section 2.20. Concentrations of Credit. Except as disclosed on VSB Schedule XIII, no customer or affiliated group of customers (a) is owed by VSB or any subsidiary of VSB an aggregate amount equal to more than 5% of the shareholders' equity of VSB or such subsidiary (including deposits, other debts and contingent liabilities) or (b) owes to VSB or any of its subsidiaries an aggregate amount equal to more than 5% of the shareholders' equity of VSB or such subsidiary (including loans and other debts, guarantees of debts of third parties, and other contingent liabilities).

  Section 2.21. Trademarks and Copyrights. Neither VSB nor any of its subsidiaries has received notice or otherwise knows that the manner in which VSB or any of its subsidiaries conducts its business including its current use of any material trademark, trade name, service mark or copyright violates asserted rights of others in any trademark, trade name, service mark, copyright or other proprietary right.

  Section 2.22. Equity Interests. Except as disclosed in VSB Schedule XIV, neither VSB nor any of its subsidiaries owns, directly or indirectly, any equity interest, other than by virtue of a security interest securing an obligation not presently in default, in any bank, corporation, partnership or other entity, except: (a) in a fiduciary capacity; or (b) an interest valued at less than $50,000 acquired in connection with a debt previously contracted.

  Section 2.23. Environmental Matters. Except as disclosed on Schedule XVII, to the knowledge of VSB, no Hazardous Substances (as hereinafter defined) have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on (1) any property now owned, occupied or leased ("Present Property") by VSB or any of its subsidiaries, (2) any property previously owned, occupied or leased ("Former Property") by VSB or any of its subsidiaries during the time of such previous ownership, occupancy or lease; or (3) any Participation Facility (as hereinafter defined) during the time that VSB or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility. To the knowledge of VSB, neither VSB nor any of its subsidiaries has disposed, of, or arranged for the disposal of, Hazardous Substances from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility disposed of, or arranged for the disposal of, Hazardous Substances from a Participation Facility during the time that VSB or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility. To the knowledge of VSB, no Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any Loan Property (as hereinafter defined), nor is there, with respect to any such Loan Property, any violation of environmental law which could materially adversely affect the value of such Loan Property to an extent which could prevent or delay VSB or any of its subsidiaries from recovering the full value of its loan in the event of a foreclosure on such Loan Property.

  As used in this Agreement, (a) "Participation Facility" shall mean any property or facility of which the relevant person or entity (i) has at any time participated in the management or (ii) may be deemed to be or to have been an owner or operator, (b) "Loan Property" shall mean any real property in which the relevant person or entity holds a security interest in an amount greater than $50,000 and (c) "Hazardous Substances" shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any related materials or substances specified in any applicable Federal or state law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata) and (ii) friable asbestos, polychlorinated biphenyls, urea formaldehyde, and petroleum and petroleum-based products.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF UJB

  UJB represents and warrants to VSB as follows:

  Section 3.01.  Organization, Capital Stock.

  (a) UJB is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with authorized capital stock consisting of 65,000,000 shares of Common Stock, each of par value $1.20, of which 51,537,329 shares were issued and outstanding as of September 30, 1993 and 4,000,000 shares of Preferred Stock, each without par value, of which 600,166 shares of Series B Adjustable Rate Cumulative Preferred Stock ($50 stated value) were issued and outstanding and 600,000 shares of Series R Preferred Stock were reserved for issuance as of September 30, 1993. All issued and outstanding shares of UJB's capital stock have been fully paid, were duly and validly issued, and are non-assessable.

  (b) UJB is qualified to transact business in and is in good standing under the laws of all jurisdictions where the failure to be so qualified would have a material adverse effect upon UJB and its subsidiaries, taken as a whole. The bank subsidiaries of UJB are duly organized, validly existing and in good standing under the laws of their jurisdiction of organization. UJB and its bank subsidiaries have all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease their respective properties, occupy their respective premises, and to engage in their respective businesses and activities as presently engaged in. UJB is duly registered as a bank holding company under the Bank Holding Company Act.

  (c) All issued shares of the capital stock of UJB and of each of its bank subsidiaries have been fully paid, were duly authorized and validly issued, are non-assessable (subject with respect to national banks to 12 U.S.C. 55), have been issued pursuant to an effective registration statement and current prospectus under the Securities Act or an appropriate exemption from registration under the Securities Act and were not issued in violation of the preemptive rights of any shareholder. UJB or one of its subsidiaries is the holder and beneficial owner of all of the issued and outstanding capital stock of its bank subsidiaries. No options covering capital stock of UJB or any of its bank subsidiaries, warrants to purchase or contracts to issue capital stock of UJB or any of its bank subsidiaries, or any other contracts, rights (including preemptive rights), commitments or convertible securities entitling anyone to acquire from UJB or any of its subsidiaries or obligating them to issue any capital stock, or securities convertible into or exchangeable for shares of capital stock, of UJB or any of its bank subsidiaries are outstanding, in existence, or the subject of an agreement, except for UJB Common Stock issuable pursuant to employee stock options granted under stock option plans or stock option components of incentive plans of UJB (2,318,755 shares at December 31, 1992), UJB Common Stock issuable pursuant to UJB's Dividend Reinvestment and Stock Purchase Plan, UJB Savings Incentive Plan and 1993 Incentive Stock and Option Plan and Series R Preferred Stock issuable pursuant to the UJB Shareholder Rights Plan.

  Section 3.02. Financial Statements. The financial statements and schedules contained or incorporated in UJB's (a) annual report to shareholders for the fiscal year ended December 31, 1992, (b) annual report on Form 10-K pursuant to the Exchange Act for the fiscal year ended December 31, 1992, and (c) quarterly reports on Form 10-Q pursuant to the Exchange Act for the fiscal quarters ended March 31, 1993, June 30, 1993 and September 30, 1993 (the "UJB Financial Statements") are true and correct in all material respects as of their respective dates and each fairly presents the consolidated financial condition, results of operations and changes in capital accounts, undivided profits and financial position of UJB and its subsidiaries at its respective date and for the period to which it relates. Except as may otherwise be described therein or in the accountants' reports thereon, the UJB Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied. The UJB Financial Statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders the UJB Financial Statements, in light of the circumstances under which they were made, misleading in any respect.

  Section 3.03. No Conflicts. UJB is not in, and has received no notice of, violation or breach of, or default under, nor will the execution, delivery and performance of this Agreement by UJB, or the consummation of the Merger by UJB upon the terms and conditions provided herein (assuming receipt of the Required Consents), violate, conflict with, result in the breach of, constitute a default under, give rise to a claim or right of termination, cancellation, revocation of, or acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any rights, permits, licenses, assets or properties material to UJB and its subsidiaries, taken as a whole, or upon any of the capital stock of UJB, or constitute an event which could, with the lapse of time, action or inaction by UJB or a third party, or the giving of notice and failure to cure, result in any of the foregoing, under any of the terms, conditions or provisions, as the case may be, of:

    (a) the Restated Certificate of Incorporation or the By-Laws of UJB;

    (b) any law, statute, rule, ruling, determination, ordinance, or regulation of any governmental or regulatory authority;

    (c) any judgment, order, writ, award, injunction, or decree of any court or other governmental authority; or

    (d) any material note, bond, mortgage, indenture, lease, policy of insurance or indemnity, license, contract, agreement, or other instrument;

to which UJB is a party or by which UJB or any of its assets or properties are bound or committed, the consequences of which would have a material adverse effect on UJB and its subsidiaries, taken as a whole, or enable any person to enjoin the transactions contemplated hereby.

  Section 3.04. Absence of Litigation, Agreements with Bank Regulators. There is no outstanding order, injunction, or decree of any court or governmental or self-regulatory body against or affecting UJB or its subsidiaries which materially and adversely affects UJB and its subsidiaries, taken as a whole, and there are no actions, arbitrations, claims, charges, suits, investigations or proceedings (formal or informal) material to UJB and its subsidiaries, taken as a whole, pending or, to UJB's knowledge, threatened, against or involving UJB or their officers or directors (in their capacity as such) in law or equity or before any court, panel or governmental agency, except as disclosed in the Forms 10-K and 10-Q of UJB referred to in Section 3.02. Except, as previously disclosed to VSB, neither UJB nor any bank subsidiary of UJB is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter to, or has submitted a board of director resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has UJB or any bank subsidiary of UJB, been advised by any governmental or regulatory authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any of the foregoing.

  Section 3.05. Material Information. The representations and warranties made by UJB in this Agreement and, at the time of filing, all filings made by UJB and its subsidiaries after December 31, 1992 with the SEC and appropriate bank regulatory authorities do not contain any untrue statement of a material fact and do not omit to state any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

  Section 3.06. Corporate Action. Assuming due execution and delivery by each of the other parties thereto, UJB has the corporate power and is duly authorized by all necessary corporate action to execute, deliver, and perform this Agreement. The Board of Directors of UJB has taken all action required by law, its Restated Certificate of Incorporation, its By-Laws or otherwise to authorize the execution and delivery of this Agreement. Approval by the shareholders of UJB of this Agreement, the Merger or the transactions contemplated by this Agreement are not required by applicable law. This Agreement is a valid and binding agreement of UJB enforceable in accordance with its terms except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally.

  Section 3.07. Absence of Changes. There has not been, since December 31, 1992, any material adverse change in the prospects, financial condition, assets, liabilities, business or results of operations of UJB and its subsidiaries taken as a whole, and there is no matter or fact which may result in any such material adverse change in the future (other than changes which may affect the banking industry in general).

  Section 3.08. Non-bank Subsidiaries. The non-bank subsidiaries of UJB did not, taken in the aggregate, constitute a "significant subsidiary" of UJB, as that term is defined in Rule 1-02(v) of Regulation S-X of the SEC (17 CFR(S)210.1-02(v)), at September 30, 1993.

  Section 3.09. Absence of Undisclosed Liabilities. The financial statements of UJB are prepared on an accrual basis and reflect all known assets and liabilities. There are no material undisclosed liabilities to the best knowledge of management.

  Section 3.10. Allowance for Loan and Lease Losses. UJB's allowance for loan and lease losses is adequate in all material respects to provide for all losses on loans and leases outstanding, and to the best of UJB's knowledge the loan and lease portfolios of UJB in excess of such allowances are collectible in the ordinary course of business.

  Section 3.11. Environmental Matters. Except as disclosed in the Forms 10-K and 10-Q of UJB referred to in Section 3.02 hereof, to the knowledge of UJB:

    (a) no Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any (i) Present Property of UJB or a subsidiary, (ii) Former Property of UJB or a subsidiary during the time of previous ownership, occupancy or lease, or
  (iii) Participation Facility during the time that UJB or a subsidiary participated in the management of, or may be deemed to be or to have been an owner or operator of, such facility, where such storage, treatment, dumping, spilling, disposing, discharging, releasing, or depositing would have a material adverse effect on UJB and its subsidiaries, taken as a whole;

    (b) neither UJB nor any subsidiary has disposed of or arranged for the disposal of Hazardous Substances from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility disposed of, or arranged for the disposal of, Hazardous Substances from a Participation Facility during the time that UJB or any subsidiary participated in the management of, or may be deemed to be or to have been an owner or operator of such Participation Facility, where such disposal or arranging for disposal would have a material adverse effect on UJB and its subsidiaries, taken as a whole;

    (c) no Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any Loan Property, nor is there with respect to any Loan Property any violation of an environmental law, where such storage, treatment, dumping, spilling, disposing, discharging, releasing, depositing or violation would have a material adverse effect on UJB and its subsidiaries, taken as a whole.

                                  ARTICLE IV.

                                COVENANTS OF VSB

  VSB hereby covenants and agrees with UJB that:

  Section 4.01. Preparation of Registration Statement and Applications for Required Consents. VSB will cooperate with UJB in the preparation of a Registration Statement on Form S-4 (the "Registration Statement") including the VSB proxy statement to be included as a part thereof (the "VSB Proxy Statement") and filed with the SEC under the Securities Act for the registration of the UJB Common Stock to be issued in connection with the Merger. In connection therewith, VSB will furnish all information concerning VSB reasonably deemed necessary by counsel to UJB for the filing or preparation for filing under the Securities Act of the Registration Statement. VSB will cooperate with UJB and provide such information as may be advisable in obtaining an order of effectiveness for the Registration Statement, appropriate permits or approvals under state securities and "blue sky" laws, the required approval under the Bank Holding Company Act by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the required approval from the Department of Banking of the State of New Jersey, the listing of the Shares on the New York Stock Exchange (subject to official notice of issuance) and any other governmental or regulatory consents or approvals or the taking of any other governmental or regulatory action necessary or, in the reasonable judgment of UJB, advisable to consummate the Merger (the "Required Consents"). VSB covenants and agrees that all information furnished by VSB will comply in all material respects with the provisions of applicable law, including the Securities Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. VSB will furnish to Ryan, Beck & Co. investment bankers advising VSB, such information as they may reasonably request for purposes of the opinion referred to in Section 8.08.

  Section 4.02. Notice of Adverse Changes. VSB will promptly advise UJB in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of VSB contained in this Agreement or the VSB Schedules or the materials furnished pursuant to the Post-Signing Disclosure List (as defined in Section 4.09), if made on or as of the date of such event or the Closing Date (as defined at Section 9.01), untrue or inaccurate in any material respect, (b) any material adverse change in the business of VSB or any of its subsidiaries, (c) any inability or perceived inability of VSB to perform or comply with the terms or conditions of this Agreement, (d) the institution or threat of institution of litigation involving VSB or any of its subsidiaries or assets, which, if determined adversely to VSB or any of its subsidiaries, would have a material adverse effect upon Valley or VSB and its subsidiaries taken as a whole or the Merger and the related transactions, and (e) any governmental complaint, investigation, hearing, or communication indicating that such litigation is contemplated, (f) any written notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by VSB or a subsidiary subsequent to the date hereof and prior to the Effective Time, under any agreement, indenture or instrument to which VSB or a subsidiary is a party or is subject and which is material to the business, operation or condition (financial or otherwise of Valley or VSB and its subsidiaries taken as a whole), and (g) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement including the Merger. VSB agrees that the delivery of such notice shall not constitute a waiver by UJB of any of the provisions of Articles VI or VII.

  Section 4.03. Meeting of Shareholders. VSB will call a meeting of its shareholders for the purpose of voting upon this Agreement, the Merger and the transactions contemplated hereby to be held as promptly as practicable and, in connection therewith, will comply with Delaware law and the Exchange Act and all regulations promulgated thereunder governing shareholder meetings and proxy solicitations. In connection with such meeting, VSB shall mail a Proxy Statement to its shareholders and use its best efforts to obtain shareholder approval of this Agreement, the Merger and the transactions contemplated hereby.

  Section 4.04. Copies of Filings. Without limiting the provisions of Section 4.01, VSB will deliver to UJB, at least twenty-four hours prior to an anticipated date of filing or distribution, all documents to be filed with the SEC or any bank regulatory authority or to be distributed in any manner to the shareholders of VSB or the public, together with, in the case of all quarterly financial statements provided pursuant to this section, a written opinion of the chief financial officer of VSB to the effect that such financial statements are true, correct and complete in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed therein, and with the books and records of VSB, and present fairly the consolidated financial position of VSB and its subsidiaries at the date thereof and the results of operations for the period covered thereby.

  Section 4.05. No Material Transactions. Until the Effective Time, VSB will not and will not allow any of its subsidiaries to, without the prior written consent of UJB: (a) pay (or make a declaration which creates an obligation to pay) any cash dividends at a quarterly rate in excess of $0.07, other than dividends from subsidiaries of VSB to VSB or other subsidiaries of VSB; (b) fail to coordinate with UJB the declaration of any dividends and fail to set record and payment dates which are identical to those of UJB; (c) declare or distribute any stock dividend or authorize or effect a stock split; (d) merge with, consolidate with, or sell any material asset to any other corporation, bank, or person (except for mergers of subsidiaries of VSB into VSB or other subsidiaries of VSB) or enter into any other transaction not in the ordinary course of business; (e) except in a fiduciary capacity, make or agree to make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock; (f) incur any liability or obligation other than intracompany obligations, make or agree to make any commitment or disbursement, acquire or dispose or agree to acquire or dispose of any property or asset (tangible or intangible), make or agree to make any contract or agreement or engage or agree to engage in any other transaction, except transactions in the ordinary course of business and other transactions aggregating not more than $250,000; (g) subject any of its properties or assets to any lien, claim, charge, option or encumbrance, except in the ordinary course of business and for amounts not material in the aggregate; (h) except in accordance with and as provided in compensation information previously furnished to UJB with respect to individuals who are employees on the date hereof, increase or enter into any agreement to increase the rate of compensation of any such employee or pay any employee bonus if such payment will cause the aggregate employee bonuses paid by VSB to exceed $215,000 (excluding any payments made pursuant to Section 4.15); (i) except as previously disclosed in writing to UJB, create or modify any employment or severance arrangement or any pension or profit sharing plan, bonus, deferred compensation, death benefit, retirement or other employee or director benefit plan of whatsoever nature, or change the level of benefits under any such arrangement or plan, or increase any severance or termination pay benefit or any other fringe benefit; (j) distribute, issue or sell any shares of its capital stock, except as required by rights existing on the date of this Agreement under the VSB Stock Option Plans or distribute, issue, sell or grant any stock appreciation rights or options covering, warrants to purchase or contracts to issue, or enter into any contracts or other rights entitling anyone to acquire or obligating VSB or any of its subsidiaries to issue, any capital stock or securities convertible into or exchangeable for shares of capital stock, of VSB or any of its subsidiaries; (k) amend its Certificate of Incorporation or By-laws; (l) modify, amend or cancel any of its existing borrowings other than intra-corporate borrowings and borrowings from the Federal Home Loan Bank of New York or enter into any contract, agreement, lease or understanding other than the lease contemplated on the date hereof of 900 square feet at the Rivervale branch of Valley, contracts for the sale of OREO property and contracts, agreements leases or understandings in the ordinary course of business or which do not involve the creation of any material obligation or release of any material right of VSB or any of its subsidiaries; (m) accelerate the exercisability of any stock appreciation rights or options or the release of any restrictions on stock issued under VSB's Benefit Plans; or (n) directly or indirectly through any investment banker, broker, financial or investment advisor or other agent, solicit or initiate, or encourage any unsolicited inquiry respecting, any proposal or offer for, or enter into discussions or negotiate for, or authorize or enter into any agreement or agreement in principle providing for, any merger, consolidation, sale or other disposition of assets or securities, tender offer, exchange offer or other acquisition of outstanding securities or other business combination or takeover transaction (other than the Merger), whether as the proposed surviving, disappearing, acquiring or acquired corporation, or (except as may be required by court order or decree or required by statute or regulation) furnish or cause to be furnished any information, except information previously made public and any information customarily furnished to the public in the ordinary course of business, concerning its business or properties, to any person or entity, other than UJB. In addition, VSB will notify UJB by telephone to its chief executive officer or general counsel promptly upon receipt of any inquiry with respect to a proposed merger, consolidation, business combination, assets acquisition or disposition, tender offer or other takeover transaction with another person or receipt of a request for information from any governmental or regulatory authority with respect to a proposed acquisition of VSB or any of its subsidiaries or assets by another party, and will immediately deliver as soon as possible by facsimile transmission, receipt acknowledged, to the UJB officer notified as required above a copy of any document relating thereto promptly after any such document is received by VSB. Nothing contained in this clause (n) shall prohibit the VSB Board of Directors from providing information to, or entering into discussions or negotiations with, any person or entity that makes any unsolicited written bona fide proposal if and only to the extent that the VSB Board of Directors, based on the advice of independent legal counsel, determines in good faith that such action is necessary for the VSB Board of Directors to comply with its fiduciary duty to shareholders under applicable law and VSB, prior to furnishing information, or entering into discussions or negotiations with, such party, notifies UJB that it is doing so and receives from such person or entity an executed confidentiality agreement in reasonably customary form.

  Section 4.06. Operation of Business in Ordinary Course. VSB, on behalf of itself and its subsidiaries, covenants and agrees that from and after the date hereof and until the Effective Time, it and its subsidiaries: (a) will carry on their business diligently and substantially in the same manner as heretofore and will not institute any unusual or novel methods of management or operation of their properties or business and will maintain such in their customary manner; (b) will use their best efforts to continue in effect their present insurance coverage on all properties, assets, business and personnel; (c) will use their best efforts to preserve their business organization intact, preserve their present relationship with customers and others having business dealings with them, and keep available their present employees, provided, however, that VSB or any of its subsidiaries may terminate any employee for unsatisfactory performance or other reasonable business purpose, and provided further, however, that VSB will notify and consult with UJB prior to terminating any of the five highest paid employees of VSB; (d) will use their best efforts to continue to maintain fidelity bonds insuring VSB and its subsidiaries against acts of dishonesty by each of their employees in such amounts (not less than present coverage) as are customary, usual and prudent for corporations or banks, as the case may be, of their size; (e) will not do anything or fail to do anything which will cause a breach of or default under any contract, agreement, commitment or obligation to which they or any one of them is a party or by which they or any of their assets or properties may be bound or committed if the consequence of such, individually or in the aggregate, may have a material adverse effect on Valley or VSB and its subsidiaries taken as a whole; and (f) will not change their methods of accounting in effect at September 30, 1993, or change any of their methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of their Federal income tax returns for the taxable year ending September 30, 1992, except as required by changes in laws, regulations or generally accepted accounting principles or changes that are to a preferable accounting method, and approved in writing by VSB's independent certified public accountants.

  Section 4.07. Further Actions. VSB will: (a) execute and deliver such instruments and take such other actions as UJB may reasonably require to carry out the intent of this Agreement; (b) use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement; (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of any of the transactions contemplated hereby is required or reasonably desirable or before any court in which litigation in respect thereof is pending; and (d) use its best efforts so that the other conditions precedent to the obligations of UJB set forth in Articles VI and VII hereof are satisfied.

  Section 4.08. Cooperation. Until the Effective Time, VSB will give to UJB and to its representatives, including its accountants, KPMG Peat Marwick, and its legal counsel, full access during normal business hours to all of its property, documents, contracts and records, will provide such information with respect to its business affairs and properties as UJB from time to time may reasonably request, and will cause its managerial employees, counsel and independent certified public accountants to be available on reasonable request to answer questions of UJB's representatives covering the business and affairs of VSB or any of its subsidiaries.

  Section 4.09. Copies of Documents. As promptly as practicable, but not later than 30 days after the date hereof, VSB will furnish to or make available to UJB all the documents, contracts, agreements, papers, and writings referred to in the VSB Schedules or called for by the list or lists provided by UJB to VSB on or prior to the date hereof (the "Post-Signing Disclosure List").

  Section 4.10. Applicable Laws. VSB and its subsidiaries will use their best efforts to comply promptly with all requirements which federal or state law may impose on VSB or any of its subsidiaries with respect to the Merger and will promptly cooperate with and furnish information to UJB in connection with any such requirements imposed upon UJB or on any of its subsidiaries in connection with the Merger.

  Section 4.11. Agreements of Affiliated Shareholders. VSB agrees to furnish to UJB, not later than 10 business days prior to the date of mailing of the Proxy Statement, a list of those persons who, in the opinion of securities counsel to VSB reasonably satisfactory to UJB ("Securities Counsel"), is an affiliate of VSB for the purposes of Rule 145 under the Securities Act (a "VSB Affiliate"), shall cause each VSB Affiliate to enter into, prior to the date of mailing of the Proxy Statement, an agreement, satisfactory in form and substance to UJB, substantially in the form of Exhibit A hereto, and effective prior to such date (an "Affiliate Agreement"), which provides that, among other things, (a) the UJB Common Stock to be acquired by a VSB Affiliate upon consummation of the Merger (such shares of UJB Common Stock being sometimes referred to herein as "Acquired Shares") will not be acquired with a view to the sale or distribution thereof except as permitted by Rule 145, (b) the shares of VSB Stock beneficially owned by such person on the effective date of the Affiliate Agreement and the Acquired Shares (collectively, the "Affiliate Shares") will not be disposed of in such a manner as to violate the Securities Act or the Affiliate Agreement and without UJB having first received an opinion of counsel satisfactory to UJB to the foregoing effect or other evidence of compliance with Rule 145 and the Affiliate Agreement (e.g., copies of brokers' representation letter, Form 144 and any other forms customarily required to effectuate a brokers' transaction under Rule 145), in each case satisfactory to UJB (the Office of the Corporate Secretary of UJB can be consulted for guidance on what constitutes satisfactory evidence of compliance), (c) such VSB Affiliate will not sell or otherwise transfer or in any way reduce his or her risk with respect to the Affiliate Shares from the effective date of the Affiliate Agreement until such time after the Effective Time as UJB shall have published financial results covering at least 30 days of combined operations of UJB and VSB, (d) the certificates representing the Acquired Shares may bear a legend referring to the foregoing restrictions on disposition and UJB may issue to its transfer agent appropriate stop transfer instructions with respect to the Acquired Shares, and (e) in a transfer of Affiliate Shares not complying with Rule 145, each VSB Affiliate will obtain an agreement, and deliver a copy of such to UJB, from the transferee in such a transfer which is substantially similar to an Affiliate Agreement (other than for clause (c) above), unless such transferee may under the Securities Act dispose of the Affiliate Shares without registration under the Securities Act and without violation of the Affiliate Agreement.

  Section 4.12. Loans and Leases to Affiliates. All loans and leases hereafter made by VSB or any of its subsidiaries to any of its present or former directors, executive officers, or their respective associates shall be made only in the ordinary course of business and on the same terms and at the same interest rates as those prevailing for comparable transactions with others and shall not involve more than the normal risk of repayment or present other unfavorable features.

  Section 4.13. ESOP Debt and Termination. Valley shall contribute cash to the VSB Employee Stock Ownership Plan (the "ESOP") in accordance with its past practices in an amount which, together with all other cash in the ESOP customarily used for such purposes, is sufficient to meet all expenses of the ESOP as they come due, including making timely payments of principal and interest on loans outstanding to the ESOP. Unless it is determined that such action would have an adverse effect upon the treatment of the Merger as a tax-free transaction and a pooling of interests, or violate Rule 145, VSB shall terminate the ESOP, as soon as practicable after the Effective Time. In connection with such termination, VSB shall, immediately prior to the Effective Time, instruct the ESOP trustee, effective as of the Effective Time, to, as soon as practicable after the Effective Time, (i) exchange VSB Stock held in the ESOP trust for Shares and cash in lieu of fractional share interests, (ii) sell a number of Shares which together with cash received in the Merger in lieu of fractional share interests is sufficient to repay the remaining principal on the ESOP loans and any interest accrued thereon, (iii) repay the ESOP loans in full, and (iv) distribute Shares remaining in the ESOP trust after the sale referred to in clause (ii) above in accordance with the terms of the ESOP.

  Section 4.14. Management Recognition Plan. Within forty-five days of the date hereof, additional awards as to no more than 5,850 shares of VSB Stock acquired pursuant to the Valley Savings Bank Management Recognition and Retention Plan and Trust Agreement, as amended (the "MRP") and held by the MRP trustee for the MRP may be granted to employees of Valley, as determined by the committee of the Board of Directors of Valley responsible for administering the MRP (the "MRP Committee"). After such 45th day, awards of an additional 550 shares in the aggregate may be made pursuant to the MRP by the MRP Committee. After the date hereof, no additional VSB Stock shall be acquired by or on behalf of, or with the intention of contributing same, to the MRP and no further contributions shall be made to the MRP by Valley, VSB or any affiliate thereof.

  Section 4.15. Limited Rights.

  (a) VSB shall use its best efforts to obtain from holders of VSB stock options under the VSB 1988 Incentive Stock Option Plan (the "1988 Plan") agreements which rescind, waive, abrogate, cancel and render null and void the Limited Rights attached to such holders' VSB stock options under the 1988 Plan (the "Limited Rights"). VSB is authorized to offer holders of the Limited Rights, in return for the relinquishment of their Limited Rights, the right to receive either (i) in the conversion of VSB stock options that occurs pursuant to Section 1.11 hereunder, in lieu of a converted UJB stock option, a number of shares of UJB Common Stock for each relinquished Limited Right equal to the difference between the exercise price of the converted UJB stock option and the Average Price, divided by the Average Price; or (ii) conversion of the underlying VSB stock option in the Merger, in accordance with Section 1.11 of this Agreement, into an option to purchase shares of UJB Common Stock which such option shall remain exercisable for one year (rather than three months as currently provided) following the holder's termination of employment during a time when the option is otherwise still exercisable; provided, however, that the authority granted VSB under this clause (ii) shall not become effective until KPMG Peat Marwick shall have first advised VSB and UJB that the Merger can be accounted for under generally accepted accounting principles on a pooling of interests basis notwithstanding the use of that particular form of consideration.

  (b) In addition, VSB is authorized to offer holders of the Limited Rights additional consideration which shall not exceed $65,000 in fair value in the aggregate but this authority shall also not become effective until KPMG Peat Marwick shall have first advised VSB and UJB that the Merger can be accounted for under generally accepted accounting principles on a pooling of interests basis notwithstanding the use of that particular form of consideration.

  Section 4.16. ERISA. VSB shall maintain and cause each of its ERISA affiliates to maintain VSB Plan assets that are at least equal in value to Plan benefits guaranteed under Title IV of ERISA, and not permit any Prohibited Transaction within the meaning of Section 406 of ERISA to exist.

                                   ARTICLE V.

                                COVENANTS OF UJB

  UJB hereby covenants and agrees with VSB that:

  Section 5.01. Approvals and Registrations. Based on such assistance and cooperation of VSB as may be required by UJB, UJB will use its best efforts to prepare and file (a) with the SEC, the Registration Statement, (b) with the Federal Reserve Board, an application for approval of the Merger, (c) with the New Jersey Department of Banking, an application for approval of the Merger, and (d) with the New York Stock Exchange, an application for the listing of the shares of UJB Common Stock issuable upon the Merger, subject to official notice of issuance, except that UJB shall have no obligation to file a new registration statement or a post-effective amendment to the Registration Statement covering any reoffering of UJB Common Stock by VSB Affiliates. UJB covenants and agrees that all information furnished by UJB for inclusion in the Registration Statement, the Proxy Statement, and all applications to appropriate regulatory agencies for approval of the Merger and related transactions will comply in all material respects with the provisions of applicable law, including the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. UJB will furnish to Ryan, Beck & Co., investment bankers advising VSB, such information as they may reasonably request for purposes of the opinion referred to in Section 8.08.

  Section 5.02. Notice of Adverse Changes. UJB will promptly advise VSB in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of UJB contained in this Agreement or the UJB Schedules, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) any material adverse change in the business of

UJB and its subsidiaries taken as a whole, (c) any inability or perceived inability of UJB to perform or comply with the terms or conditions of this Agreement, (d) the institution or threat of institution of material litigation involving UJB or its assets which, if determined adversely to UJB, would have a material adverse effect on UJB and its subsidiaries taken as a whole or the Merger, (e) any governmental complaint, investigation, or hearing or communication indicating that such litigation is contemplated, (f) any written notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by UJB subsequent to the date hereof and prior to the Effective Time, under any agreement, indenture or instrument to which UJB is a party or is subject and which is material to the business, operation or condition (financial or otherwise of UJB and its subsidiaries taken as a whole), and (g) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement including the Merger. UJB agrees that the delivery of such notice shall not constitute a waiver by VSB of any of the provisions of Articles VI or VIII.

  Section 5.03. Copies of Filings. UJB shall promptly provide to VSB copies of the application for approval of the Merger filed with the Federal Reserve Board and all reports filed by it during such period with the SEC on Forms 10-Q, 8-K and 10-K.

  Section 5.04. Operation of Business. UJB, on behalf of itself and its bank subsidiaries, covenants and agrees that from and after the date hereof and until the Effective Time it: (a) will use its best efforts to continue in effect its present insurance coverage on all properties, assets, business, and personnel; (b) will use its best efforts to preserve its business organization intact and preserve its present relationship with customers and others having business dealings with it; (c) will use its best efforts to continue to maintain fidelity bonds insuring it against acts of dishonesty by each of its employees in such amounts (not less than present coverage) as are customary, usual and prudent for corporations or banks, as the case may be, of its size;
(d) will not do anything or fail to do anything which will cause a breach of or default under any contract, agreement, commitment or obligation to which it is a party or by which it or any of its assets or properties may be bound or committed if the consequences of such breach may have a material adverse effect on UJB and its subsidiaries taken as a whole; (e) will not change its methods of accounting in effect at December 31, 1992, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of its Federal income tax returns for the taxable year ending December 31, 1992, except as required by changes in laws, regulations or generally accepted accounting principles or changes that are to a preferable accounting method, and approved by UJB's independent certified public accountants.

  Section 5.05. Further Actions. UJB will: (a) execute and deliver such instruments and take such other actions as VSB may reasonably require to carry out the intent of this Agreement; (b) use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement; (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of any of the transactions contemplated hereby is required or reasonably desirable or before any court in which litigation in respect thereof is pending; and (d) use its best efforts so that the other conditions precedent to the obligations of VSB set forth in Articles VI and VIII hereof are satisfied.

  Section 5.06. Applicable Laws. UJB will use its best efforts to comply promptly with all requirements which federal or state law may impose on UJB with respect to the Merger and will promptly cooperate with and furnish information to VSB in connection with any such requirements imposed upon VSB or on any of its subsidiaries in connection with the Merger.

  Section 5.07.  Severance.

  (a) VSB Schedule XV contains the VSB severance policy (the "VSB Severance Policy"). UJB agrees (i) to comply with the VSB Severance Policy with respect to any current employees of VSB or any of its subsidiaries, or persons hired to replace terminated current employees of VSB or any of its subsidiaries, whose employment with UJB or any of its subsidiaries is terminated without cause within eighteen months of the Effective Time, and (ii) to pay one additional month of severance payments to such terminated employees pursuant to the terms of the VSB Severance Policy upon the expiration of the severance payment period provided for in the VSB Severance Policy.

  (b) In the event that within one year of the Effective Time an individual listed on VSB Schedule XVI is assigned to a position with UJB or one of its subsidiaries other than the position held by such individual at the Effective Time, such individual shall have until the expiration of a six month period from the time his or her duties commence in the new position to elect to terminate his or her employment with UJB and receive severance benefits in accordance with the VSB Severance Policy (without regard to the eighteen month period provided for therein) plus the one additional month of severance payments as described in clause (ii) of Section 5.07(a) above.

  Section 5.08. VSB Directors Purchase of Insurance. UJB shall permit individuals who are Directors or Directors Emeritus of VSB at the Effective Time to purchase supplemental Medicaid medical insurance coverage from the insurance companies providing such coverages to retirees of UJB, or from UJB if UJB is self-insured, at rates comparable to those paid by the individuals immediately prior to the Effective Time, subject to increases in rates applicable to all retirees receiving such coverage through UJB.

  Section 5.09. Valley Savings Bank. It is UJB's current intention to retain individuals serving as independent members of the Board of Directors of Valley at the Effective Time (the "Old Valley Board") as members of the Board of Directors of Valley after the Effective Time (the "New Valley Board") and to continue paying directors' fees to such individuals after the Effective Time comparable to the fees received prior to the Effective Time, subject to UJB's rights under applicable laws to elect additional directors to and remove directors from the New Valley Board, to change the rates of compensation for directors and to merge Valley into another subsidiary of UJB at any time in its sole discretion. UJB agrees to honor the Valley Outside Directors' Emeritus Plan, as amended through August 16, 1993. It is also UJB's current intention to cause Valley to maintain banking operations at the current branches of Valley after the Effective Time, subject to UJB's right to take such actions at any time as are in the best interests of UJB and its subsidiaries, taken as a whole.

  Section 5.10. Indemnification. Directors and former directors of VSB shall, after the Effective Time, be afforded indemnification rights and advancement of expenses by UJB as provided for in the New Jersey Act and in the Restated Certificate of Incorporation and By-Laws of UJB. Directors and former Directors of Valley shall be afforded such indemnification rights and advancement of expenses as are provided for in applicable New Jersey statutes and the Certificate of Incorporation and By-Laws of Valley and any successor banking corporation.

  Section 5.11. Unpaid VSB Dividends. By virtue of the Merger and without further action on anyone's part, UJB shall assume the obligation of VSB to pay dividends, if any, on VSB Stock which have a record date prior to the Effective Time but are not payable until after the Effective Time.

  Section 5.12. Management Retention Plan. At the Effective Time, all shares of VSB Stock held in the MRP trust by the MRP trustee on behalf of Valley employees who prior to the Effective Time received awards under the MRP ("Award Recipients") shall at the Effective Time be deemed earned (as that term is used in the MRP) by the Award Recipient to which they were awarded, whether or not otherwise vested or earned by such Award Recipients immediately prior to the Effective Time. As promptly as practicable following the Effective Time, UJB shall cause Valley to take such steps as are necessary to terminate the MRP and the Shares received by the MRP trustee in the Merger in exchange for shares of VSB Stock held on behalf of

Award Recipients shall be distributed to the appropriate Award Recipients, together with the cash representing any accrued dividends on such Shares (whether accrued prior to or after the Effective Time), any cash representing cash received in the Merger in lieu of fractional shares of UJB Common stock, and any earnings on all such cash.

  Section 5.13. Valley Directors' Deferred Fee Plan. UJB shall, after the Effective Time, maintain the Valley Deferred Fee Plan for three years or afford participants participation in a plan of comparable terms and conditions for the same period of time.

  Section 5.14. Cooperation. Until the Effective Time, UJB will give to VSB and to its representatives, including its accountants, KPMG Peat Marwick, and its legal counsel, full access during normal business hours to all of its property, documents, contracts and records, will provide such information with respect to its business affairs and properties as VSB from time to time may reasonably request, and will cause its managerial employees, counsel and independent certified public accountants to be available on reasonable request to answer questions of VSB's representatives covering the business and affairs of UJB or any of its subsidiaries.

  Section 5.15. Publication of Results of Combined Operations. If the Closing takes place within the first or third month of any calendar quarter, UJB will publish financial results including at least a calendar month of not less than 30 days of post-merger combined operations which shall be published promptly following the first full calendar month following the Closing and which shall be in accordance with Section 201.01 of the Commission's Codification of Financial Reporting Policies, and UJB shall file a Form 8-K for this purpose if necessary.

                                  ARTICLE VI.

       CONDITIONS PRECEDENT TO THE RESPECTIVE OBLIGATIONS OF UJB AND VSB

  The respective obligations of UJB and VSB under this Agreement to consummate the Merger are subject to the satisfaction of all the following conditions, compliance with which or the occurrence of which may only be waived in whole or in part in writing by UJB and VSB:

  Section 6.01. Receipt of Required Consents. UJB and VSB shall have received the Required Consents; the Required Consents shall not, in the reasonable opinion of UJB or VSB, contain restrictions or limitations which would materially adversely affect the financial condition of UJB after consummation of the Merger; the Required Consents and the transactions contemplated hereby shall not on the Closing Date be contested by any federal or state governmental authority; and on the Closing Date the Required Consents needed for the Merger shall have been obtained and shall not have been withdrawn or suspended.

  Section 6.02. Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC; no stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect on the Closing Date; and no proceeding for that purpose shall have been initiated or, to the knowledge of UJB or VSB, shall be contemplated or threatened by the SEC on the Closing Date.

  Section 6.03. Tax Matters. At the time of effectiveness of the Registration Statement and at the Closing Date UJB shall have received an opinion of Weil, Gotshal & Manges, special counsel to UJB, as to the matters referred to in subparagraphs (a) and (b) below, and VSB shall have received an opinion of Securities Counsel to VSB as to all matters referred to below (the "Tax Opinions"), satisfactory in form and substance to UJB or VSB, as the case may be, and substantially to the effect that, for federal income tax purposes:

    (a) The Merger will constitute a reorganization within the meaning of
  Section 368(a)(1) of the Code;

    (b) No gain or loss will be recognized by UJB or VSB, as the case may be, on the Merger;

    (c) No gain or loss will be recognized to the shareholders of VSB on the receipt by them of shares of UJB Common Stock (including fractional share interests) in exchange for their shares of VSB Stock pursuant to the Merger;

    (d) The aggregate tax basis of the UJB Common Stock (including fractional share interests) received by the shareholders of VSB will be equal to their aggregate tax basis in the VSB Stock surrendered in exchange therefor;

    (e) The holding period of the UJB Common Stock (including fractional share interests) received by a shareholder of VSB in the Merger will include the period during which the VSB Stock exchanged therefor was held, provided that the surrendered VSB Stock was held as a capital asset on the date of the exchange; and

    (f) Where cash is received by a shareholder of VSB as a result of the sale of a fractional share interest in UJB Common Stock, such shareholder will recognize gain or loss measured by the amount of cash received and the basis in such fractional share interest. Any such gain or loss will be capital gain or loss, provided that the fractional share interest in UJB Common Stock constitutes a capital asset, and will be short-term or long-term capital gain or loss, depending upon the holding period for such fractional share interest.

In rendering such opinions, such counsel may rely as to matters of fact, to the extent they deem proper, on certificates and information obtained from officers of UJB and VSB and UJB and VSB agree to provide to such counsel such certificates as they may reasonably request. The parties recognize that such counsel may require the execution of tax certificates substantially in the forms previously delivered to the parties as a condition to furnishing such opinions.

  In addition, no condition or set of facts or circumstances shall exist at the Closing Date which will either (x) preclude any of the parties to this Agreement from satisfying the terms or conditions of, or assumptions made in, the Tax Opinions, as the case may be, or (y) result in any of the factual assumptions contained in the Tax Opinions being untrue.

  Each party will consult promptly with its tax counsel regarding the tax opinions to be delivered pursuant to this Section 6.03 and, subject to timely receipt of all relevant information from the other party, will advise the other party within 30 days from the date of this Agreement in the event that such counsel advises that there is a significant likelihood that it will not be able to render such opinion or the conditions necessary to be satisfied in order to render such opinion.

  Section 6.04. Absence of Litigation. At the Closing Date, no investigation by any state or federal agency, and no action, suit, arbitration or proceeding before any court, state or federal agency, panel or governmental or regulatory body or authority, shall have been instituted or threatened against UJB or any of its subsidiaries, or VSB or any of its subsidiaries, that is material to the Merger or to the financial condition of UJB and its subsidiaries taken as a whole or Valley or VSB and its subsidiaries taken as a whole, as the case may be. At the Closing Date, no order, decree, judgment, or regulation shall have been entered or law or regulation adopted by any such agency, panel, body or authority which enjoined or has a material adverse effect upon the Merger or on the financial condition of UJB and its subsidiaries taken as a whole or Valley or VSB and its subsidiaries taken as a whole, as the case may be.

  Section 6.05. NYSE Listing. At the Closing Date, the shares of UJB Common Stock to be issued in the Merger shall have been listed on the New York Stock Exchange subject to official notice of issuance.

  Section 6.06. Pooling Letter. The parties hereto shall have received a letter from KPMG Peat Marwick to the effect that, based on the facts known to such accountants, the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

                                  ARTICLE VII

                 CONDITIONS PRECEDENT TO THE OBLIGATION OF UJB

  The obligation of UJB to consummate the Merger is subject to the satisfaction of all of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by UJB in writing:

  Section 7.01. Accountants' Letters. VSB shall have furnished to UJB letters from the independent certified public accountants for VSB, dated (x) the effective date of the Registration Statement and (y) the Closing Date (the latter covering only financial statements dated subsequent to the date of the former), in form and substance reasonably satisfactory to UJB, to the effect that:

    (a) They are a firm of independent public accountants with respect to VSB and its subsidiaries within the meaning of applicable provisions of the Securities Act and applicable published rules and regulations thereunder, and information about them set forth in the Registration Statement is materially correct insofar as it relates to them;

    (b) In their opinion, the consolidated financial statements of VSB examined by them comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act, as applicable, and the published rules and regulations thereunder;

    (c) On the basis of limited procedures, not constituting an audit, consisting of a reading of the unaudited financial statements of VSB, other information referred to below, and the latest available interim financial statements of VSB, inspection of the minute books of VSB since the date of the latest audited financial statements, inquiries of officers of VSB responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

      (i) The VSB unaudited consolidated financial statements included in the Registration Statement or in VSB's quarterly reports on Form 10-Q since September 30, 1993 do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and Exchange Act and published rules and regulations thereunder or are not stated on a basis substantially consistent with the basis for the audited consolidated financial statements included or incorporated by reference in VSB's annual report on Form 10-K for the most recent fiscal year except for changes that are to a preferable accounting method;

      (ii) The VSB unaudited consolidated financial statements in the Registration Statement or subsequent thereto up to the Closing Date for any period ending after the end of the latest interim period covered by the most recently filed quarterly report on Form 10-Q of VSB and any data for a comparable prior period included therein were not determined on a basis substantially consistent with the basis for the corresponding amounts in the audited consolidated financial statements included or incorporated by reference in VSB's annual report on Form 10-K for the most recent fiscal year except for changes that are to a preferable accounting method;

      (iii) As of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the total capital stock (other than issuances of common stock pursuant to rights existing on the date of this Agreement under VSB's Stock Option Plans and Dividend Reinvestment and Stock Purchase Plan), or consolidated long-term debt of VSB and subsidiaries consolidated, or any decreases in consolidated shareholders' equity or consolidated total assets or consolidated total deposits or consolidated allowance for loan and lease losses of VSB and subsidiaries consolidated as compared with respective amounts shown in the unaudited consolidated balance sheet included in the most recent quarterly report on Form 10-Q (or, if more recent, the latest audited consolidated balance sheet included in the most recent annual report on Form 10-K), except in each case for changes or decreases which are described in such letter;

      (iv) For the period from the date of the latest unaudited consolidated financial statements included in the quarterly report on Form 10-Q (or, if more recent, the latest audited consolidated statement of income included in the most recent annual report on Form 10-K) to the end of the latest period for which financial statements are available, there were any decreases in consolidated net interest income, consolidated net interest income after provision for loan and lease losses or the total and per share amounts of consolidated net income, in each case as compared with the comparable period in the preceding year, except in each case for decreases which are described in such letter.

  Section 7.02. No Adverse Changes. During the period from September 30, 1993 to the Closing Date there shall not have been any material adverse change in the financial condition or results of operations of Valley or of VSB and its subsidiaries taken as a whole, and none of them shall have sustained any material loss or damage to their properties, whether or not insured, which materially affects the ability of Valley or of VSB and its subsidiaries taken as a whole to conduct their business.

  Section 7.03. Representations and Covenants. Except with respect to matters resulting from transactions specifically contemplated by this Agreement, all representations and warranties made by VSB in this Agreement and the VSB Schedules and the material furnished pursuant to the Post-Signing Disclosure List shall be true and correct on the date of this Agreement, and in all material respects on the Closing Date with the same force and effect as if such representations and warranties were made on the Closing Date. VSB shall have complied in all material respects with all covenants and agreements contained herein to be performed by VSB on or before the Closing Date.

  Section 7.04. Secretary's Certificate. VSB shall have furnished to UJB a certificate signed by the Secretary of VSB and dated the Closing Date, certifying to the satisfaction of the condition set forth in Section 7.12 herein and the effectiveness of all resolutions adopted by the Board of Directors (including committees thereof) and shareholders of VSB relating to this Agreement and the Merger and related transactions, a copy of which resolutions shall be attached to such certificate.

  Section 7.05. Officer's Certificate. VSB shall have furnished to UJB a certificate signed by the Chairman or President of VSB, dated the Closing Date, certifying to the satisfaction of the conditions set forth in Sections 6.01 and 6.02, the last paragraph of Section 6.03 and Section 6.04 as they relate to VSB and in Sections 7.02, 7.03, 7.09, and 7.10.

  Section 7.06. Opinion of VSB's Counsel. UJB shall have received an opinion of Securities Counsel to VSB, dated the Closing Date and reasonably satisfactory in form and substance to counsel for UJB, substantially to the effect provided in Exhibit B.

  Section 7.07. Affiliate and Certain Other Agreements. Each person who is a VSB Affiliate shall have delivered to UJB an executed Affiliate Agreement.

  Section 7.08. Approvals of Legal Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to counsel to UJB, and such counsel shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.

  Section 7.09. Consents to VSB Contracts. All consents, approvals or waivers, in form and substance reasonably satisfactory to UJB, required to be obtained in connection with the Merger from other parties to material mortgages, notes, leases, permits, franchises, loans or other agreements, or contracts to which VSB or any of its subsidiaries is a party or by which they or any of their assets or properties may be bound or committed shall have been obtained.

  Section 7.10. Net Worth. The sum of consolidated shareholders' equity and consolidated allowance for loan losses and real estate held for investment of VSB (as determined in accordance with generally accepted accounting principles consistently applied with those used in preparing VSB's Financial Statements as of September 30, 1993) at the last day of the month preceding the Closing Date shall be not less than $45,228,000.

  Section 7.11. FIRPTA Affidavit. VSB shall have delivered to UJB an affidavit of an executive officer of VSB stating, under penalties of perjury, that VSB is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

  Section 7.12. Shareholder Approval. The shareholders of VSB, at the meeting contemplated by this Agreement, shall have authorized and approved the Merger and this Agreement and all transactions contemplated by this Agreement as and to the extent required by all applicable laws and regulations and the provisions of its Certificate of Incorporation and By-Laws.

  Section 7.13. Absence of Regulatory Agreements. Neither Valley nor VSB shall be a party to any agreement or memorandum of understanding with, or commitment letter to, or board of director resolution submitted to or similar undertaking made to, or be subject to any order or directive by, or be a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its respective business or has a material adverse effect upon the Merger or upon the financial condition of Valley or VSB and its subsidiaries taken as a whole, and neither Valley nor VSB shall have been advised by any governmental or regulatory authority that such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing.

  Section 7.14. Amendment of Limited Rights. VSB shall have obtained a sufficient number of agreements pursuant to Section 4.15 hereof with holders of Limited Rights to permit the Merger, in the opinion of KPMG Peat Marwick, to be accounted for under generally accepted accounting principles on a pooling of interests basis.

  The receipt of the documents required by this Article VII by UJB shall in no way constitute a waiver by UJB of any of the provisions of or its rights under this Agreement.

                                  ARTICLE VIII

                 CONDITIONS PRECEDENT TO THE OBLIGATION OF VSB

  The obligation of VSB to consummate the Merger is subject to the satisfaction of all of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by VSB in writing:

  Section 8.01. Accountants' Letter. UJB shall have furnished to VSB a letter from independent certified public accountants for UJB, dated the Closing Date in form and substance reasonably satisfactory to VSB, to the effect that:

    (a) They are a firm of independent public accountants with respect to UJB and its subsidiaries within the meaning of applicable provisions of the Securities Act and applicable published rules and regulations thereunder, and information about them set forth in the Registration Statement and the VSB Proxy Statement, is materially correct insofar as it relates to them;

    (b) In their opinion, the consolidated financial statements of UJB examined by them comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act, as applicable, and the published rules and regulations thereunder;

    (c) On the basis of limited procedures, not constituting an audit, consisting of a reading of the unaudited financial statements of UJB, other information referred to below, and the latest available interim financial statements of UJB, inspection of the minute books of UJB since the date of the latest audited financial statements, inquiries of officers of UJB responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

      (i) The UJB unaudited consolidated financial statements included in the Registration Statement or UJB's quarterly reports on Form 10-Q since December 31, 1992 do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and Exchange Act and published rules and regulations thereunder or are not stated on a basis substantially consistent with the basis for the audited consolidated financial statements included or incorporated by reference in UJB's annual report on Form 10-K for the most recent fiscal year except for changes that are to a preferable accounting method;

      (ii) The UJB unaudited consolidated financial statements in the Registration Statement or subsequent thereto up to the Closing Date for any period ending after the end of the latest interim period covered by the most recently filed quarterly report on Form 10-Q of UJB and any data for a comparable prior period included therein were not determined on a basis substantially consistent with the basis for the corresponding amounts in the audited consolidated financial statements included or incorporated by reference in UJB's annual report on Form 10-K for the most recent fiscal year except for changes that are to a preferable accounting method;

      (iii) As of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the total capital stock (other than issuances of Common Stock upon exercise of options granted under stock option plans or stock option plan components of incentive plans of UJB in effect on the date hereof or issuances of UJB Common stock pursuant to UJB's Dividend Reinvestment and Stock Purchase Plan, Savings Incentive Plan or 1993 Incentive Stock and Option Plan or issuances of Series R Preferred Stock pursuant to UJB's Shareholder Rights Plan, or repurchases of not more than 1,000,000 shares of UJB Common Stock at a price not greater than 105% of market value (as determined over a period not in excess of five trading days), or issuances in connection with business acquisitions, redemptions by UJB of its Series B Adjustable Rate Cumulative Preferred Stock, the Rights attached to the UJB Common Stock or the Series R Preferred Stock issuable under its Shareholder Rights Plan), or increases in consolidated long-term debt of UJB and subsidiaries consolidated in excess of $400 million, or any decreases in consolidated shareholders' equity (other than as a result of the redemption by UJB of its Series B Adjustable Rate Cumulative Preferred Stock, the Rights attached to the UJB Common Stock or the Series R Preferred Stock issuable under its Shareholder Rights Plan) or consolidated total assets (other than as a result of such redemption) or consolidated total deposits or consolidated allowance for loan and lease losses of UJB and subsidiaries consolidated as compared with respective amounts shown in the unaudited consolidated balance sheet included in the most recent quarterly report on Form 10-Q (or, if more recent, the latest audited consolidated balance sheet included in the most recent annual report on Form 10-K), except in each case for changes, increases, or decreases which are described in such letter;

      (iv) For the period from the date of the latest unaudited consolidated financial statements included in the quarterly report on Form 10-Q (or, if more recent, the latest audited statement of income included in the most recent annual report on Form 10-K) to the end of the latest period for which financial statements are available, there were any decreases in consolidated net interest income, consolidated net interest income after provision for loan and lease losses or the total and per share amounts of consolidated net income, in each case as compared with the comparable period in the preceding year, except in each case for decreases which are described in such letter.

  Section 8.02. No Adverse Changes. During the period from December 31, 1992 to the Closing Date there shall not have been any material adverse change in the financial condition or results of operations of UJB and its subsidiaries, taken as a whole, and they shall not have sustained any material loss or damage to their properties, whether or not insured, which materially affects the ability of UJB and its subsidiaries, taken as a whole, to conduct their business.

  Section 8.03. Representations and Covenants. Except with respect to matters resulting from transactions specifically contemplated by this Agreement, all representations and warranties made by UJB in this Agreement shall be true and correct on the date of this Agreement and, in all material respects, on the Closing Date with the same force and effect as if such representations and warranties were made on the Closing Date. UJB shall have complied in all material respects with all covenants and agreements contained herein or therein to be performed by UJB on or before the Closing Date. The entry by UJB after the date hereof into any agreement to acquire any company or other entity, the issuance of up to $400 million of debt, and the issuance of Series R Preferred Stock pursuant to UJB's Shareholder Rights Plan, the redemption by UJB of its Series B Adjustable Rate Cumulative Preferred Stock, the Rights attached to UJB Common Stock or the Series OF Preferred Stock issuable pursuant to UJB's Shareholder Rights Plan, and any transactions reasonably necessary or appropriate in connection therewith, are specifically permitted by this Agreement.

  Section 8.04. Secretary's Certificate. UJB shall have furnished to VSB a certificate signed by the Secretary of UJB and dated the Closing Date, certifying to the satisfaction of the condition set forth in Section 6.05 and the effectiveness of all resolutions adopted by the Board of Directors (including committees thereof) of UJB relating to this Agreement and the Merger and related transactions, a copy of which resolutions shall be attached to such certificate.

  Section 8.05. Officer's Certificate. UJB shall have furnished to VSB a certificate signed by the Chairman, Vice Chairman, President or an Executive Vice President of UJB, dated the Closing Date, certifying to the satisfaction of the conditions set forth at Sections 6.01 and 6.02, the last paragraph of
Section 6.03 and Section 6.04 as they relate to UJB and Sections 8.02 and 8.03.

  Section 8.06. Opinions of UJB Counsel. VSB shall have received an opinion of General Counsel for UJB, dated the Closing Date and reasonably satisfactory in form and substance to counsel for VSB, substantially to the effect provided in Exhibit C.

  Section 8.07. Approvals of Legal Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to counsel to VSB, and such counsel shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.

  Section 8.08. Fairness Opinion. The VSB Proxy Statement shall have contained the favorable signed opinion of Ryan, Beck & Co., dated the date of the Proxy Statement or not more than five business days prior thereto, regarding the fairness from a financial point of view of the consideration to be received by the shareholders of VSB in the Merger.

  Section 8.09. Absence of Regulatory Agreements. Neither UJB nor any of its bank subsidiaries shall be a party to any agreement or memorandum of understanding with, or commitment letter to, or board of director resolution submitted to or similar undertaking made to, or be subject to any order or directive by, or be a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of UJB's business or has a material adverse effect upon the Merger or upon the financial condition of UJB and its subsidiaries taken as a whole, except for such of the foregoing as was previously disclosed to VSB, and neither UJB nor any of its bank subsidiaries shall have been advised by any governmental or regulatory authority that such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing.

  The receipt of the documents required by this Article VIII by VSB shall in no way constitute a waiver by VSB of any of the provisions of or its rights under this Agreement.

                                  ARTICLE IX.

                          CLOSING; TERMINATION RIGHTS

  Section 9.01. Closing. Unless a different place and time are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place on a date determined by UJB on at least five business days notice (the "Closing Notice") given to VSB, at the office of UJB, 301 Carnegie Center, Princeton, New Jersey, commencing at 10:00 a.m., which date shall not be earlier than the last to occur of the following but not later than 15 business days (provided however, that in the event that either party is unable to close for reasons outside of its control such as the unavailability of customary certificates of good standing or other supporting documents referred to below, the date of Closing may be postponed by such party without breaching this Agreement, but not later than 30 days) after the last to occur of the following:

    (a) the date of the approval of the Merger by the shareholders of VSB in accordance with Section 7.12;

    (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding, the date that such proceeding has been brought to a conclusion favorable, in the judgment of UJB and VSB, to the consummation of the transactions contemplated herein or such prior date as UJB and VSB shall elect, whether or not such proceeding has been brought to a conclusion; or

    (c) the date of receipt of the last of the Required Consents (and the expiration of any required waiting period required by statute or incorporated into such Required Consents).

Such date is sometimes referred to herein as the "Closing Date". In the Closing Notice UJB shall specify the "Determination Date" for purposes of determining the Average Price, which date shall not be more than five business days prior to the Closing Date. At the Closing, the parties will exchange certificates, legal opinions and other documents for the purpose of determining whether the conditions precedent to the obligations of the parties set forth herein have been satisfied or waived. After all such conditions have been satisfied or waived, VSB shall execute and deliver to UJB, and UJB shall execute and deliver and UJB shall file or cause to be filed with each of the respective Secretaries of State of the States of New Jersey and Delaware, appropriate Certificates of Merger in compliance with this Agreement. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed so taken, executed and delivered simultaneously, and no proceedings shall be deemed taken or any documents executed or delivered until all have been taken, executed or delivered.

  Section 9.02.  Termination Rights.

  (a) The Boards of Directors of VSB and UJB may terminate this Agreement by mutual consent at any time prior to the Effective Time. In addition, if either party shall refuse to close because, on the date on which the Closing must be held as determined by Section 9.01, all the conditions precedent to its obligation to close under Article VI shall not have been met, the Board of Directors of such party may terminate this Agreement by giving written notice of such termination to the other party. Furthermore, Board of Directors of either party may terminate this Agreement in the event that:

    (i) the shareholders of VSB at the meeting of shareholders called for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement, upon voting, shall have failed to approve by the requisite vote;

    (ii) a material breach of a warranty or representation or covenant made by the other shall have occurred and such breach has not been cured, or is not capable of being cured, within 30 days after written notice of the existence thereof shall have been given to the other party;

    (iii) VSB's investment banker is unable to deliver to VSB by June 30, 1994 the opinion required by Section 8.08; or

    (iv) the Closing is not consummated on or before September 30, 1994.

  (b) If either party shall refuse to close because, on the date on which the Closing must be held as determined by Section 9.01, all the conditions to its obligation to close, other than a condition set forth in Article VI, shall not have been met, (other than a failure of the condition set forth at Section 7.12 due to the circumstances set forth in Section 9.02(a)(i) hereof and a failure of the condition set forth at Section 8.08 due to the circumstances set forth at Section 9.02(a)(iii) hereof), the Board of Directors of such party may terminate this Agreement by giving written notice of such termination to the other party.

  (c) Upon a termination of this Agreement pursuant to this Section 9.02 or
Section 1.03(a)(2)(C) hereof, the obligations of the parties under this Agreement (except for those under this Section 9.02) shall terminate and be of no further force or effect, each party shall be mutually released and discharged from liability to the other party or to any third parties hereunder, and

    (i) Any acquisition by UJB or a subsidiary of UJB (whether such acquisition is by purchase, exchange, merger or consolidation), subsequent to the date of this Agreement but prior to the Determination Date, which acquisition is considered significant for purposes of 17 CFR 210.11-01(b) or involves the possible issuance by UJB of five percent or more of the shares of UJB Common Stock outstanding on such date is hereby defined to be a "Subsequent Acquisition". To determine whether the number of shares possibly to be issued in a Subsequent Acquisition equals five percent or more the number of shares to be issued should be divided by a number determined by adding the number of shares possibly to be issued to the number of shares of UJB Common Stock outstanding on the date the determination is made. In the event a Subsequent Acquisition is followed by a termination of this Agreement in accordance with Section 1.03(a)(2)(C), UJB shall be obligated to reimburse VSB for reasonable costs and expenses paid or incurred in connection with this Agreement, up to a maximum of $100,000.

    (ii) In the event termination occurs under this Section 9.02 or Section 1.03(a)(2)(C) otherwise than as described in subsection (i) above, the expenses incurred in connection with printing of the VSB Proxy Statement and the Registration Statement, and the filing fees of the SEC, the New Jersey Department of Banking, and the New York Stock Exchange, up to $200,000, shall be borne equally by UJB and VSB and expenses in excess of $200,000 shall be borne exclusively by UJB; provided, however, that: (A) if VSB terminates this Agreement pursuant to Section 9.02(a)(ii) or Section 9.02(b), UJB shall reimburse VSB for its out-of-pocket expenses, up to an amount not to exceed $100,000, reasonably incurred in connection with this Agreement, including counsel fees and the printing and filing fees referred to above, but excluding any brokers', finders' or investment bankers' fees;
  (B) if UJB terminates this Agreement pursuant to Section 9.02(a)(i) or (ii) or Section 9.02(b), VSB shall reimburse UJB for its out-of-pocket expenses, up to an amount not to exceed $100,000, reasonably incurred in connection with this Agreement, including counsel fees and the printing and filing fees referred to above, but excluding any brokers', finders' or investment bankers' fees.

  (d) Notwithstanding any termination of this Agreement, (i) VSB shall indemnify and hold UJB harmless from and against any claim by any broker or finder asserting a right to brokerage commissions or finders' fees as a result of any action allegedly taken by or understanding allegedly reached with VSB and (ii) UJB shall indemnify and hold VSB harmless from and against any claim by any broker or finder asserting a right to brokerage commissions or finders' fees as a result of any action allegedly taken by or understanding allegedly reached with UJB.

                                   ARTICLE X.

                                 MISCELLANEOUS

  Section 10.01. Press Releases. At all times until the Closing Date or the termination of this Agreement, each party shall promptly advise and consult with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other information to the press or any third party with respect to this Agreement, or the transactions contemplated hereby.

  Section 10.02. Article and Section Headings. Article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 10.03. Entire Agreement; Amendments. This Agreement, the VSB Schedules, the Post-Signing Disclosure List and the Stock Option Agreement and the Exhibits hereto and thereto, if any, entered into contemporaneously herewith by the parties hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or therein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby (or in the case of a termination occurring pursuant to Section 9.02 or Section 1.03(a)(2)(C) hereof by the party exercising a right to terminate this Agreement). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof or thereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided in the instrument granting such waiver. The parties hereto may amend or modify this Agreement in such manner as may be agreed upon by a written instrument executed by the parties, except that, after the meeting described in Section 7.12 hereof, no such amendment or modification shall reduce the amount of, or change the forms of consideration to be received by the shareholders of VSB contemplated by this Agreement, unless such modification is submitted to a vote of the shareholders of VSB.

  Section 10.04. Survival of Representations, Warranties and Covenants. No investigation made by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

  Section 10.05. Notices. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given, unless otherwise specified in a particular provision of this Agreement, if placed in the mail, registered or certified, postage prepaid, or if delivered personally or by courier, receipt requested, or by facsimile transmission, receipt acknowledged addressed as follows:

     UJB:                      UJB Financial Corp.
                               Attn: T. Joseph Semrod
                               301 Carnegie Center
                               P.O. Box 2066
                               Princeton, NJ 08543-2066
                               Telephone No.: 609-987-3300
                               Facsimile No.: 609-987-3435

     With a copy to:           Richard F. Ober, Jr., Esq.
                               UJB Financial Corp.
                               301 Carnegie Center
                               P.O. Box 2066
                               Princeton, NJ 08543-2066
                               Telephone No.: 609-987-3430
                               Facsimile No.: 609-987-3435

     VSB:                      VSB Bancorp, Inc.
                               Attn: Allen S. Greene
                               15 VerValen Street
                               Closter, NJ 07624
                               Telephone No.: 201-768-4600, x. 750
                               Facsimile No.: 201-768-7329

     With a copy to:           John J. Gorman, Esq.
                               Muldoon, Murphy & Faucette
                               5105 Wisconsin Avenue, N.W.
                               Washington, DC 20016
                               Telephone No.: 202-362-0840
                               Facsimile No.: 202-966-9409

or to such other address as such party may designate by notice to the others, which change of address shall be deemed to have been given upon receipt.

  A notice or other communication hereunder shall be deemed delivered (i) if mailed by certified or registered mail to the proper address, with adequate postage prepaid, on the fifth business day following posting or (ii) if delivered by other means, when received by the party to whom it is directed.

  Section 10.06. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws except that matters affecting thereof relating to choice or conflict of laws except that matters affecting the validity of corporate action taken by any Delaware corporation shall be governed by the laws of the State of Delaware.

  Section 10.07. Counterparts. This Agreement is being executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

  Section 10.08. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

  Section 10.09. Extensions; Waivers and Consents. Either party hereto, by written instrument signed by its Chairman, Vice Chairman, President, or Chief Financial Officer, may extend the time for the performance of any of the obligations of the other party hereto, and may waive, at any time before or after approval of this Agreement and the transactions contemplated hereby by the shareholders of VSB, subject to the provisions of Section 10.03 hereof: (i) any inaccuracies of the other party in the representations and warranties in this Agreement or any other document delivered pursuant hereto or thereto; (ii) compliance with any of the covenants or agreements of the other party contained in this Agreement; (iii) the performance (including performance to the satisfaction of a party or its counsel) by the other party of any of its obligations hereunder or thereunder, and (iv) the satisfaction of any conditions to the obligations of the waiving party hereunder or thereunder. Any consent or approval of a party hereunder shall be effective only if signed by the Chairman,

Vice Chairman, President or Chief Financial Officer of such party. Subject to
Section 10.03, no such instrument, consent or approval may modify the form or amount of consideration to be received by the shareholders of VSB.

  IN WITNESS WHEREOF, VSB and UJB have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.


Corporate Seal                          UJB Financial Corp.

Attest: /s/ George J. Soltys, Jr.       By:        /s/ John G. Collins
       -----------------------------       ------------------------------------
         GEORGE J. SOLTYS, JR.,                      JOHN G. COLLINS,
         SENIOR VICE PESIDENT                   VICE CHAIRMAN OF THE BOARD



Corporate Seal                          VSB Bancorp, Inc.

Attest: /s/ Leonard J. Stanley          By:        /s/ Allen S. Greene
       -----------------------------       ------------------------------------
          LEONARD J. STANLEY                         ALLEN S. GREENE,
         FIRST VICE PRESIDENT                     CHAIRMAN OF THE BOARD,
                                         CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                  [LETTERHEAD]

March 17, 1994

Allen S. Greene
VSB Bancorp, Inc.
15 Ver Valen Street
Closter, New Jersey 07624

Re: Amendments to the Agreement and Plan of Merger between UJB Financial Corp.
    and VSB Bancorp, Inc. dated December 16, 1993 (the "Merger Agreement")

Dear Allen;

I would like to confirm our agreement that the Merger Agreement is hereby amended as follows:

  1.  Section 4.13 of the Merger Agreement is deleted in its entirety.

  2.  Section 5.12 of the Merger Agreement is deleted in its entirety.

  3. All references to Muldoon, Murphy & Faucette in the Merger Agreement shall be replaced with Luse Lehman Gorman Pomerenk & Schick, a Professional Corporation, with appropriate changes to the address, telephone and facsimile numbers.

This letter agreement constitutes an amendment or modification to the Merger Agreement as contemplated by Section 10.03 thereof.

Very truly yours,

/s/ John G. Collins

Agreed to and accepted by VSB Bancorp, Inc.

By: /s/ Allen S. Greene
    -------------------
   Allen S. Greene
   Chairman, President and
   Chief Executive Officer

                                                                      Appendix B

April   , 1994

The Board of Directors
VSB Bancorp, Inc.
15 Ver Valen Street
Closter, NJ 07624

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to VSB Bancorp, Inc. ("VSB") and its shareholders of the proposed merger ("Proposed Merger") between VSB and UJB Financial Corp. ("UJB").

The terms of the Agreement and Plan of Merger dated December 16, 1993 and Amendment dated March 17, 1994 to the Agreement and Plan of Merger (collectively, "the Agreement"), by and between VSB and UJB, in addition to providing the terms of the Proposed Merger, indicate that the consummation of the Proposed Merger is subject to receipt of approvals from the shareholders of VSB and from various regulatory agencies, and is further subject to the satisfaction of certain other conditions. As provided for in the Agreement, under the terms of the Proposed Merger, VSB will merge with and into UJB. Under the terms of the Agreement, each of the outstanding shares of VSB will be converted into and become the right to receive between 0.7727 and 0.9444 shares (the "Exchange Ratio") of UJB common stock. The Exchange Ratio is subject to upward adjustment in the event that the closing date of the Proposed Merger is subsequent to July 20, 1994. The Agreement provides that the Proposed Merger may be terminated by VSB if the average of the closing prices of UJB Common Stock on the New York Stock Exchange for 10 consecutive trading days ("Average Price") ending on the determination date (as defined) is less than $20.65 per share and UJB does not agree to increase the Exchange Ratio to $19.50 divided by the Average Price.

Ryan, Beck & Co., Inc., as a customary part of its investment banking business, is engaged in the valuation of banking and thrift institutions and their securities in connection with mergers and acquisitions. In conducting our investigation and analysis of this transaction, we have met separately with senior management of UJB and VSB to discuss their respective operations, financial statements, and future prospects, and have reviewed and analyzed material prepared in connection with the Proposed Merger, including, among other things, the following: (1) the Agreement; (2) the Proxy Statement-Prospectus and Registration Statement on Form S-4 concerning the Proposed Merger; (3) UJB's Annual Reports to Shareholders for the years ended December 31, 1991 through December 31, 1993 and Annual Reports on Form 10-K for the years ended December 31, 1991 through December 31, 1993 and Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993 and September 30,1993; (4) VSB's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended September 30, 1991 through September 30, 1993, and Quarterly Report on Form 10-Q for the period ended December 31, 1993; (5) certain operating and financial information, including projections, provided to us by the management of UJB and VSB relating to their respective businesses and prospects; (6) the historical stock prices and trading volume of the common shares of VSB and UJB; (7) the publicly-available financial data and stock market performance data of publicly-traded banking institutions and savings institutions which we deemed generally comparable to UJB and VSB; (8) the terms of recent acquisitions of savings institutions which we deemed generally comparable to VSB, and (9) other such studies, analyses, inquiries and examinations as we deemed appropriate. We also met separately with the management of VSB and UJB to discuss their respective past and current business, operations, financial condition and future prospects. While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or publicly available, and have not attempted to verify such information. We have also relied upon the managements of VSB and UJB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of the respective managements. We also did not independently verify and have relied on and assumed that the allowances for loan losses set forth in the balance sheets of UJB and VSB at December 31, 1993 were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We also assumed that the Proposed Merger in all respects is, and will be in compliance with all laws and regulations applicable to UJB and VSB. We have not made or obtained any independent evaluations or appraisals of the assets or liabilities of either VSB or UJB or their respective subsidiaries.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger and in preparation of the final Proxy Statement-Prospectus, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to either VSB or, on a pro forma basis, to UJB. Our opinion is based upon conditions and projections as they exist and can be evaluated on the date hereof.

Based upon and subject to the foregoing, it is our opinion as investment bankers that the terms of the Proposed Merger as provided and described in the Agreement are fair, from a financial point of view, to VSB and its shareholders.

Very truly yours,

RYAN, BECK & CO., INC.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  With respect to the indemnification of directors and officers, Section 5 of
Article IX of the By-Laws of UJB provides:

  "Section 5. Indemnification. Each person who was or is a party and each person who is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative, by reason of the fact that such person is, or was, a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, agent, or employee of another corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, shall be indemnified and reimbursed by the Corporation for liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) and expenses (including reasonable costs, disbursements and counsel fees) to the fullest extent permitted by the laws of the State of New Jersey as in effect at the time of such indemnification. The foregoing right of indemnification shall inure to the benefit of the heirs, executors, and administrators of each such person, shall not be exclusive of any other rights or indemnification to which any director, officer, employee or other person may be entitled in any capacity as a matter of law or under any by-law, agreement, vote of shareholders or directors, insurance policy, or otherwise; and shall continue as to each such person who has ceased to be a director, officer or employee.

  "The By-Law shall be implemented and construed to provide any director, officer, employee, or other person described above who is found to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation the maximum indemnification, advancement of expenses, and reimbursement for liabilities and expenses allowed by law, provided, however, that advancement of counsel fees will be made only when the Board of Directors determines that arrangements for counsel are satisfactory to the Board."

  Such provision is consistent with Section 14A:3-5 of the Business Corporation Act of the State of New Jersey, the state of UJB's incorporation, which permits the indemnification of officers and directors, under certain circumstances and subject to specified limitations, against liability which any officer or director may incur in such capacity.

  UJB carries officers' and directors' liability insurance policies which provide coverage against judgments, settlements and legal costs incurred because of actual or asserted acts or omissions of such officers and directors of UJB arising out of their duties as such, subject to certain exceptions, including, but not limited to, damages based upon illegal personal profits or adjudicated dishonesty of the person seeking indemnification. The policies provide coverage of $35,000,000 in the aggregate.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  This Registration Statement includes the following exhibits:

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  2(a)   Agreement and Plan of Merger dated December 16, 1993, between UJB and
         VSB (included without exhibits as Appendix A to the Proxy Statement-
         Prospectus included in this Registration Statement; with exhibits A, B and C incorporated by reference to Exhibit (10)Y. to the Current
         Report on Form 8-K of UJB, dated December 15, 1993).
   (b)   Amendment dated March 17, 1994 to the Agreement and Plan of Merger between UJB and VSB (included with Exhibit 2(a) as Appendix A to the
         Proxy Statement-Prospectus).

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
   3(a)  Restated Certificate of Incorporation of UJB, as restated July 1,
         1988, as amended through May 16, 1990 (incorporated by reference to
         Exhibit (3)A. on Form 10-Q of UJB for the quarter ended June 30,
         1990).
    (b)  By-Laws of UJB as amended through December 16, 1992 (incorporated by reference to Exhibit (3)B.(i) to the Current Report on Form 8-K of
         UJB, dated December 16, 1992).
 * 5     Opinion of Richard F. Ober, Jr., Esq. regarding legality of securities being issued.
 * 8(a)  Opinion of Weil, Gotshal & Manges regarding tax matters.
 *  (b)  Opinion of Luse Lehman Gorman Pomerenk & Schick regarding tax matters.
  10(a)  Stock Option Agreement dated December 16, 1993, between UJB and VSB
         (incorporated by reference to Exhibit (10)Z. to the Current Report on
         Form 8-K of UJB, dated December 15, 1993).
         Quarterly Report on Form 10-Q of UJB for the quarter ended September
 +13(a)  30, 1993.
         Quarterly Report on Form 10-Q of VSB for the quarter ended December
 +  (b)  31, 1993.
 +24(a)  Consent of KPMG Peat Marwick (UJB).
 +24(b)  Consent of KPMG Peat Marwick (VSB).
 *  (c)  Consent of Richard F. Ober, Jr., Esq.--included in his opinion filed as Exhibit 5 to this Registration Statement.
 *  (d)  Consent of Weil, Gotshal & Manges--included in its opinion filed as
         Exhibit 8(a) to this Registration Statement.
 *  (e)  Consent of Luse Lehman Gorman Pomerenk & Schick--included in its opinion filed as Exhibit 8(b) to this Registration Statement.
  25     Power of Attorney (contained on the signature pages to this
         Registration Statement).
  28(a)  Form of Proxy.
 *  (b)  Opinion of Ryan, Beck & Co. (Included as Appendix B to the Proxy
         Statement-Prospectus included in this Registration Statement).

- --------
* To be filed by amendment

+ previously filed
  (b) Financial Statement Schedules.

  All financial statement schedules either are not required or are included in the notes to the financial statements incorporated by reference herein.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 20 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (e) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (f) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of West Windsor, and the State of New Jersey on the 27th day of April, 1994.

                                          UJB Financial Corp.

                                                  /s/ T. Joseph Semrod
                                          By:  ________________________________
                                                    T. JOSEPH SEMROD,
                                                CHAIRMAN OF THE BOARD OF
                                                 DIRECTORS AND PRESIDENT

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 27th day of April, 1994 by the following persons in the capacities indicated.

             SIGNATURES                                  TITLES

                                          Chairman of the Board of Directors
               *                           and President (Chief Executive
- -------------------------------------      Officer)
          T. JOSEPH SEMROD

                                          Senior Executive Vice President-
               *                           Finance (Principal Financial
- -------------------------------------      Officer)
          JOHN R. HAGGERTY

                                          Executive Vice President and
               *                           Comptroller (Principal Accounting
- -------------------------------------      Officer)
          WILLIAM J. HEALY

                                          Director
               *
- -------------------------------------
           ROBERT L. BOYLE

                                          Director
               *
- -------------------------------------
           JOHN G. COLLINS

                                          Director
               *
- -------------------------------------
         T.J. DERMOT DUNPHY

                                          Director
               *
- -------------------------------------
          ELINOR J. FERDON

                                          Director
               *
- -------------------------------------
           FRED G. HARVEY

                                          Director
               *
- -------------------------------------
           JOHN R. HOWELL

                                          Director
               *
- -------------------------------------
          FRANCIS J. MERTZ

                                          Director
- -------------------------------------
        GEORGE L. MILES, JR.

                                          Director
               *
- -------------------------------------
        HENRY S. PATTERSON II

                                          Director
               *
- -------------------------------------
         RAYMOND SILVERSTEIN

                                          Director
               *
- -------------------------------------
           JOSEPH M. TABAK

* Richard F. Ober, Jr., by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney executed by such persons, filed with the Securities and Exchange Commission.

/s/ Richard F. Ober, Jr.
- -------------------------------------

                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
   NO.                             DESCRIPTION                             NO.
 -------                           -----------                             ----
   2(a)  Agreement and Plan of Merger dated December 16, 1993, between
         UJB and VSB (included without exhibits as Appendix A to the
         Proxy Statement-Prospectus included in this Registration
         Statement; with exhibits A, B and C incorporated by reference to Exhibit (10)Y. to the Current Report on Form 8-K of UJB,
         dated December 15, 1993).
    (b)  Amendment dated March 17, 1994 to the Agreement and Plan of
         Merger between UJB and VSB (included with Exhibit 2(a) as
         Appendix A to the Proxy Statement-Prospectus).
   3(a)  Restated Certificate of Incorporation of UJB, as restated July
         1, 1988, as amended through May 16, 1990 (incorporated by
         reference to Exhibit (3)A. on Form 10-Q of UJB for the quarter ended June 30, 1990).
    (b)  By-Laws of UJB as amended through December 16, 1992
         (incorporated by reference to Exhibit (3)B.(i) to the Current
         Report on Form 8-K of UJB, dated December 16, 1992).
 * 5     Opinion of Richard F. Ober, Jr., Esq. regarding legality of securities being issued.
 * 8(a)  Opinion of Weil, Gotshal & Manges regarding tax matters.
 *  (b)  Opinion of Luse Lehman Gorman Pomerenk & Schick regarding tax matters.
  10(a)  Stock Option Agreement dated December 16, 1993, between UJB and
         VSB (incorporated by reference to Exhibit (10)Z. to the Current
         Report on Form 8-K of UJB, dated December 15, 1993).
         Quarterly Report on Form 10-Q of UJB for the quarter ended
 +13(a)  September 30, 1993.
         Quarterly Report on Form 10-Q of VSB for the quarter ended
 +  (b)  December 31, 1993.
 +24(a)  Consent of KPMG Peat Marwick (UJB).
 +24(b)  Consent of KPMG Peat Marwick (VSB).
 *  (c)  Consent of Richard F. Ober, Jr., Esq.--included in his opinion filed as Exhibit 5 to this Registration Statement.
 *  (d)  Consent of Weil, Gotshal & Manges--included in its opinion filed as Exhibit 8(a) to this Registration Statement.
 *  (e)  Consent of Luse Lehman Gorman Pomerenk & Schick--included in its opinion filed as Exhibit 8(b) to this Registration
         Statement.
  25     Power of Attorney (contained on the signature pages to this
         Registration Statement).
  28(a)  Form of Proxy.
 *  (b)  Opinion of Ryan, Beck & Co. (Included as Appendix B to the
         Proxy Statement-Prospectus included in this Registration
         Statement).

- --------
* To be filed by amendment

+ Previously filed